Exhibit 2.1

STRICTLY CONFIDENTIAL

Execution Version

PURCHASE AND SALE AGREEMENT

by and between

TRINITY INDUSTRIES, INC.

AND

RUSH HOUR INTERMEDIATE II, LLC

Dated as of November 3, 2021

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-ii-

EXHIBITS

Exhibit A	Form of Assignment Agreement
Exhibit B	Calculation of Net Working Capital
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Section 336(e) Election
Exhibit E	Form of R&W Insurance Policy

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is made and entered into and effective as of November 3, 2021 (the “Signing Date”), by and between Trinity Industries, Inc., a Delaware corporation (“Seller”), and Rush Hour Intermediate II, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller owns one hundred percent (100%) of the equity interests of Trinity Highway Products, LLC, a Delaware limited liability company (“THP” or the “Company,” and such equity interests, the “Acquired Interests”);

WHEREAS, THP and certain of its Subsidiaries set forth on Section 1.1(AC) of the Seller Disclosure Schedule (collectively, with THP, the “Acquired Companies”) are engaged in, among other things, the Business;

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Acquired Interests, upon the terms and subject to the conditions of this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Seller to enter into this Agreement, Monomoy Capital Partners IV, L.P., a Delaware limited partnership, and Monomoy Capital Partners IV Parallel, L.P., a Delaware limited partnership (together, the “Guarantors”), have concurrently delivered a duly executed limited guarantee (the “Limited Guarantee”) in favor of Seller pursuant to which the Guarantors are guaranteeing the payment and certain obligations of Buyer under this Agreement, as specified and subject to the terms and conditions in the Limited Guarantee.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1.

“Acquired Companies” means all of the entities set forth on Section 1.1(AC) of the Seller Disclosure Schedule.

“Action” means any action, arbitration, charge, claim, complaint, audit, investigation, mediation, petition, suit, hearing, regulatory action, examination, litigation or similar legal proceeding (including any civil, criminal, administrative, regulatory, or appellate proceeding) by or before, or under the authority of, any Governmental Entity.

“Affiliate” means a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, (i) prior to the Closing, each Acquired Company shall be considered an Affiliate of Seller and not an Affiliate of Buyer and (ii) after the Closing, each Acquired Company shall be considered an Affiliate of Buyer and not an Affiliate of Seller.

“Agreement” means this Purchase and Sale Agreement, as the same may be amended or supplemented, together with all exhibits and schedules attached hereto.

“Ancillary Agreements” means the Transition Services Agreement, the Supply/Distribution Agreement and the Lease Agreement.

“Anti-Money Laundering Laws” means the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, as amended, and any other similar, applicable Law issued, administered or enforced by any Governmental Entity.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Approvals” means any consents, waivers, approvals, Permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Entity.

“Assigned Contracts” means all of the Contracts of the Acquired Companies.

“Assignment Agreement” means an assignment of interests evidencing the assignment and transfer to Buyer of the Acquired Interests in the form of Exhibit A.

“Assumed Liabilities” means (a) all Liabilities of Seller or any of its Subsidiaries (including the Acquired Companies) to the extent relating to, resulting from or arising out of the operation of the Business (including any Actions that relate to, arise out of or result from the operation or conduct of the Business), whether arising before, on or after the Closing Date and (b) those Liabilities set forth on Section 1.1(AL) of the Seller Disclosure Schedule; provided that this definition of “Assumed Liabilities” shall not include, under any circumstances, any Liability set forth in clauses (c), (d), (e), (f) and (g) of the definition of “Excluded Liabilities.”

“Balance Sheet” means the most recent consolidated balance sheet of the Business included in the Financial Statements.

“Base Price” means $375,000,000.

“Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other compensation, pension, retirement, profit sharing, 401(k), severance, salary, continuation, health and welfare, disability, deferred compensation, employment, change-in-control, retention, fringe benefit, bonus, commission, offer letter, employment, individual independent contractor, cash or equity or equity-based incentive or other benefit plan, program, agreement, policy or other arrangement, whether or not subject to ERISA, whether written or oral, excluding any plan that is sponsored, maintained or administered by any Governmental Entity.

“Business” means, subject to the following sentence, the business as conducted by the Acquired Companies (including, for the avoidance of doubt, the manufacture, sale, distribution, and lease of commercial highway products, including guardrail, end terminals, cable and steel longitudinal barriers, crash cushions, truck and trailer mounted attenuators, flexible post delineators, traffic control barriers, water-filled barricades, sign supports, and delineators). For the avoidance of doubt, the Business shall in no event include the businesses, operations and activities of Seller and its Subsidiaries (other than the Acquired Companies) (such excluded businesses, operations or activities, the “Excluded Businesses”).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required to be closed in Dallas, Texas or New York, New York.

“Business Employees” means each employee of the Acquired Companies and those employees of Seller or its Affiliates set forth on Section 1.1(BE)(1) of the Seller Disclosure Schedule, whether active or on Leave; provided that “Business Employees” will not include (a) any of the individuals listed on Section 1.1(BE)(2) of the Seller Disclosure Schedule or (b) any employee on temporary assignment from Seller or an Affiliate thereof (other than an Acquired Company) to the Business.

“Business Benefit Plan” means each Benefit Plan that is sponsored, maintained, contributed to (or required to be contributed to) by the Seller or an Acquired Company or with respect to which the Seller or an Acquired Company has any Liability, in each case, for the benefit of any Business Employee, Former Business Employee, or current or former individual service provider of an Acquired Company.

“Business Intellectual Property” means the Intellectual Property owned, purported to be owned by, or licensed from third parties (other than nonexclusive commercially available licenses) by any Acquired Company.

“Business IT Assets” means the IT Assets owned or licensed from third parties by any Acquired Company.

“Business Permits” means all Permits that are required under applicable Law to permit the Acquired Companies to own and operate the Business in each applicable jurisdiction.

“Business Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), Pub. L. 116–13 and any similar or successor legislation in any U.S. jurisdiction, executive order or executive memo relating to the COVID-19 pandemic, as well as any applicable guidance issued thereunder or relating thereto (including IRS Notice 2020-65, 2020-38 IRB, IRS Notice 2021-11, 2021-6 IRB and the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020), and any subsequent Law intended to address the consequences of the COVID-19 pandemic, including the American Rescue Plan Act, Pub. L. 117–2.

“Cash Amounts” means, of any Person and as of any time, all cash and cash equivalents, bank and other depositary accounts and safe deposit boxes, demand accounts, certificates of deposit, time deposits, checks, negotiable instruments, marketable securities and securities and brokerage accounts and other similar cash items, in each case of such Person as calculated in accordance with GAAP and less (i) any checks, drafts or wire transfers issued or sent by the Acquired Companies prior to the Closing but which have not been cashed or received as of immediately prior to the Effective Time and (ii) Restricted Cash. For the avoidance of doubt, Cash Amounts shall not include any amounts used to pay Transaction Expenses at the Closing after the measurement time for Estimated Closing Cash Amounts.

“Centerville Property” means that certain property located at 950 W. 400 Street, Centerville, Utah 84014.

“Closing Net Working Capital Adjustment” means (a) if the Final Net Working Capital exceeds the Net Working Capital Upper Target, then a positive amount equal to the full amount of such excess, (b) if the Net Working Capital Lower Target exceeds the Final Net Working Capital, then a negative amount equal to the full amount of such excess, or (c) zero, other than as set forth in clauses (a) and (b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B or any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the confidentiality agreement between Seller and Monomoy Capital Management, L.P., dated as of May 24, 2021.

“Contract” means any written or oral contract, agreement, commitment, franchise, indenture, lease, purchase order or license, other than any Permit or Benefit Plan.

“Copyrights” means all copyrights (including all registrations and applications to register the same, and all unregistered copyrights).

“Corporate Subsidiaries” means all Acquired Companies treated as corporations for U.S. federal Income Tax purposes.

“Debt Financing Entities” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, or to purchase securities from or place securities or arrange or provide loans for Buyer in lieu of the Debt Financing under the Debt Commitment Letter, including the parties to the Debt Commitment Letter and any joinder agreements or credit agreements relating thereto; provided that neither Buyer nor any Affiliate of Buyer shall be a Debt Financing Entity.

“Debt Financing Parties” means the Debt Financing Entities and their respective Affiliates and their and their respective Affiliates’ equityholders, members, partners and managed accounts, and the respective officers, directors, employees, agents and representatives of each of the foregoing, and their respective successors and assigns; provided that neither Buyer nor any Affiliate of Buyer shall be a Debt Financing Party.

“Encumbrance” means any lien, license, encumbrance, encroachment, servitude, burden, charge, security interest, pledge, mortgage, deed of trust, hypothecation, conditional sale or restriction on transfer of title. For the avoidance of doubt, “Encumbrance” shall be deemed to include any non-exclusive license (including any sublicense) of Intellectual Property or IT Assets.

“Environmental Law” means any Law relating to human health and safety (to the extent relating to the handling of, or exposure to, Hazardous Materials), pollution or protection of the environment, including all Laws relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, Release, control, or cleanup of any Hazardous Material.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation, remediation and other response actions, costs of administrative oversight, fines, penalties, natural resource damages, property damages, personal injuries, or indemnities), relating to (i) any actual or alleged violation of, or liability arising under, any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment, reclamation, recycling, or disposal of any Hazardous Materials, (iii) the presence, Release or threatened Release of or exposure to any Hazardous Materials, or (iv) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” means all Permits required to be obtained pursuant to Environmental Laws for the ownership or operation of the Business.

“Equity Commitment Parties” means the Affiliates of Buyer that are party to the Equity Commitment Letter.

“Equity Interests” means: (a) the shares of capital stock of a corporation; (b) the general or limited partnership interests of any partnership; (c) the membership or other ownership interest of any limited liability company; (d) the equity securities or other ownership interests of any kind of any other legal entity; or (e) any option, warrant or other right to convert into or otherwise receive any of the foregoing, in any such case, whether owned or held beneficially, of record or legally.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“ERISA Affiliate” means any Person that, together with any Acquired Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Estimated Net Working Capital Adjustment” means (a) if the Estimated Net Working Capital exceeds the Net Working Capital Upper Target, then a positive amount equal to the full amount of such excess (b) if the Net Working Capital Lower Target exceeds the Estimated Net Working Capital, then a negative amount equal to the full amount of such excess or (c) zero, other than as set forth in clauses (a) and (b).

“ET Plus Component Parts” means the products listed on Section 1.1(ET) of the Seller Disclosure Schedule.

“ET Plus End Date” means April 30, 2022.

“ET Plus System” means a cable anchored, energy absorbing guardrail end treatment that may be used on the termination of W-Beam barriers on the shoulder or median of a roadway that is referred to as an ET Plus® System, and includes a head assembly, rail and either a wood post, a Steel Hinged Breakaway Post or a Steel Yielding Terminal Post.

“Excluded Assets” means the assets set forth on Section 1.1(EA) of the Seller Disclosure Schedule, which will remain assets of Seller or its Affiliates from and after the Closing.

“Excluded Employment and Benefit Related Liability” means any Liability of Seller, its Affiliates or the Acquired Companies arising out of or relating to any Business Benefit Plan that is not being transferred to the Business, including under any restricted stock or other equity incentive arrangements relating to Business Employees.

“Excluded Liabilities” means (a) any and all Liabilities of Seller, its Subsidiaries or other Affiliates and the Acquired Companies to the extent unrelated to or not primarily related to the Business, (b) any and all Liabilities of the Acquired Companies to the extent arising out of, resulting from, or relating to the Excluded Assets or the operation of the Excluded Businesses, (c) any and all Liabilities of the Acquired Companies to the extent arising out of, resulting from, or relating to employment, termination of employment or transfer of employment of any person covered by clauses (a) or (b) of the definition of Business Employees or who is otherwise not a Business Employee or Former Business Employee, (d) any Liability for the Income Taxes imposed on any Acquired Company for any Pre-Closing Tax Period (i) as a result of an Acquired Company being a member of the Seller Group prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 or (ii) that is a Pre-Closing State Income Tax, (e) any and all Liabilities set forth on Sections 1.1(EL)(1) and 1.1 (EL)(2) of the Seller Disclosure Schedule, (f) any Excluded Employment and Benefit Related Liability and (g) any Specified Tax Liability; provided, that clauses (a) and (b) of this definition of Excluded Liabilities shall not include, under any circumstances, any Assumed Liability.

“Excluded Marks” means (Y) any names or Trademarks that include the term “Trinity,” Trinity’s tri-diamond logo or any other similar Trademark owned by Seller or any of its Affiliates, and/or (Z) any name or Trademark that is derived from, a variant of or otherwise related to, or that contains or comprises any the foregoing names or Trademarks (in part or whole, including any formatives thereof), and including any contractions, combinations, abbreviations, derivations, translations or transliterations of any such names and/or Trademarks, and any names or Trademarks confusingly similar to, or likely to be confusingly similar to, or dilutive of, any of the foregoing, in any jurisdiction in the world (and regardless of whether alone or in combination with any other words, phrases or designs).

“External Business Employees” means those Business Employees who are not employed by the Acquired Companies, each of whom is listed on Section 1.1(EB) of the Seller Disclosure Schedule.

“Final Net Working Capital Adjustment” means an amount (positive or negative) equal to the Closing Net Working Capital Adjustment minus the Estimated Net Working Capital Adjustment.

“Financing Entities” means the Debt Financing Entities and the Equity Commitment Parties.

“Financing Parties” means the Debt Financing Parties and the Equity Commitment Parties.

“Foreign Antitrust Approvals” shall mean any consents, Approvals, waivers, authorizations, permits, filings or notifications that the Parties, acting reasonably, agree in writing are required or advisable under applicable non-U.S. Antitrust Laws.

“Former Business Employee” means each former employee of an Acquired Company who separated from employment with such Acquired Company prior to the Closing.

“Fraud” shall mean, with respect to any Person, an intentional misrepresentation in the making of a representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement by such Person, with the intent to deceive the party to whom such representation or warranty is made, such that it constitutes actual common law fraud under Delaware Law (but not constructive fraud or negligent misrepresentation).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any nation or government, any state, province, municipality or other political subdivision thereof, and any other foreign or domestic entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any U.S., state, local, supranational or foreign governmental, regulatory or administrative body, agency, department, board, commission or authority, any multi-national organization, any court or judicial authority or mediator, arbitrator or tribunal, whether national, federal, state or local or otherwise, or any arbitral body, or any self-regulatory or multinational authority, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable Law, statute, regulation, order or decree.

“Handling” means the use, storage, disposal, or disclosure of information.

“Hazardous Materials” means any material, substance or waste which is regulated by, or for which liability or standards of conduct may be imposed under, Environmental Law, including any material, substance or waste defined or regulated in any Environmental Law as a hazardous substance, hazardous waste, hazardous material, solid waste, toxic substance, toxic waste, pollutant, or contaminant, and including petroleum or any fraction thereof, natural gas, natural gas liquids, asbestos and asbestos-containing materials, toxic mold, radon, per- or polyfluoroalkyl substances, urea formaldehyde, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” means any Tax measured by or imposed on (in each case in whole or in part) income (however denominated, including franchise, margin and similar Taxes).

“Indebtedness” means, with respect to any Person, without duplication, the outstanding principal amount of and accrued and unpaid interest on any obligations of such Person (including all prepayment penalties, premiums, fees and expenses related to the payment or prepayment thereof) for: (a) any indebtedness for borrowed money of such Person; (b) any obligations of such Person as lessee under any leases which are required to be capitalized in accordance with GAAP, as obligor or guarantor (other than lease obligations which would not have been capitalized under GAAP prior to the implementation of ASC 842); (c) any obligations of such Person for deferred and unpaid purchase price of property or services (other than trade payables and other similar obligations incurred in the ordinary course of business), including under any conditional sale agreement or earn-outs that have not expired or been terminated in accordance with their terms (valued at the maximum expected value); (d) with respect to any Acquired Entity, solely to the extent owed or to be paid by an Acquired Entity (and not Seller or a Retained Subsidiary), (i) any obligation in respect of unpaid severance owed in respect of employees or independent contractors whose employment, service or engagement is terminated prior to the Closing, including the employer portion of any Taxes with respect to such payments (without regard to any ability to defer such Taxes under the CARES Act); (ii) all obligations in respect of bonuses or other incentive compensation that are earned, accrued in accordance with GAAP or otherwise payable (including, for the avoidance of doubt, accrued incentive compensation under any Benefit Plan, safety bonuses, holiday bonuses or other bonuses), including the employer portion of any payroll, social security or employment Taxes with respect to such payments (without regard to any ability to defer such Taxes under the CARES Act); (iii) obligations in respect of advance billings; (iv) all obligations in respect of unfunded pension or deferred compensation obligations with respect to any Business Employees; (v) all obligations with respect to matching, discretionary, or other employer contributions under a retirement plan of Sellers with respect to the Business Employees that are accrued, owed, earned, or otherwise payable at Closing; and (vi) Property Taxes for any Pre-Closing Tax Period beginning on or after January 1, 2021; (e) any reimbursement obligations of such Person with respect to letters of credit, surety bonds, bank guarantees, or banker’s acceptances issued for account of such Person, to the extent drawn; (f) any Liabilities of such Person under any interest rate swaps, collars, caps, foreign currency exchange agreement or similar hedging agreement; (g) any off balance sheet financing of such Person, including synthetic leases and project financing; and (h) any indebtedness referred to in clauses (a) through (g) of this definition of another Person which is either guaranteed by such Person, or secured by a security interest upon any assets of such Person; provided that (x) Indebtedness shall not include any intercompany indebtedness owing by one Acquired Company to another Acquired Company and (y) for purposes of Sections 2.2(b), 2.4(a)(i)(B), 3.12(a)(iv) and 5.1(b)(iii),

Indebtedness shall not include the items set forth in clause (d) of this definition of Indebtedness. For the avoidance of doubt, any amount that constitutes Indebtedness of Seller or any Retained Subsidiary shall not be deemed Indebtedness of any Acquired Company, unless guaranteed by any Acquired Company or secured by a security interest upon any asset of any Acquired Company and which guarantee or security interest has not been released as of the Closing Date, and any amount that constitutes Indebtedness of the Acquired Companies shall not constitute Transaction Expenses and shall be counted only once for purposes of calculating the Indebtedness of the Acquired Companies and Transaction Expenses.

“Intellectual Property” means all intellectual property rights of every kind and nature however denominated, throughout the world, including: Patents, Trademarks, Copyrights, mask work rights, database rights, Trade Secrets, and any and all registrations, applications, recordings, licenses, common-law rights and statutory rights relating to any of the foregoing.

“International” means anywhere outside of the United States.

“IT Assets” means, with respect to any Person, any and all of such Person’s right to any software, networks, computer systems, databases, data rights, reference and resource materials relating thereto and any associated Contracts to which such Person is a party (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements and telecommunications agreements).

“Knowledge of Seller” means the actual knowledge of the individuals set forth on Section 1.1(KS) of the Seller Disclosure Schedule, after reasonable inquiry.

“Law” means any law, statute, code, rule, regulation, constitution, treaty, order, injunction, ordinance, judgment, decree or other binding pronouncement or restriction of any Governmental Entity.

“Leased Real Property” means all real property directly or indirectly leased by any Acquired Company as lessee or sublessee (whether or not further subleased).

“Leave” means any type of leave of absence that entitles the employee to reinstatement upon completion of the leave under the applicable leave policies of the Acquired Companies or applicable Law.

“Liabilities” means any and all debts, guarantees, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, and whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of the applicable Person, including those arising under any Law, claim, demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract, release or warranty, or any fines, damages or equitable relief which may be imposed, in each case, including all costs and expenses relating thereto, including any liability for Tax.

“Losses” means without duplication, losses, damages, assessments, fines, Taxes, fees, Liabilities, claims, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses), penalties, judgments and settlements.

“Material Adverse Effect” means any change, event, development, condition, occurrence or effect that has, had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the ability of Seller to consummate the transactions contemplated hereby on or prior to the Outside Date or (ii) the business, results of operations or condition (financial or otherwise) of the Business, taken as a whole; provided, however, that, with respect to the preceding clause (ii), no such change, effect or event resulting from or arising out of or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to a Material Adverse Effect:

(a) general economic conditions in any of the markets or geographical areas in which the Business operates;

(b) economic conditions or the financial, business, banking, currency, credit or capital markets in general (whether in the United States or any other country or in any international market), including changes in (i) financial or market conditions, (ii) currency exchange rates or currency fluctuations, (iii) prevailing interest rates or credit markets, (iv) the price of commodities (including oil and petroleum products) or raw materials (including steel) and (v) government spending, budgets and related matters;

(c) conditions in the commercial highway products industry generally;

(d) local, national or international political or social actions or conditions, including civil unrest or the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;

(e) natural disasters or weather developments, including earthquakes, hurricanes, tsunamis, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, manmade disasters, acts of God, epidemics, pandemics or disease outbreaks (including the COVID-19 virus and including government actions taken in connection with or in response to any such epidemics, pandemics or disease outbreaks);

(f) changes in Law, GAAP or other applicable accounting standards or interpretations thereof after the date hereof;

(g) any failure to meet internal, Buyer or analyst projections, forecasts, budgets, public estimates or expectations with respect to the Business (it being understood that the underlying causes of such failure may be taken into consideration in determining whether a Material Adverse Effect has occurred to the extent they are not otherwise excluded from this definition of a “Material Adverse Effect”);

(h) the announcement of, or the taking of any action expressly contemplated by, this Agreement and the other agreements contemplated hereby, including by reason of the identity of Buyer or any communication by Buyer regarding the plans or intentions of Buyer after the Closing Date with respect to the conduct of the Business; or

(i) the failure of Buyer to obtain any Approval required in connection with the transactions contemplated hereby;

provided, however, any change, event, development, condition, occurrence or effect resulting from, relating to or arising out of clauses (a) through (e) may nonetheless be taken into consideration in determining whether a Material Adverse Effect has occurred to the extent such change, event, development, condition, occurrence or effect has a materially disproportionate impact on the Business or the Acquired Companies, taken as a whole, as compared to similarly situated businesses in the same industry and in the same geographical area.

“Net Working Capital” means the net of the current assets and current liabilities of the Business that are included in the line item categories of current assets or current liabilities identified in the example attached as Exhibit B hereto, without duplication and without giving effect to the Sale, and prepared in accordance with GAAP, applied on a basis consistent with the accounting principles, practices, procedures, methodologies and policies that were employed in preparing the Financial Statements (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies), as modified by the accounting principles set forth on Exhibit B (collectively, the “Transaction Accounting Principles”). Except as explicitly set forth on Exhibit B hereto, the following items are and shall be excluded from the calculation of Net Working Capital: (a) all receivables and payables between an Acquired Company and another Acquired Company; (b) assets and liabilities relating to Taxes (other than current sales and use Taxes in any jurisdiction in which sales and use tax returns are currently being filed by any Acquired Company and current payroll Taxes, which such sale and use and payroll Taxes shall be included in the calculation of Net Working Capital); (c) amounts outstanding pursuant to intercompany accounts, arrangements, understandings or Contracts to be settled or eliminated at or prior to Closing pursuant to Section 5.9, subject to the actual settlement or elimination thereof; (d) Indebtedness of the Acquired Companies, (e) Cash Amounts of the Acquired Companies and (f) Excluded Assets. With respect to any calculation of Net Working Capital for the purposes of this Agreement, the same line items included in and excluded from the calculation of Net Working Capital in Exhibit B shall be included and excluded, as applicable.

“Net Working Capital Lower Target” means an amount equal to the Target Net Working Capital, minus $3,500,000.

“Net Working Capital Upper Target” means an amount equal to the Target Net Working Capital, plus $3,500,000.

“Organizational Documents” means, with respect to a particular Person, (a) if such Person is a corporation, its certificate or articles of incorporation, organization or formation and its by-laws; (b) if such Person is a general partnership, its partnership agreement and any statement of partnership; (c) if such Person is a limited partnership, its certificate of limited partnership and its limited partnership agreement; (d) if such Person is a limited liability company, its certificate or articles of formation or organization and limited liability company or operating agreement; and (e) any amendment to any of the foregoing.

“Owned Real Property” means all real property owned by any Acquired Company.

“Patents” means issued patents and pending patent applications, including all continuations, divisionals, continuations-in-part, and provisionals, and patents issuing on any of the foregoing, and all reissues, reexaminations, substitutions, renewals and extensions of any of the foregoing, issued or filed under the applicable Laws of the United States or any other jurisdiction or under any international convention.

“Permitted Encumbrance” means: (a) statutory Encumbrances arising by operation of Law with respect to a Liability incurred in the ordinary course of business and which is not delinquent; (b) requirements and restrictions of zoning, licensing, permitting, building and other Laws regulating the use or occupancy of real property, which are not violated by the current use or occupancy of such real property or the operation of the Business; (c) Encumbrances for Taxes that are not in arrears or otherwise due or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (d) rights to Business Intellectual Property granted in the ordinary course of business; (e) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Encumbrances and security obligations that are not delinquent or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (f) all encroachments, overlaps, overhangs, variations in area or measurement, servitudes or easements (including conservation easements and public trust easements, rights-of-way, road use Contracts, covenants, conditions, restrictions, reservations, licenses, Contracts and other matters of public record) and matters which would be disclosed by an accurate survey or physical inspection of the Business Real Property, and which do not materially interfere with the current and ongoing use or operation of the applicable assets or properties they affect or materially interfere with or impair the value, use, occupancy of any of the Business Real Property or the operation of the Business conducted thereon; (g) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security (other than pursuant to Section 303(k) or 4068 of ERISA or Section 430(k) of the Code) or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, performance and return of money bonds and similar obligations; (h) liens arising under conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business; (i) restrictions on transfer resulting from securities Laws; (j) all intercompany Indebtedness between or among Acquired Companies only; (k) Encumbrances granted to any lender at the Closing in connection with any financing by Buyer of the transactions contemplated hereby; provided, however, in each case (other than with respect to the foregoing clause (k)), that none of the foregoing shall include Encumbrances securing Indebtedness for borrowed money; and (l) with respect to Leased Real Property, (i) the terms, conditions, and provisions of the Real Property Leases (as defined below), (ii) any Encumbrance or other matter affecting title to the fee estate underlying such Leased Real Property, (iii) Encumbrances in favor of lessor under the Real Property Leases as to which there is no material default on the part of an Acquired Company, or encumbering the interests of such lessors (or holder of superior interests), and (iv) any right, title or interest of a lessor, sublessor or licensor under any of the Real Property Leases.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust, or any other entity or organization, including a Governmental Entity.

“Personal Information” means any personally identifiable information concerning individuals that (i) is subject to Handling obligations under applicable Law or Contract, (ii) is subject to a requirement, under applicable Law or Contract, that any Person be notified if such information is lost, misused, wrongly accessed, wrongly acquired or compromised, or (iii) constitutes any health or other sensitive information of an individual Person protected by applicable Law or Contract.

“Pre-Closing Period” means any taxable period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such period through the end of the Closing Date.

“Prohibited Party” means (a) (i) Persons identified in the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identifications List, in each case administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, as amended from time to time, and any other sanctions or similar lists administered by the United States government, including the Department of State and Department of Commerce and (ii) any Persons owned fifty percent (50%) or more, directly or indirectly, by such Persons; (b) Persons identified on any Sanctions Law lists of the European Union or any other jurisdiction where any of the Acquired Companies currently has or is proposing to have operations; and (c) Persons identified on any Sanctions Law list of parties identified in a resolution of the United Nations Security Council.

“Property Taxes” means property Taxes of the Acquired Companies or attributable to property owned by the Acquired Companies.

“Real Property Lease” means any lease, sublease or other similar Contract pursuant to which any Acquired Company leases or subleases any Leased Real Property.

“Release” means the release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, disposal, discharge, leaching or migrating of any Hazardous Material into the environment (including ambient air, surface water, groundwater and surface or subsurface strata), including the movement of Hazardous Materials through or in the air, soil, surface water or groundwater.

“Representatives” means, with respect to any Person, such Person’s Affiliates and it and its Affiliates’ respective directors, officers, employees, financing sources, members, owners, partners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Restricted Cash” means any cash which is not freely transferable or usable by the Acquired Companies following the Closing because it is subject to restrictions, limitations, escrows or Taxes on use or distribution by Applicable Law, contractual obligation or otherwise, including restrictions for collateral, on dividends and repatriations or any other form of restriction.

“Retained Subsidiaries” means all of the Subsidiaries of Seller other than the Acquired Companies.

“Sanctions Laws” means (a) economic sanctions Laws administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State; and (b) any other applicable, equivalent and comparable economic sanctions Laws, rules or regulations of a Governmental Entity, including but not limited to, the European Union or other countries.

“Seller Debt Facilities” means (a) that certain Amended and Restated Credit Agreement, dated November 1, 2018, (as amended by that certain Amendment No. 1 to Amended and Restated Credit Agreement, dated July 17, 2020 and further amended by that certain Amendment No. 2 to Amended and Restated Credit Agreement, dated March 16, 2021), among the Seller, as borrower, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent and SunTrust Bank and Wells Fargo Bank, National Association, as co-documentation agents, and (b) that certain Senior Notes Indenture, dated September 25, 2014 (as amended by that certain First Supplemental Indenture, dated September 25, 2014, that certain Second Supplemental Indenture, dated as of March 24, 2015, that certain Third Supplemental Indenture, dated as of April 20, 2017, that certain Fourth Supplemental Indenture, dated November 1, 2018, and further amended by that certain Fifth Supplemental Indenture, dated as of April 22, 2019), among the Seller, as issuer, Trinity Construction Materials, Inc., THP, Trinity Industries Leasing Company, Trinity Marine Products, Inc., Trinity North American Freight Car, Inc., Trinity Parts & Components, LLC, Trinity Rail Group, LLC, Trinity Structural Towers, Inc., and Trinity Tank Car, Inc., as guarantors, together with such other guarantors as may be added from time to time, and Wells Fargo Bank, National Association, as trustee.

“Seller Disclosure Schedule” means the disclosure letter of the Seller referred to in, and delivered to Buyer pursuant to, this Agreement.

“Seller Group” means, with respect to U.S. federal Income Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Seller is a member and, with respect to state, local or foreign income, franchise or similar Taxes, any consolidated, combined or unitary group of which Seller or any of its Affiliates is a member for such state, local or foreign income, franchise or similar Tax purposes.

“Seller Guaranties” means any guarantees (including under any Contract, letter of credit, Real Property Lease or Business Permit), surety bonds, covenants, indemnities, letters of credit, undertakings and similar credit assurances (and any collateral, indemnity or other agreements associated therewith) provided by, on behalf of or for the account of Seller or any of its Retained Subsidiaries in connection with or relating to the Business or the Acquired Companies, in each case, as set forth on Section 1.1(SG) of the Seller Disclosure Schedule.

“Software” means computer software and databases, including object code, source code, firmware and embedded versions thereof and documentation related thereto.

“Solvent” with regard to any Person, means that: (a) the sum of the assets of such Person, both at a fair valuation and at present fair salable value (in each case on a going concern basis), exceeds its Liabilities, including contingent, subordinated, unmatured, unliquidated, and disputed Liabilities; (b) such Person has sufficient capital with which to conduct its business as presently conducted; and (c) such Person has not incurred debts, and does not intend to incur debts, beyond its ability to pay such debts as they mature in the ordinary course of business. For purposes of this definition, “debt” means any Liability on a claim, and “claim” means: a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured. With respect to any such contingent Liabilities, such Liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured Liability.

“Specified Matter” has the meaning set forth on Section 1.1(SM) of the Seller Disclosure Schedule.

“Specified Tax Liability” has the meaning set forth on Section 1.1(STL) of the Seller Disclosure Schedule.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subsidiary” of any Person means, on any date, any Person: (a) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date; or (b) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or more than fifty percent (50%) of the profits or losses are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person.

“System” or “Systems” means all Software, hardware, networks, databases, electronics, platforms, servers, interfaces, applications, websites and related information technology systems and services primarily used or held for use by any Acquired Company, including any outsourced systems and services, that are owned, leased, licensed or primarily used by any Acquired Company.

“Target Net Working Capital” means $76,981,000.

“Tax” means any United States federal, state, county, local or non-United States income, alternative minimum, ad valorem, value added, sales and use, excise, franchise, real and personal property, gross receipts, capital stock, transfer, production, business and occupation, disability, employment, payroll, severance, estimated or withholding tax or other tax, duty (including but not limited to customs duties or fees), fee or assessment imposed by any Taxing Authority, including any interest, addition to Tax or penalties related thereto.

“Tax Proceeding” means any claim, audit, action, suit, proceeding, examination, contest, litigation or other Action by, with or against any Taxing Authority.

“Tax Return” means any return, report, declaration, information return or other document filed or required to be filed with any Taxing Authority with respect to Taxes, including any schedule thereto or amendment thereof.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“Trade Control Laws” means (a) U.S. and any other applicable Laws related to export controls, including but not limited to the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; (b) U.S. and any other applicable Laws related to import controls and/or customs Laws, including but not limited to those administered by U.S. Customs and Border Protection or the Bureau of Alcohol, Tobacco, Firearms, and Explosives; and (c) Sanctions Laws.

“Trade Secrets” means trade secret rights, including all confidential information regarding non-public discoveries and proprietary know-how.

“Trademarks” means all trademarks, service marks, trade dress, logos, slogans, trade names and Internet domain names and other indicia of origin, together with the goodwill symbolized by any of the foregoing, and all registrations and applications relating to the foregoing.

“Transaction Expenses” means, without duplication, solely to the extent unpaid as of the Closing, (a) the amount incurred by the Acquired Companies for fees and expenses of professionals (including investment bankers, attorneys, accountants and other consultants and advisors) retained by the Acquired Companies in connection with the transactions contemplated by this Agreement and any similar transaction with other potential buyers, in each case to the extent incurred on or prior to the Closing Date (including as a result of the Closing), (b) the amount of severance, bonuses, retention payments and other payments required to be paid to any current or former employees or individual service providers by Seller or the Acquired Companies in connection with this Agreement or the transactions contemplated hereby (but excluding any “double trigger” severance or similar payments caused by actions taken by Buyer or any Acquired Company at or after the Closing), including the employer’s portion of payroll and similar Taxes attributable to or associated with such bonuses, retention payments and other change-of-control payments, (c) the employer’s portion of payroll and similar Taxes attributable to or associated with the exercise, payout or cancellation of any Equity Interests in connection with the transactions contemplated hereby, (d) 50% of the premium, Taxes, underwriting fees, brokerage commission and any other costs and expenses due and payable under the terms of the R&W Insurance Policy, including any binder thereto. For the avoidance of doubt, any amount that constitutes Transaction Expenses shall not constitute Indebtedness of the Acquired Companies and shall be counted only once for purposes of calculating the Transaction Expenses and the Indebtedness of the Acquired Companies.

“Transfer Taxes” means any sales, use, stock transfer, real property transfer, transfer, goods and services, value-added, stamp, registration, documentary, conveyancing, recording or similar duties or taxes, together with any interest thereon, and any penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto.

“Transition Services Agreement” means the Transition Services Agreement, to be entered into between Seller and Buyer at Closing in substantially the form of Exhibit C hereto (or as Seller and Buyer may otherwise agree).

“Treasury Regulations” means Treasury regulations promulgated under the Code.

“United States” means the States of the United States and the District of Columbia.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local or foreign Laws regarding the termination or layoff of employees.

“Warranty Obligations” means all Liabilities under any express warranty with respect to products manufactured or sold by the Business.

Section 1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Location
Acquired Companies	Recitals
Acquired Company Releasee	Section 8.20(a)
Acquired Interests	Recitals
Acquisition Transaction	Section 5.21(b)
Allocation	Section 5.13(a)(ii)
Antitrust Division	Section 5.5(b)
Applicable Debt Financing Provisions	Section 8.11
Assigned Software	Section 5.30
Back Office Operations	Section 3.9(b)
Balance Sheet Date	Section 3.6
Bankruptcy and Equity Principles	Section 3.2
Business Product	Section 3.8(b)
Buyer	Preamble
Buyer 401(k) Plan	Section 5.2(c)(iii)
Buyer Benefit Plan	Section 5.2(c)(i)
Buyer Disclosing Party	Section 5.4(e)
Buyer General Liability Policies	Section 5.24(a)
Buyer Insureds	Section 5.24(b)
Buyer Parties	Section 7.3(b)
Buyer’s Allocation	Section 5.13(a)(ii)
Chosen Courts	Section 8.3
Closing	Section 2.3(a)
Closing Cash Amounts	Section 2.4(b)
Closing Date	Section 2.3(a)
Closing Indebtedness	Section 2.4(b)
Closing Net Working Capital	Section 2.4(b)
Closing Transaction Expenses	Section 2.4(b)
Commitment Letters	Section 4.7(a)
Company	Recitals
Confidential Business Information	Section 5.4(b)
Continuation Period	Section 5.2(b)(i)
Covered Parties	Section 5.14
Covered Persons	Section 5.21(a)
Current Representation	Section 8.17(a)
Debt Commitment Letter	Section 4.7(a)
Debt Fee Letter	Section 4.7(a)

Debt Financing	Section 4.7(a)
Designated LOA Employee	Section 5.2(a)(i)
Designated Person	Section 8.17(a)
Disagreement Notice	Section 2.4(c)
Disclosing Party	Section 5.4(c)
Divestiture Actions	Section 5.5(c)
Effective Time	Section 2.3(a)
Equity Commitment Letter	Section 4.7(a)
Equity Financing	Section 4.7(a)
Estimated Closing Cash Amounts	Section 2.4(a)(i)
Estimated Closing Indebtedness	Section 2.4(a)(i)
Estimated Closing Statement	Section 2.4(a)(i)
Estimated Net Working Capital	Section 2.4(a)(i)
Estimated Transaction Expenses	Section 2.4(a)(i)
Excluded Businesses	Section 1.1
Exclusivity Period	Section 5.27
Final Cash Amounts	Section 2.4(h)
Final Closing Adjustment	Section 2.4(i)
Final Indebtedness	Section 2.4(h)
Final Net Working Capital	Section 2.4(h)
Final Purchase Price	Section 2.4(i)
Final Transaction Expenses	Section 2.4(h)
Financial Statements	Section 3.6
Financing	Section 4.7(a)
Financing Related Parties	Section 7.3(b)
FTC	Section 5.5(b)
Governmental Filings	Section 3.4(a)
Guarantors	Recitals
Independent Accounting Firm	Section 2.4(e)
Initial Purchase Price	Section 2.4(a)(ii)
Insurance Policies	Section 3.25
Lease Agreement	Section 5.29
Legacy Policies	Section 5.24(c)
Limited Guarantee	Recitals
Material Contract	Section 3.12(a)
Minimum Cash Balance	Section 5.25
Outside Date	Section 7.1(b)
Payoff Letters	Section 2.4(a)(i)
Permits	Section 3.14(b)
Post-Closing Representation	Section 8.17(a)
Pre-Closing State Income Tax	Section 5.13(c)
Preliminary Adjustment Statement	Section 2.4(b)
Privileged Communications	Section 8.17(b)
R&W Insurance Policy	Section 5.18
Recovery Costs	Section 7.3(b)
Recovery Interest	Section 7.3(b)
Registered Business Intellectual Property	Section 3.16(a)
Resolution Period	Section 2.4(e)
Review Period	Section 2.4(c)
Sale	Section 2.1
Sales Tax Study	Section 5.13(k)

Section 336(e) Elections	Section 5.13(h)(iii)(1)
Section 336(e) Forms	Section 5.13(h)(iii)(2)
Section 338(h)(10) Elections	Section 5.13(h)(ii)(1)
Section 338(h)(10) Forms	Section 5.13(h)(ii)(2)
Seller	Preamble
Seller Confidential Information	Section 5.4(d)
Seller Debt Release Documents	Section 2.3(b)(vi)
Seller General Liability Policies	Section 5.24(b)
Seller Guarantors	Section 5.16(a)
Seller Insureds	Section 5.24(a)
Seller Parties	Section 7.3(b)
Seller Releasee	Section 8.20(b)
Seller’s Allocation Notice	Section 5.13(a)(ii)
Service Credits	Section 5.2(b)(ii)
Signing Date	Preamble
Sufficiency Assets	Section 3.24
Supply/Distribution Agreement	Section 5.27
Support Services	Section 5.10
Terminating Contracts	Section 5.9(a)
Termination Fee	Section 7.3(a)
Termination Payments	Section 7.3(a)
THP	Recitals
Top Customers	Section 3.26(a)
Top Suppliers	Section 3.26(b)
Transaction Accounting Principles	Section 1.1
Transaction Amounts	Section 4.7(c)
Transaction Invoices	Section 2.4(a)(i)
Transferred Employee	Section 5.2(a)(i)
Transitional Trademark License Period	Section 5.11(a)
Union	Section 3.13(b)
Unresolved Items	Section 2.4(e)
VDA Process	Section 5.13(k)
willful and material breach	Section 7.2

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, or cause to be sold, assigned, transferred, conveyed and delivered to Buyer, and Buyer shall purchase and acquire, all of the Acquired Interests, free and clear of all Encumbrances (other than transfer restrictions under securities Laws and any encumbrances granted to any lender at the Closing in connection with any financing by Buyer of the transactions contemplated hereby) (the “Sale”).

Section 2.2 Consideration. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall (on behalf of itself and its Affiliates), in consideration for the purchase of the Acquired Interests pursuant to Section 2.1, pay:

(a) to Seller (or one or more of Seller’s designees) the Initial Purchase Price determined in accordance with Section 2.4(a);

(b) on behalf of the Acquired Companies, to the holders of Indebtedness included in the Estimated Closing Indebtedness and to be paid off on the Closing Date and set forth in the Payoff Letters, the payoff amount with respect to such Estimated Closing Indebtedness calculated in accordance with the Payoff Letters, in accordance with the wire transfer instructions in the Payoff Letters; and

(c) on behalf of the Acquired Companies, to the recipients of the Transaction Expenses, the Estimated Transaction Expenses included in the Estimated Closing Statement and set forth in the Transaction Invoices to the extent applicable, as directed by Seller (other than with respect to Taxes included in Transaction Expenses, which shall be paid by the applicable payor when due in accordance with the terms of this Agreement).

The Initial Purchase Price is subject to adjustment following the Closing in accordance with Section 2.4.

Section 2.3 Closing.

(a) The closing of the Sale (the “Closing”) shall take place through the electronic exchange of documents and signatures at 10:00 a.m. Central time on the date that is three (3) Business Days following the date on which all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the party entitled to the benefits thereof) or at such other place, time and date as may be agreed in writing between Seller and Buyer; provided, however, that the Closing shall not occur prior to the date that is the first Business Day to occur at least forty-five (45) days after the date of this Agreement without the prior written consent of Buyer. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” Except to the extent expressly set forth in this Agreement to the contrary or as required by applicable Tax Law, and notwithstanding the actual occurrence of the Closing at any particular time on the Closing Date, the Closing shall be deemed to have occurred and be effective as of 12:01 a.m. Central time on the Closing Date (the “Effective Time”).

(b) Deliveries by Seller. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall deliver, or cause to be delivered, to Buyer, the following:

(i) a duly executed Assignment Agreement conveying to Buyer the Acquired Interests;

(ii) a duly executed counterpart to the Transition Services Agreement;

(iii) a duly executed counterpart to the Lease Agreement;

(iv) the certificate of Seller required pursuant to Section 6.2(c);

(v) a certificate duly executed by an authorized officer or director of Seller (A) certifying as complete and accurate a copy of the written consent or resolutions, as applicable, of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and each Ancillary Agreement to be executed and delivered by Seller as of the date hereof or as of the Closing Date, and (B) that this Agreement and each such Ancillary Agreement has been executed by authorized officers or directors of Seller;

(vi) documentation reasonably satisfactory to the Buyer, duly executed by the agents, trustees or other representatives of the lenders or other creditors in respect of the Seller Debt Facilities, confirming the release of the Acquired Companies from all obligations under the Seller Debt Facilities, and the termination of any Encumbrances in respect of any assets or Equity Interests of the Acquired Companies securing the Seller Debt Facilities (collectively, the “Seller Debt Release Documents”);

(vii) written resignations of the directors and officers of the Acquired Companies listed on Section 2.3(b) of the Seller Disclosure Schedule, other than any officer who is and will remain an employee of an Acquired Company through Closing and who Buyer informs Seller in writing, at least five (5) Business Days prior to the Closing Date, that it elects to retain such Person as an officer of such Acquired Company;

(viii) confirmation of termination of the Terminating Contracts, any agreements listed on Section 3.18 of the Seller Disclosure Schedule, and the settlement and extinguishment of all intercompany payables, receivables and accounts pursuant to Section 5.9, effective as of the Closing, in each case without further recourse to or liability under such agreements of any Acquired Company, Buyer or any of their respective Affiliates following the Closing; and

(ix) an IRS Form W-9 of Seller.

(c) Deliveries by Buyer. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall deliver, or cause to be delivered, to Seller, the following:

(i) the Initial Purchase Price, by wire transfer of immediately available funds to an account or accounts designated by Seller prior to the Closing;

(ii) a duly executed counterpart to the Transition Services Agreement;

(iii) a duly executed counterpart to the Lease Agreement;

(iv) the certificate of Buyer required pursuant to Section 6.3(c); and

(v) a certificate duly executed by an authorized officer or director of Buyer (A) certifying as complete and accurate a copy of the written consent or resolutions, as applicable, of the governing body of Buyer authorizing the execution, delivery and performance of this Agreement and each Ancillary Agreement to be executed and delivered by Buyer as of the date hereof or as of the Closing Date, and (B) that this Agreement and each such Ancillary Agreement has been executed by authorized officers or directors of Buyer.

Section 2.4 Purchase Price Adjustment.

(a) Determination of Initial Purchase Price.

(i) No later than three (3) Business Days prior to the Closing Date, Seller shall (A) prepare and deliver to Buyer a written certificate (the “Estimated Closing Statement”) setting forth Seller’s good faith estimate of (i) the Net Working Capital as of immediately prior to the Effective Time, prepared in conformity with the requirements of this Agreement, including the Transaction Accounting Principles, and in a format consistent with Exhibit B (the “Estimated Net Working Capital”), (ii) Indebtedness of the Acquired Companies as of immediately prior to the Effective Time, plus any additional per diem amount required to pay off such Indebtedness in full at Closing under any applicable Payoff Letter (the “Estimated Closing Indebtedness”), (iii) Cash Amounts of the Acquired Companies as of immediately prior to the Effective Time (the “Estimated Closing Cash Amounts”), (iv) the Transaction Expenses at the Effective Time (the

“Estimated Transaction Expenses”) and (v) the Purchase Price calculated therefrom, together with supporting detail and information as Buyer may reasonably request to verify the amounts reflected in the Estimated Closing Statement, in each case, prepared in conformity with the requirements of this Agreement, including the Transaction Accounting Principles, (B) deliver to Buyer customary payoff letters containing, if applicable, lien releases with respect to the Acquired Companies (the “Payoff Letters”), from the holders of Indebtedness in respect of the Estimated Closing Indebtedness and (C) deliver to Buyer final invoices issued by each intended beneficiary of Transaction Expenses (the “Transaction Invoices”) that is a third party service provider or otherwise as applicable. Following the delivery of the Estimated Closing Statement and prior to Closing, Buyer shall be entitled to review the Estimated Closing Statement, and Seller shall consider in good faith Buyer’s comments thereto. In connection with Buyer’s review of the Estimated Closing Statement, Buyer and its Representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, and other supporting documents prepared by Seller or its Representatives and used in connection with its calculation of the Estimated Net Working Capital, Estimated Closing Indebtedness, Estimated Closing Cash Amounts and Estimated Transaction Expenses and to finance personnel and accountants of Seller and the Acquired Companies and any other information which Buyer reasonably requests, and Seller shall, and shall cause its Representatives to, cooperate reasonably with Buyer and its Representatives in connection therewith.

(ii) At the Closing, Buyer shall pay to Seller (or one or more of Seller’s designees identified in writing to Buyer prior to Closing) an amount (such amount, the “Initial Purchase Price”) in cash equal to the Base Price, (A) plus the Estimated Net Working Capital Adjustment, (B) minus the Estimated Closing Indebtedness, (C) plus the Estimated Closing Cash Amounts and (D) minus the Estimated Transaction Expenses.

(b) Post-Closing Purchase Price Adjustment. Within sixty (60) days following the Closing Date, Buyer shall deliver to Seller a detailed calculation, along with reasonable supporting detail with respect to the calculation of such amounts (the “Preliminary Adjustment Statement”), of (i) the Net Working Capital as of immediately prior to the Effective Time, prepared in conformity with the requirements of this Agreement, including the Transaction Accounting Principles, and in a format consistent with Exhibit B (the “Closing Net Working Capital”), (ii) the Indebtedness of the Acquired Companies as of immediately prior to the Effective Time, plus any additional per diem amount required to pay off such Indebtedness in full at Closing under any applicable Payoff Letter (the “Closing Indebtedness”), (iii) the Cash Amounts of the Acquired Companies as of immediately prior to the Effective Time (the “Closing Cash Amounts”), (iv) the Transaction Expenses at the Effective Time (the “Closing Transaction Expenses”) and (v) the resulting calculation of the Purchase Price, in each case, prepared in conformity with the requirements of this Agreement, including the Transaction Accounting Principles.

(c) Seller shall have forty-five (45) days (the “Review Period”) following receipt of the Preliminary Adjustment Statement to review the Preliminary Adjustment Statement and to notify Buyer in writing if it disputes any of the items set forth on the Preliminary Adjustment Statement (the “Disagreement Notice”). In connection with Seller’s review of the Preliminary Adjustment Statement, Seller and its Representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, and other supporting documents prepared by Buyer or its Representatives and used in connection with the calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash Amounts and Closing Transaction Expenses and to finance personnel and accountants of Buyer and its Subsidiaries and any other information which Seller reasonably requests, and Buyer shall, and shall cause its Representatives to, cooperate reasonably with Seller and its Representatives in connection therewith.

(d) In the event that Seller shall deliver a Disagreement Notice to Buyer, Buyer and Seller shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, if any, any adjustments to the Preliminary Adjustment Statement and/or the calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Cash Amounts and Closing Transaction Expenses shall be made in writing in accordance with the agreement of Buyer and Seller. If Seller does not deliver a Disagreement Notice to Buyer before the expiration of the Review Period, effective as of 12:01 a.m., Central time, on the day immediately following the last day of the Review Period, the Closing Net Working Capital, Closing Indebtedness, Closing Cash Amounts and Closing Transaction Expenses, as applicable, as shown in the Preliminary Adjustment Statement shall become final, conclusive and binding on the parties hereto and shall constitute the “Final Net Working Capital,” “Final Indebtedness,” “Final Cash Amounts” and “Final Transaction Expenses,” respectively, for purposes of Section 2.4(h) and Section 2.4(i). Any items as to which there is no disagreement shall be deemed agreed.

(e) If Buyer and Seller are unable to resolve any such dispute within thirty (30) days or such longer period as Buyer and Seller shall mutually agree in writing after Seller’s delivery of the Disagreement Notice (the “Resolution Period”), such remaining items in dispute (the “Unresolved Items”) shall be promptly submitted to a mutually acceptable nationally recognized firm of independent certified public accountants (the “Independent Accounting Firm”).

(f) The Independent Accounting Firm shall act as an expert and not as an arbitrator to calculate, based solely on the written submissions of Buyer, on the one hand, and Seller, on the other hand, and not by independent investigation, the Closing Net Working Capital, Closing Indebtedness, Closing Cash Amounts and Closing Transaction Expenses, as applicable, and (i) its calculation must be made in accordance with the requirements of this Agreement, including the Transaction Accounting Principles, and (ii) with respect to each Unresolved Item, the Independent Accounting Firm may not assign a value to any item or other matter greater than the greatest value for such item or other matter claimed by either party or less than the smallest value for such item or other matter claimed by either party. The Independent Accounting Firm shall not review any line items or make any determination with respect to any matter other than with respect to Unresolved Items. The Independent Accounting Firm shall be given reasonable access to all relevant records of the Business to calculate the Closing Net Working Capital, Closing Indebtedness, Closing Cash Amounts and Closing Transaction Expenses, as applicable. Neither Buyer nor Seller nor any of their respective Affiliates shall have any ex parte communications or meetings with the Independent Accounting Firm regarding the subject matter hereof without the other party’s prior written consent.

(g) The Independent Accounting Firm shall submit such verification and calculation to Seller and Buyer as soon as practicable, but in any event within thirty (30) days after the Unresolved Items are submitted to the Independent Accounting Firm. Absent fraud or manifest error, the determination by the Independent Accounting Firm of the Closing Net Working Capital, Closing Indebtedness, Closing Cash Amounts and Closing Transaction Expenses, as applicable, as set forth in a written notice delivered to Buyer and Seller by the Independent Accounting Firm in accordance with this Agreement shall be binding and conclusive on Buyer and Seller, and absent fraud or manifest error, no party shall be entitled to appeal such determination or bring any additional Action, pursuant to this Section 2.4 or otherwise, with respect to the matters that were the subject of such determination. The costs and expenses of the Independent Accounting Firm shall be borne by Buyer and Seller based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if Buyer claims the Closing Net Working Capital is $1,000 less than the amount determined by Seller, and Seller contests only $500 of the amount claimed by Buyer, and if the Independent Accounting Firm ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of the Independent Accounting Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to Seller and forty percent (40%) (i.e., 200 ÷ 500) to Buyer.

(h) (i) The Closing Net Working Capital as determined after all disputes have been resolved in accordance with this Section 2.4 is referred to herein as the “Final Net Working Capital,” (ii) the Closing Indebtedness as determined after all disputes have been resolved in accordance with this Section 2.4 is referred to herein as the “Final Indebtedness,” (iii) the Closing Cash Amounts as determined after all disputes have been resolved in accordance with this Section 2.4 is referred to herein as the “Final Cash Amounts” and (iv) the Closing Transaction Expenses as determined after all disputes have been resolved in accordance with this Section 2.4 is referred to herein as the “Final Transaction Expenses.”

(i) The final purchase price (the “Final Purchase Price”) shall be an amount in cash equal to the Base Price, (i) plus the Final Net Working Capital Adjustment, (ii) minus the Final Indebtedness, (iii) plus the Final Cash Amounts and (iv) minus the Final Transaction Expenses. The difference (either positive or negative) between the Initial Purchase Price and the Final Purchase Price is referred to as the “Final Closing Adjustment,” and the Final Closing Adjustment shall be determined by subtracting the Initial Purchase Price from the Final Purchase Price.

(j) If the Final Closing Adjustment is a positive number, Buyer or its designee shall, within five (5) Business Days after the determination of the Final Closing Adjustment pursuant to this Section 2.4, make payment to Seller by wire transfer of immediately available funds to one or more accounts designated by Seller an amount equal to the absolute value of the Final Closing Adjustment as determined pursuant to this Section 2.4. Buyer shall not have any liability for any amounts due pursuant to this Section 2.4 in excess of the amount paid to Seller pursuant to the previous sentence.

(k) If the Final Closing Adjustment is a negative number, Seller shall, within five (5) Business Days after the determination of the Final Closing Adjustment pursuant to this Section 2.4, make payment to Buyer by wire transfer of immediately available funds to one or more accounts designated by Buyer an amount equal to the absolute value of the Final Closing Adjustment as determined pursuant to this Section 2.4. Seller shall not have any liability for any amounts due pursuant to this Section 2.4 in excess of the amount paid to Buyer pursuant to the previous sentence.

(l) Buyer agrees that, following the Closing through the date that the Final Purchase Price becomes final and binding in accordance with this Section 2.4, all components of the Final Purchase Price shall be calculated in accordance with the terms of this Agreement, including the Transaction Accounting Principles, notwithstanding any actions taken by Buyer after the Closing Date.

Section 2.5 Withholding. Notwithstanding anything in this Agreement to the contrary, any withholding agent, including the Buyer, THP and any other applicable withholding agent, shall be entitled to deduct and withhold from any payment to be made to any Person pursuant to or contemplated by this Agreement any amount that such withholding agent reasonably determined to be required to be deducted and withheld under any applicable Tax Law. Except in the case of compensatory amounts subject to withholding or the Seller’s failure to provide a valid IRS Form W-9, Buyer, THP or any other applicable withholding agent shall use, or shall cause the Buyer, THP or any other applicable withholding agent, to use commercially reasonable efforts to: (a) provide written notice to the Seller no later than three (3) Business Days prior to the Closing Date (or in the case of withholding of Taxes that results from a change in Law enacted after the date hereof, as soon as reasonably practicable following such enactment), indicating in reasonable detail any intention to deduct or withhold any amounts pursuant to this Section 2.5 and the basis therefore, and (b) cooperate in good faith with the Acquired Companies and the Seller to minimize the amount of any applicable withholding or deduction to the extent permitted by applicable Law. Any amount so deducted and withheld by such withholding agent shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such amount was deducted and withheld. Notwithstanding anything to the contrary in this Agreement, all compensatory amounts subject to payroll reporting and withholding payable pursuant to or as contemplated by this Agreement shall be payable through applicable payroll in accordance with applicable payroll procedures.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the applicable Seller Disclosure Schedule, Seller represents and warrants to Buyer, with respect to the representations and warranties set forth in Section 3.27, as of the Closing Date only and, with respect to the other representations and warranties set forth in this Article III, as of the Signing Date only, as follows:

Section 3.1 Due Organization and Good Standing. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and each Acquired Company is, or will be as of the Closing, duly organized and validly existing and, where applicable, in good standing (to the extent such concept is legally recognized under the laws of the jurisdiction of its organization or formation) under the Laws of the jurisdiction of its organization or formation, except where the failure to be so qualified or otherwise authorized or to be in good standing would not reasonably be expected to have a Material Adverse Effect. Each Acquired Company is, or will be as of the Closing, qualified, licensed or otherwise authorized to act as a foreign corporation and, where applicable, is or will be, as the case may be, in good standing (to the extent such concept is legally recognized under the laws of the jurisdiction of its organization or formation) under the Laws of every other jurisdiction in which the ownership or operation of its assets or properties or the conduct or operation of the Business, requires such qualification, license or authorization under applicable Law, except where the failure to be so qualified or otherwise authorized or to be in good standing would not reasonably be expected to have a Material Adverse Effect. The Acquired Companies have the requisite corporate or similar power and authority to own, lease, license and operate its assets or properties and to carry on the conduct of the Business as now conducted in all material respects. Seller has made available to Buyer complete and correct copies of the Organizational Documents of each Acquired Company as presently in effect.

Section 3.2 Authorization of Transaction. Seller and, with respect to any applicable Ancillary Agreement to which it is a party, each Acquired Company has requisite corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller and each Acquired Company of this Agreement and the Ancillary Agreements to which they are a party and the consummation by Seller and each Acquired Company of the transactions contemplated hereby and thereby have been duly and validly authorized by necessary corporate action on the part of Seller and the Acquired Companies, respectively, and no other corporate proceedings on the part of Seller or the Acquired Companies, respectively, are necessary to authorize the execution, delivery and performance by Seller and each Acquired Company of this Agreement and the Ancillary Agreements to which they are a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer, constitutes, and each Ancillary Agreement (to the extent Seller or an Acquired Company is a party thereto), when executed and delivered by Seller or the applicable Acquired Company (assuming due authorization, execution and delivery by the other parties thereto) shall constitute a valid and binding obligation of Seller or the applicable Acquired Company, enforceable against Seller or the applicable Acquired Company in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought (collectively, the “Bankruptcy and Equity Principles”).

Section 3.3 Capital Structure; Subsidiaries.

(a) All of the issued and outstanding Equity Interests of each Acquired Company have been duly authorized and validly issued, are fully paid and non-assessable (if applicable), and have not been issued in violation of and are not subject to, any preemptive rights, rights of first refusal or similar rights. Except as set forth on Section 3.3(a) of the Seller Disclosure Schedule, there are no agreements, securities, options, warrants, call rights, commitments, undertakings, bonds, debentures, notes or other rights, arrangements or indebtedness existing or outstanding that are convertible into, or exchangeable for, Equity Interests of any Acquired Company or provide for the sale or issuance of any Equity Interest of any Acquired Company, or relate to the voting or transfer of such Equity Interests (other than this Agreement and the Organizational Documents of the Acquired Companies) or outstanding or authorized equity appreciation, phantom stock, phantom units, profit participation or similar rights with respect to any Acquired Company. All of the outstanding Equity Interests of each Acquired Company are owned of record or beneficially, directly or indirectly, by Seller free and clear of all Encumbrances, except for restrictions on transfer resulting from securities Laws.

(b) Section 3.3(b) of the Seller Disclosure Schedule sets forth the following information for each Acquired Company: (i) its name and jurisdiction of organization or formation; (ii) the number of authorized shares or other Equity Interests; and (iii) the number of issued and outstanding shares or other Equity Interests, the names of the holders thereof, and the number of shares or other Equity Interests held by each such holder. The Acquired Interests constitute all of the outstanding Equity Interests of THP.

Section 3.4 Governmental Filings.

(a) No filings or registration with, notification to, or authorization, waiver, consent, approval of, or exemption granted by, any Governmental Entity (collectively, “Governmental Filings”) are required under applicable Law in connection with the execution, delivery and performance of this Agreement or the applicable Ancillary Agreements by Seller (or, with respect to any applicable Ancillary Agreement to which it is a party, any Acquired Company) or the consummation by Seller (or any Acquired Company of the transactions contemplated hereby or by any Ancillary Agreement to which it is a Party), except for: (a) in connection, or in compliance with, the applicable Governmental Filings under the HSR Act; (b) Governmental Filings in connection with the Foreign Antitrust Approvals; (c) Governmental Filings that become applicable as a result of matters related to Buyer or its Affiliates or their operation or ownership of the Business; (d) as set forth on Section 3.4(a) of the Seller Disclosure Schedule; or (e) such other Governmental Filings the failure of which to be made or obtained would not reasonably be expected to have a Material Adverse Effect.

(b) To the Knowledge of Seller, the consummation of the transactions contemplated by this Agreement, in and of itself, will not require any testing or re-testing requirements under applicable Law with respect to any Business Product.

Section 3.5 No Conflict or Violation. Except as set forth on Section 3.5 of the Seller Disclosure Schedule, the execution, delivery and performance by Seller (and, with respect to any applicable Ancillary Agreement to which it is a party, any Acquired Company) of this Agreement and the Ancillary Agreements and the consummation by Seller (and, with respect to any applicable Ancillary Agreement to which it is a party, any Acquired Company) of the transactions contemplated hereby and thereby do not: (a) assuming all of the Governmental Filings contemplated by clauses (a) through (e) of Section 3.4(a) and by clauses (a) through (c) of Section 4.3 have been made and/or obtained, violate any applicable Law to which Seller, such Acquired Company or the Business is subject; (b) require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, or require any notice under, or create in any party the right to accelerate, terminate or cancel any Material Contract; or (c) violate the Organizational Documents of Seller or such Acquired Company, except, with respect to the foregoing clauses (a) and (b), for such matters that would not reasonably be expected to have a Material Adverse Effect.

Section 3.6 Financial Statements. Section 3.6 of the Seller Disclosure Schedule contains a true and complete copy of (i) the compiled balance sheets of the Business as of December 31, 2020 and 2019, and the related compiled statements of income for each of the two (2) years in the period ended December 31, 2020, and (ii) the compiled balance sheet of the Business as of August 31, 2021 (the “Balance Sheet Date”), and the related compiled statement of income for the eight (8) months in the period ended (collectively, the “Financial Statements”), each of which has been compiled, but not audited by, Seller’s accountants. Except as set forth on Section 3.6 of the Seller Disclosure Schedule, the Financial Statements (i) have been derived from and are consistent with the books and records of Seller and prepared in accordance with GAAP applied on a consistent basis subject to the absence of footnote disclosures and (ii) fairly present in all material respects the financial condition and the results of operations of the Business as of the respective dates thereof or the periods then ended, in each case except as may be noted therein and subject to normal year-end adjustments; provided that the Financial Statements and the foregoing representations and warranties are qualified by the fact that the Business has not operated as a separate standalone entity and has received certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the Business would incur on a standalone basis and the Financial Statements are not necessarily indicative of what the results of operations, financial position and cash flows of the Business or the Acquired Companies will be in the future.

Section 3.7 No Undisclosed Liabilities. The Business does not have any Liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due, but excluding any Liabilities related or attributable to Taxes) that would be required by GAAP to be reflected or reserved against on a balance sheet of the Business other than: (a) as reflected or reserved against in the Financial Statements (or the notes thereto, if any); (b) as set forth on Section 3.7 of the Seller Disclosure Schedule; (c) the Liabilities or obligations arising under any Assigned Contract (to the extent not reflected in the Financial Statements and other than Liabilities and obligations relating to any breach of any Contract that any Acquired Company is a party to); (d) were incurred since the Balance Sheet Date in the ordinary course of business (but not arising out of or relating to any breach of contract, tort, infringement or other violation of Law); (e) are incurred in connection with this Agreement, the transactions contemplated hereby or the announcement, negotiation, execution or performance of this Agreement or the Ancillary Agreements, (f) will be reflected, reserved, accrued, recorded or included in the Closing Net Working Capital or the Final Closing Adjustment; or (g) that would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole.

Section 3.8 Legal Proceedings; Product Liabilities.

(a) Except as set forth on Section 3.8(a) of the Seller Disclosure Schedule, there are no Actions threatened in writing and there are no, and there have not been during the past three (3) years, Actions pending against an Acquired Company, which would reasonably be expected to be, on an individual basis and not on an aggregate basis, material to the Business, taken as a whole. Except as set forth on Section 3.8(a) of the Seller Disclosure Schedule, as of the date of this Agreement, none of Seller (as relating to the Business) or the Acquired Companies is, or has been during the past three (3) years, subject to any judgment, decree, injunction, investigation or order of, or settlement with, any Governmental Entity which would reasonably be expected to be, on an individual basis and not on an aggregate basis, material to the Business, taken as a whole. Seller and the Acquired Companies have complied with and fulfilled all of their obligations under that certain Administrative Settlement and Compliance Agreement, dated as of June 10, 2016, by and among Seller, the Federal Highway Administration and THP, such agreement has since expired, and neither Seller nor any Acquired Company has any continuing obligations thereunder or any other similar agreement or disposition.

(b) During the past three (3) years, each product designed or manufactured by the Acquired Companies that was sold or leased, and each service provided, by the Acquired Companies or the Business (each, a “Business Product”) has been in conformity with all applicable and express legal and regulatory requirements and contractual commitments of the relevant Acquired Company and all express warranties of such Acquired Company, except for such matters that would reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole. Except as set forth on Section 3.8(b) of the Seller Disclosure Schedule, no Acquired Company has any Liability (and, to the Knowledge of Seller, there is no basis for any present or future Action against any Acquired Company that would reasonably be expected to give rise to any Liability arising from a settlement or a final, binding and non-appealable judgment or order issued by a court of competent jurisdiction) for replacement or repair of any Business Product, any recall of such Business Product, whether voluntary or otherwise, or other damages in connection with the replacement, repair or recall of such Business Product in excess of $1,000,000, subject only to any reserve for warranty claims set forth on the face of the Financial Statements as adjusted for the passage of time in accordance with the past custom and practice of the Acquired Companies, except for such matters that would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole. No Business Product designed or manufactured by the Acquired Companies or the Business that was sold or leased by the Acquired Companies during the past three (3) years is subject to any guaranty, warranty or indemnity beyond such Acquired Company’s then standard terms and conditions of sale or lease (and applicable warranty), except for such matters that would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole. Seller has made available to Buyer sample product warranty forms relating to products manufactured or sold by the Business which will be in effect or otherwise enforceable on and after the Closing Date, and such sample forms are representative in all material respects of the product warranty forms applicable to all Business Products.

Section 3.9 Real Property.

(a) Section 3.9(a) of the Seller Disclosure Schedule sets forth the address of all Owned Real Property as of the date hereof. With respect to each parcel of Owned Real Property: (i) except as set forth on Section 3.9(a)(i) of the Seller Disclosure Schedule, the applicable Acquired Company has valid and marketable fee simple title, free and clear of all Encumbrances except Permitted Encumbrances; (ii) except as set forth in Section 3.9(a)(ii) of the Seller Disclosure Schedule, and other than any Assigned Contract, the applicable Acquired Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than the rights of Buyer pursuant to this Agreement, no Acquired Company has granted to any third party any outstanding written, or to the Knowledge of Seller, oral options, rights of first offer or rights of first refusal to purchase or lease such Owned Real Property or any portion thereof or interest therein; (iv) except as would not be, individually or in the aggregate, material to the Business, no Acquired Company has received written notice of any pending condemnation or similar eminent domain proceeding against any portion of the Owned Real Property and, to the Knowledge of Seller, no such action is presently contemplated or threatened; (v) except for any item that has been resolved or cured in accordance with all applicable Legal Requirements and except as set forth on Section 3.9(a)(v) of the Seller Disclosure Schedule, to the Knowledge of Seller, neither Seller nor an Acquired Company has received written notice from (A) any Governmental Entity that any of the Owned Real Property or the use thereof is not in compliance with applicable Law; (B) a counterparty to any validly existing restrictions, covenants or encumbrances on record that affect title to the Owned Real Property indicating that the Owned Real Property or the use thereof is not in compliance with the terms of such restrictions, covenants or encumbrances; or (C) any insurance company that has issued a policy with respect to any Owned Real Property (1) requiring performance of any structural or other repairs or alterations to such Owned Real Property that have not been completed or (2) cancelling such insurance policy; (vi) except as set forth in Section 3.9(a)(vi) of the Seller Disclosure Schedule, the Owned Real Property is used as of the date of this Agreement solely for the operation of the Business conducted thereon; (vii) to the Knowledge of Seller, each Owned Real Property is served by sufficient public utilities to permit utilization of such Owned Real Property as presently used and all utility connection fees and use charges will have been paid in full as of Closing; and (viii) to the Knowledge of Seller, the areas where the Owned Real Property are located have not been declared blighted by any Governmental Entity, and no part of any Owned Real Property has been designated by any Governmental Entity as wetlands.

(b) Section 3.9(b) of the Seller Disclosure Schedule sets forth (i) the address of all Leased Real Property and (ii) a list of the Real Property Leases and each amendment, modification and supplement thereto. True, correct and complete copies of all Real Property Leases (including all amendments, modifications and supplements) have been delivered to or made available to Buyer. With respect to each Real Property Lease: (A) such Real Property Lease is valid, binding, and enforceable against the applicable Acquired Company and, to the Knowledge of Seller, the other parties thereto, subject to proper authorization and execution of such Real Property Lease by the other party thereto and the Bankruptcy and Equity Principles; (B) no Acquired Company is currently in default under any Real Property Lease and, to the Knowledge of Seller, no other party to such Real Property Lease is in default thereof, and no Acquired Company has, within the one (1) year ending on the date hereof, received any written notice of any default or event under such Real Property Lease which, with the delivery of notice, the passage of time or both, would constitute a default under such Real Property Lease; (C) each Acquired Company has a valid leasehold interest in the applicable Leased Real Property pursuant to the applicable Real Property Lease and such leasehold interest is free and clear of all Encumbrances, other than Permitted Encumbrances; (D) an Acquired Company is in sole possession of the Leased Real Property and no Acquired Company has assigned, transferred, mortgaged or otherwise granted to any Person all or any portion of its respective interest in any of the Real Property Leases or the right to use or occupy such Leased Real Property or any portion thereof; and (E) no Acquired Company has received written notice of any pending condemnation or similar proceeding affecting any portion of the Leased Real Property and, to the Knowledge of Seller, no such action is presently contemplated or threatened, in each case of (A) through (E), except for such matters that, individually or in the aggregate, would not reasonably be expected to be material to the Business, taken as a whole. Except for any real property (excluding Business Real Property) used, owned or occupied by Seller or any of its Affiliates in connection with the performance of any back office corporate level or overhead administrative services, functions or operations by or on behalf of any Acquired Company in connection with the Business (collectively, the “Back Office Operations”), the Business Real Property constitutes all of the real property used, owned or occupied in the operation of the Business.

Section 3.10 Taxes.

(a) Except as set forth on Section 3.10(a) of the Seller Disclosure Schedule:

(i) All income and other material Taxes required to be paid by or with respect to the Acquired Companies have been timely paid in full (whether or not shown on any Tax Return);

(ii) All income and other material Tax Returns required to be filed by or with respect to the Acquired Companies have been timely filed, or valid extensions are in effect;

(iii) All Tax Returns filed with a Taxing Authority by an Acquired Company were true, correct and complete in all material respects; and

(iv) There are no Encumbrances with respect to Taxes upon any of the assets of the Acquired Companies, except those described in clause (c) of the definition of “Permitted Encumbrances.”

(b) The Acquired Companies have deducted, withheld and paid to the appropriate Taxing Authority (or are holding for timely payment) all material Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and the Acquired Companies have complied with all material associated reporting and recordkeeping requirements.

(c) Except as set forth on Section 3.10(c) of the Seller Disclosure Schedule:

(i) There is no audit or other Action concerning any Tax Liability of any Acquired Company pending, being conducted, claimed, raised or threatened by a Taxing Authority of which any Acquired Company has received written notice;

(ii) No Acquired Company has waived any statute of limitations in respect of Taxes or agreed to, or is the beneficiary of, any extension of time with respect to a Tax assessment or deficiency other than (x) in connection with automatic extensions of the due date for filing a Tax Return obtained in the ordinary course of business, or (y) for Taxes which will be included in a consolidated Tax Return filing of Seller;

(iii) No Acquired Company has executed any power of attorney with respect to any Tax relating to the assets of any Acquired Company, other than powers of attorney that will no longer remain in force following the Closing Date; and

(iv) No Acquired Company (A) has, to the extent applicable, any Liability for the Taxes of any Person (other than the Seller Group) under Treasury Regulation Section 1.1502-6, as a transferee or successor, or otherwise by operation of Law, or (B) is a party to any Contract relating to Tax sharing or Tax allocation other than any such Contracts entered into in the ordinary course of business (such as a loan or a lease) the primary purpose of which is not related to Taxes.

(d) Since January 1, 2013, no Acquired Company has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed or has been required to file a combined, consolidated or unitary return under applicable Law, other than the Seller Group.

(e) No Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the three (3) years prior to the date hereof.

(f) No Acquired Company has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any “tax shelter” within the meaning of Section 6662 of the Code.

(g) Section 3.10(g) of the Seller Disclosure Schedule lists the tax status of each Acquired Company, as of the open of business on the Closing Date.

(h) No written claim has been received by any Acquired Company from any Governmental Entity in a jurisdiction where such Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(i) No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) improper method of accounting or change in method of accounting for a taxable period ending on or prior to or including the Closing Date, (ii) any pre-Closing agreement or settlement with a Governmental Entity, (iii) any excess loss account or intercompany transaction entered into on or prior to the Closing Date, (iv) any installment sale or open transaction disposition made on or prior to the Closing Date, or (v) any prepaid amount received on or prior to the Closing Date.

(j) No Acquired Company has made any election to defer any payroll Taxes under the CARES Act (including pursuant to Notice 2020-65 or Notice 2021-11).

(k) No closing agreements, private letter rulings, Tax holiday agreements, technical advice memoranda or similar agreements or rulings related to Taxes have been entered into, issued by or requested from any Governmental Entity with or in respect of any Acquired Company.

(l) There is no material property or obligation of any Acquired Company, including uncashed checks to vendors, customers or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that is, or may become, escheatable or reportable as unclaimed property to any Governmental Entity under any applicable escheatment, unclaimed property or similar Law.

(m) Since the Balance Sheet Date, no Acquired Company has made, changed or revoked any material Tax election, elected or changed any method of accounting for Tax purposes or Tax accounting period, amended any Tax Return; filed any Tax Return in a manner inconsistent with past practice, surrendered any right to, or filed any claim for, a material Tax refund, settled any Action in respect of Taxes, entered into any Contract in respect of Taxes with any Governmental Entity or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment other than in connection with extensions of the due date for filing a Tax Return obtained in the ordinary course of business.

(n) Except for those Subsidiaries set forth on Section 3.10(n) of the Seller Disclosure Schedule, neither the Company nor any of its Subsidiaries has a permanent establishment or has been or is engaged in a trade or business in any country other than the country in which it is organized.

Section 3.11 Absence of Certain Changes. Except as set forth on Section 3.11(a) of the Seller Disclosure Schedule and as otherwise contemplated or permitted hereby, since the Balance Sheet Date, (a) there has not occurred any Material Adverse Effect and (b) through the Signing Date, the Business has been conducted in the ordinary course of business in all material respects. Without limiting the foregoing, except as set forth on Section 3.11(b) of the Seller Disclosure Schedule, since the Balance Sheet Date and through the Signing Date, no Acquired Company has taken any action that, if taken after the date hereof, would require Buyer’s consent under Section 5.1 other than Section 5.1(b)(i)-(iv), (vi), (xii) or (xv) (to the extent related to the foregoing subsections).

Section 3.12 Material Contracts.

(a) Section 3.12(a) of the Seller Disclosure Schedule sets forth a true and complete list of Material Contracts as of the date of this Agreement. For purpose of this Agreement, a “Material Contract” means any Contract that any Acquired Company is a party to as of the date of this Agreement which is in any of the following categories:

(i) any Contract for the purchase or sale of goods or services involving more than $1,000,000 per year that has a remaining term of more than one (1) year;

(ii) any Contract pursuant to which the Acquired Companies are committed to make in 2021 or any calendar year thereafter, any payment in excess of $1,000,000, or any Contract creating any post-Closing obligation of the Acquired Companies of $1,000,000 or more in the aggregate with respect to any such Contract;

(iii) any Contract the express terms of which (A) materially limits or materially restricts the ability of any Acquired Company to (i) conduct the Business in any geographic area or any line of business, (ii) use any material Intellectual Property of the Business, (iii) solicit sales or business from any Person, or (iv) solicit for employment or hire any Person, (B) contains any exclusivity provision, (C) provides any third party “most favored nation” pricing or similar preferential rights, or (D) contains any minimum supply or purchase requirements, right of first refusal, right of first offer or similar rights;

(iv) any Contract relating to the incurrence, assumption or guarantee by an Acquired Company of Indebtedness for borrowed money in any such case with an outstanding balance, individually, in excess of $1,000,000, or by which any Acquired Company has pledged any assets of the Business as security for such Indebtedness;

(v) any Contract that is a partnership agreement, joint venture agreement or any similar agreement that involves sharing profits, losses, costs or liabilities of the Business, in each case, that would reasonably be expected to be material to the Business, taken as a whole;

(vi) any Contract entered into during the three (3) year period immediately preceding the Signing Date (A) pursuant to which an Acquired Company has acquired or disposed of (i) Equity Securities of any other Person (other than THP or any of its direct or indirect wholly owned Subsidiaries) or (ii) assets that would reasonably be expected to be material to the Business taken as a whole (whether by merger, sale of stock, sale of assets or otherwise), in each case in excess of $1,000,000, (B) under which an Acquired Company has an obligation to pay any contingent payments, such as purchase price adjustments or “earn-outs,” in excess of $1,000,000, or (C) under which an Acquired Company has a material indemnification or other obligation to a third party;

(vii) any material Contract with a Top Customer or a Top Supplier that has a remaining term of more than one (1) year;

(viii) any collective bargaining agreement or other Contracts or agreements with any labor organization, union or association;

(ix) any Contract under which the Acquired Companies are, or may become, obligated to incur severance, retention or other compensation obligations that would become payable by reason of this Agreement or the transactions contemplated hereby;

(x) any Contract for the employment or engagement of any director (or equivalent), officer, employee or other Person on a full time or consulting basis providing for base compensation in excess of $165,000 per year;

(xi) any material Contract related to Business Intellectual Property, other than Contracts (A) concerning generally commercially available software (including open-source software), services (including software-as-a-service) with total annual license, maintenance, support and other fees not to exceed $100,000, hardware or other technology and similar agreements entered into in the ordinary course of business, (B) in which grants of rights to use Intellectual Property are incidental to, rather than material to, performance under the Contract, (C) that are non-exclusive and entered into in the ordinary course of business, or (D) with contractors or employees in the ordinary course of business;

(xii) any Contract that is a settlement or similar agreement that (A) obligates the Acquired Companies to make payments in excess of $1,000,000 after the Closing, (B) will materially restrict or otherwise adversely affect the ordinary course operations of the Business after the Closing, or (C) will impose fines or criminal penalties on the Acquired Companies after the Closing;

(xiii) any material Contract with a Governmental Entity related to the Business by which such Acquired Entity agrees to provide goods or services that will ultimately be delivered to or otherwise benefit such Governmental Entity; and

(xiv) any outstanding written commitment to enter into any Contract of the type described in this Section 3.12(a).

(b) Except as set forth on Section 3.12(b) of the Seller Disclosure Schedule and except, for such matters that would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole: (i) each Material Contract (A) constitutes a valid and binding obligation of each applicable Acquired Company party thereto and (B) assuming such Material Contract is binding and enforceable against the other party or parties thereto, is enforceable against each applicable Acquired Company party thereto, except that such enforcement in each case may be limited by the Bankruptcy and Equity Principles; (ii) none of the Acquired Companies are in breach, violation of or default under, and, to the Knowledge of Seller, there is no event which has occurred or circumstance that exists which, with or without the lapse of time or the giving of notice or both, would result in a breach, violation of or default under, any Material Contract; and (iii) none of the Acquired Companies has received any written or, to the Knowledge of Seller, oral notice of termination or non-renewal with respect thereto nor, to the Knowledge of Seller, is any third party to any Material Contract in breach or default under such Material Contract. Prior to the Closing, Seller shall have made available to Buyer correct and complete copies of each Material Contract, together with all amendments and modifications thereto.

Section 3.13 Labor.

(a) True and complete information as to the name, current job title and compensation for all Business Employees and External Business Employees has been made available to Buyer. No executive or key Business Employee or key External Business Employee (i) or group of Business Employees, to Seller’s Knowledge, has given notice of termination of employment or otherwise disclosed plans to terminate employment within the twelve (12) month period following the date hereof, (ii) is employed under a non-immigrant work visa or other work authorization that is limited in duration, or (iii) or officer or director of any of the Acquired Companies has been the subject of any sexual harassment, sexual assault or sexual discrimination arising out of or connected with his or her tenure at the Acquired Companies or Seller.

(b) No Acquired Company or Seller (solely with respect to any External Business Employees) is party to, or otherwise bound by, or currently negotiating any Contract with any trade union, works council, employee representative body or labor organization (covered by the National Labor Relations Act) (each, a “Union”). Except as set forth on Section 3.13(b) of the Seller Disclosure Schedule, to the Knowledge of Seller, there are currently no, and for the past three (3) years, have been no organization efforts, campaigns, petitions, or demands by any Union, or otherwise, for recognition of a Union for the representation of the Business Employees or External Business Employees is pending or threatened. No Business Employee or External Business Employee is represented by a Union.

(c) There are, and for the past three (3) years have been no, strikes, picketing, lockouts, work slowdowns, or work stoppages pending or, to the Seller’s Knowledge, threatened between (x) any of the Acquired Companies, on one hand, and any employees, on the other hand, or (y) Seller, on one hand, and any External Business Employees, on the other hand.

(d) Each of the Acquired Companies and Seller (solely with respect to any External Business Employees) are, and for the past three (3) years have been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, including those related to wages, hours, the classification of employees and independent contractors, and collective bargaining.

(e) None of the Acquired Companies or Seller (solely with respect to any External Business Employees) has incurred within the past three (3) years, and no circumstances exist under which any of the Acquired Companies or Seller (solely with respect to any External Business Employees or other individual service providers of the Business) could reasonably be expected to incur, any material liability arising from the failure to pay wages (including overtime wages), the misclassification of employees as consultants or independent contractors, and/or the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or applicable state Laws.

(f) Except as set forth on Section 3.13(f) of the Seller Disclosure Schedule, for the past three (3) years, none of the Acquired Companies or Seller (solely with respect to any External Business Employees) has instituted any reductions in force or layoffs affecting twenty-five (25) or more employees, put twenty-five (25) or more employees on unpaid leave or furlough, or materially reduced the hours or weekly pay of twenty-five (25) or more employees, in each case, that qualified as an event under, or triggered any notice obligation under, the WARN Act.

(g) Except as set forth on Section 3.13(g) of the Seller Disclosure Schedule, there is not, and for the past three (3) years there has not been, (i) any Action pending, or to the Knowledge of Seller, threatened, with respect to any of the Acquired Companies or Seller (solely with respect to any External Business Employees or other individual service providers of the Business) concerning employment-related matters, including labor, wage and hour, workers’ compensation, wrongful termination, discrimination, plant closings and mass layoffs, or other employment-related grievances, or (ii) any Action pending or, to the Knowledge of Seller, threatened, against or affecting (x) any of the Acquired Companies brought by any current or former applicant, employee or group of employees, or independent contractor of the Acquired Companies or (y) Seller brought by any External Business Employee or other individual service providers of the Business.

(h) The Acquired Companies and Seller (solely with respect to any External Business Employees) have complied in all material respects with all applicable Laws, and have made commercially reasonable efforts to comply with all applicable guidance published by a Governmental Entity, concerning workplace and employee health and safety practices related to the COVID-19 pandemic.

Section 3.14 Compliance with Law.

(a) Except with respect to Laws relating or attributable to Taxes, compensation, environmental, anti-corruption and anti-money laundering, or trade control matters, which shall be governed exclusively by Section 3.10, Section 3.13, Section 3.17, Section 3.22, and Section 3.23, respectively, and except as set forth on Section 3.14(a) of the Seller Disclosure Schedule, (i) the Acquired Companies’ ownership and operation of the Business is in compliance, and has been in compliance for the past three (3) years, with applicable Laws, including the rules, regulations, directives, or policies of the U.S. Department of Transportation and the U.S. Federal Highway Administration applicable to the Business, (ii) no Acquired Company has received any written notice that any material violation of applicable Law is currently being, or may in the future be, alleged or investigated with respect to the Business, and (iii) to the Knowledge of Seller, no investigation of the Business by any Governmental Entity is currently pending or threatened in writing, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole.

(b) Except with respect to Permits required under applicable Environmental Laws (which are addressed exclusively in Section 3.17) or as set forth on Section 3.14(b)(i) of the Seller Disclosure Schedule: (i) the Acquired Companies have all Approvals, permits, certifications, licenses, or other authorizations of Governmental Entities (collectively, “Permits”) required to conduct the Business substantially as conducted on the date hereof and (ii) except for such matters that may arise as a result of the transactions contemplated by this Agreement, to the Knowledge of Seller, no event has occurred that would reasonably be expected to result in the revocation, suspension, or lapse of any Business Permit, in each case of (i) and (ii) except for such matters that would not reasonably be expected to be material, individually or in the aggregate, to the Business, taken as a whole. Section 3.14(b)(ii) of the Seller Disclosure Schedule sets forth a list of internet links to state qualified product lists or similar lists made publicly available by a Governmental Entity applicable to the Business Products of the Acquired Companies as of the Signing Date. Each Business Product currently marketed and sold by the Acquired Companies in the United States is authorized for sale and use in those states in which it is sold. Except as set forth on Section 3.14(b)(iii) of the Seller Disclosure Schedule, during the last three (3) years, neither Seller nor any Acquired Company has received notice from an applicable Governmental Entity that a Business Product has been removed from a state qualified product list or similar lists in connection with alleged performance concerns regarding such Business Product. Except as set forth on Section 3.14(b)(iv) of the Seller Disclosure Schedule, during the last twelve (12) months, nether Seller nor any Acquired Company has received notice from an applicable Governmental Entity that a Business Product has been removed from a state qualified product list or similar lists except in connection with an applicable Government Entity’s adoption of different roadside safety standards or specifications.

(c) Without limiting the generality of the foregoing, except as disclosed on Section 3.14(c) of the Seller Disclosure Schedule, (i) in the last three (3) years, no Acquired Company has been debarred or suspended from, or declared ineligible for, government procurement or government funding, or received any written notice that any debarment, suspension, or declaration of ineligibility is being proposed or considered, under any applicable federal, state or local Law; (ii) to the extent such requirements have been imposed upon them, the Acquired Companies are in compliance in all material respects with the Federal Acquisition Regulation at 48 C.F.R. and all comparable state or local Laws applicable to the Business; (iii) to the extent such requirements have been imposed upon them, the Acquired Companies are in compliance in all material respects with the Buy American Act (41 U.S.C. §§10a-10b) and the Truth-in-Negotiations Act (41 U.S.C. §254b); (iv) to the Knowledge of Seller, no Acquired Company is the subject of any pending claim pursuant to the False Claims Act (31 U.S.C. §§3729 et seq.), and no facts or circumstances exist that would reasonably be expected to give rise to Liability arising from a final, binding and non-appealable judgment or order issued by a court of competent jurisdiction under the False Claims Act or any comparable state or local Laws applicable to the Business against the Acquired Companies; and (v) during the past two (2) years, no Acquired Company has changed the manufacturing specifications of any of the products of the Business in violation of any applicable notification or reporting requirements under applicable Law.

Section 3.15 Employee Benefit Plans.

(a) Section 3.15(a) of the Seller Disclosure Schedule sets forth a list, as of the date hereof, of each material Business Benefit Plan (which, for the avoidance of doubt and solely for purposes of scheduling on Section 3.15(a) of the Seller Disclosure Schedule, shall not include any offer letter, employment or independent contractor agreement which can be terminated by the Company at any time upon no more than thirty (30) days’ prior notice without incurring any severance obligation and which is in the form provided to Buyer). With respect to each such material Business Benefit Plan, Seller or the applicable Acquired Company has made available to Buyer current, true and correct copies of, as applicable: (i) the plan document (or if the Business Benefit Plan has not been reduced to writing, a written summary of the material terms), (ii) the most recent summary plan description and any summaries of material modifications, (iii) the most recent determination or opinion letter from the Internal Revenue Service, (iv) the most recent Form 5500 report, including all schedules and attachments, and (v) any material, non-routine notices, letters or other correspondence with any Governmental Entity within the prior three years with regard to such Business Benefit Plan.

(b) Each Business Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and is the subject of a favorable determination letter from the Internal Revenue Service (or is entitled to rely upon a favorable opinion or advisory letter issued by the Internal Revenue Service) to the effect that such Business Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from U.S. federal Income Tax under Sections 401(a) and 501(a) of the Code, respectively. Nothing has occurred since the date of such letter that would reasonably be expected to adversely affect the qualification of such Business Benefit Plan or result in material liability to an Acquired Company.

(c) There are no pending or, to the Knowledge of Seller, threatened Actions or claims (other than routine claims for benefits) with respect to any Business Benefit Plan.

(d) The Business Benefit Plans have been established, maintained, operated, funded, and administered in compliance in all material respects with their terms and with applicable Law. All required contributions to, and premiums or other payments on account of, each Business Benefit Plan have been made on a timely basis as required by the terms of such Business Benefit Plan and applicable Laws or have been accrued in the applicable Acquired Company’s financial statements in accordance with the Acquired Company’s accounting principles.

(e) Except as provided on Section 3.15(e) of the Seller Disclosure Schedule, no Business Benefit Plan is, and none of the Seller, any Acquired Company or any of their respective ERISA Affiliates has within the past six (6) years sponsored, maintained, contributed to (or been obligated to contribute to), or had any Liability with respect to: (i) any defined benefit pension plan or any plan, program, or arrangement that is subject to Title IV of ERISA, (ii) a “multiemployer plan” within the meaning of Sections 3(37) and 4001(a)(3) of ERISA, (iii) a “multiple employer plan” as defined in Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No Business Benefit Plan provides for, and no Acquired Company has any obligations to provide, post-employment health or welfare benefits, except as required by COBRA at the sole expense of the participant.

(f) Each Business Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(l) of the Code) subject to Section 409A of the Code complies with, and has been established, operated, maintained and administered in all material respects in compliance with Section 409A of the Code. No Person is entitled to any gross-up, make-whole, or other additional payment from any Acquired Company in respect of any Tax or interest or penalty related thereto under Section 409A of the Code, Section 4999 of the Code, or otherwise.

(g) Except as provided on Section 3.15(g) of the Seller Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall, either alone or in combination with another event: (i) entitle any Business Employee, Former Business Employee, or individual service provider of an Acquired Company to severance pay or any other payment or provision of compensation or employee benefits; (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such individual; (iii) require a contribution or payment by an Acquired Company to or under any Benefit Plan; or (iv) result in any payments or benefits that, individually or in combination with any other payment or benefit, could result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code.

(h) No Acquired Company has any currently outstanding loans to, or promissory notes for the benefit of, any individual independent contractor, employee or service provider of the Acquired Companies other than loans or promissory notes in the ordinary course of business in compliance with the terms of any retirement plan qualified under Section 401(a) of the Code; provided that trade payables and other similar obligations incurred in the ordinary course of business shall not be deemed a “loan” or “promissory note” for purposes of this Section 3.15(h).

Section 3.16 Intellectual Property.

(a) Section 3.16(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all granted and applications to grant Business Intellectual Property (all such Business Intellectual Property required to be set forth on Section 3.16(a), the “Registered Business Intellectual Property”). The Registered Business Intellectual Property is owned or, where indicated on Section 3.16(a) of the Seller Disclosure Schedule licensed, by an Acquired Company, free and clear of all Encumbrances, other than Permitted Encumbrances and validly recorded in the name of an Acquired Company (except for domain names held on behalf of an Acquired Company by a privacy proxy for such Acquired Company). No Registered Business Intellectual Property is licensed to a third party on an exclusive basis. All maintenance fees, annuities, and other payments due or payable in respect of the Registered Business Intellectual Property, and all statements, declarations, certificates, and other material documents, in each case to the extent necessary to prosecute and maintain such Registered Business Intellectual Property, have been properly paid and filed. All assignments and other instruments necessary to establish and record an Acquired Company’s ownership interest in the Registered Business Intellectual Property have been validly executed, delivered, and filed with the relevant Governmental Entity. Except as provided on Section 3.16(a) of the Seller Disclosure Schedule, no Patents included in Registered Business Intellectual Property, provided that maintenance fees are paid and necessary documents are filed, are expected to expire within five (5) years of the Closing Date. To the Knowledge of the Seller, all such Business Intellectual Property is valid, subsisting and enforceable.

(b) Except as set forth on Section 3.16(b) of the Seller Disclosure Schedule, or as would not reasonably be expected to have a Material Adverse Effect, the Acquired Companies own free and clear of all Encumbrances other than Permitted Encumbrances or have adequate rights to use all material Intellectual Property used in connection with the Business without any infringement, misappropriation or violation of the Intellectual Property of others, and as of the Closing (but without giving effect to the Sale), the Business Intellectual Property and the Intellectual Property licensed, or with respect to which rights, services or other benefits are made available to Buyer, the Acquired Companies or their respective Affiliates under the Ancillary Agreements, constitute all of the Intellectual Property necessary for the conduct of the Business in all material respects as conducted immediately prior to the Closing Date. Except as set forth on Section 3.16(b) of the Seller Disclosure Schedule, and except for any Intellectual Property that is not material to the operation of the Business or publicly available, commercial software packages which can be readily obtained by Buyer for expected total annual fees not exceeding $250,000, or with respect to which rights, services or other benefits are made available to Buyer, the Acquired Companies or their respective Affiliates under the Ancillary Agreements, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the Acquired Companies’ rights in any Business Intellectual Property or other Intellectual Property used in connection with the Business (except the Excluded Marks) and will not result in the breach of, or create on behalf of any third party or the Seller or its Affiliates, the right to terminate, the right to increase fees payable (solely as a result of the consummation of the transactions contemplated by this Agreement) or modify any agreement relating to Business Intellectual Property or other Intellectual Property used in the Business (except the Excluded Marks) as to which the Seller or any of its Affiliates (including Acquired Companies) is a party and pursuant to which the Acquired Company is authorized or licensed to use any third party Intellectual Property or Intellectual Property of Seller and its Affiliates (including Acquired Companies), except in each case as would not reasonably be expected to have a material impact on the Business, taken as a whole.

(c) Except as set forth on Section 3.16(c) of the Seller Disclosure Schedule, to the Knowledge of Seller: (i) neither the conduct of the Business nor the use of any products or services of the Business has, in the last three (3) years, infringed upon, misappropriated, diluted, or violated any Intellectual Property of any Person, and (ii) Seller and its Affiliates (including the Acquired Companies) have not, in the last three (3) years, received any written charge, complaint, claim, demand, or notice alleging interference, infringement, dilution, misappropriation, or other violation of Intellectual Property of any Person in connection with the Business, and there is no Action pending before any Governmental Entity or threatened in writing against Seller and its Affiliates (including the Acquired Companies) alleging such infringement.

(d) Except as set forth on Section 3.16(d) of the Seller Disclosure Schedule or as would not reasonably be expected to have a material impact on the Business taken as a whole, to the Knowledge of Seller: (i) no Person has, in the last three (3) years infringed upon, misappropriated, diluted or otherwise violated any Business Intellectual Property, and (ii) Seller and the Acquired Companies have not, in the last three (3) years, made any charge, complaint, claim, demand, or notice against or to any Person alleging interference, infringement, dilution, misappropriation, or violation of any Business Intellectual Property (including any invitation to license or demand to refrain from using any Business Intellectual Property).

(e) Seller and the Acquired Companies have maintained commercially reasonable practices to protect the confidentiality of the Acquired Companies’ Trade Secrets. Seller and the Acquired Companies have in place commercially reasonable policies and procedures that require that all employees and contractors of the Acquired Companies who contributed to any Business Intellectual Property material to the Acquired Companies to execute Contracts that assign to one of Seller and the Acquired Companies all of such Person’s respective rights to such Intellectual Property.

(f) Except as set forth on Section 3.16(f) of the Seller Disclosure Schedule and except for any Systems that are not material to the operation of the Business or publicly available, commercial software packages which can be readily obtained by Buyer for expected total annual fees not exceeding $250,000, the Acquired Companies lawfully own, lease or license all material Systems that are used in the operations of the Business. In the past two (2) years, there has been no failure or other material substandard performance of any System, which has caused a material disruption to the Acquired Companies. To the Knowledge of the Seller, no Acquired Companies are in material breach of any of Contract relating to material Systems. The Seller and the Acquired Companies have not been subjected to an audit of any kind in connection with any license or other Contractual Obligation pursuant to which any such Person hold rights to any third-party Software, nor has received any notice of intent to conduct any such audit, in connection with the Business, except in each case as would not reasonably be expected to have a material impact on the Business, taken as a whole.

(g) Other than set forth in Section 3.12(a)(iii) and (xi) and this Section 3.16, no other representation or warranty shall be made in respect of intellectual property matters.

Section 3.17 Environmental Matters.

(a) Except as set forth on Section 3.17 of the Seller Disclosure Schedule:

(i) the operations of the Business are in material compliance, and have been in material compliance for the three (3) year period immediately preceding the Closing Date, with all applicable Environmental Laws;

(ii) the Acquired Companies have obtained and possess all material Environmental Permits, all such Environmental Permits are in full force and effect, and the Acquired Companies are, and for the three (3) year period immediately preceding the Closing Date have been, operating in material compliance with such Environmental Permits;

(iii) no material Action is pending, or, to the Knowledge of Seller, threatened, relating to Environmental Law to the extent affecting the Business, or which would reasonably be expected to result in revocation of, or additional material restrictions in, any Environmental Permits, or which would be the source of material, ongoing obligations or requirements as of the Closing Date;

(iv) other than regulatory orders of general applicability, no Acquired Company is subject to any pending judgment, order or decree or similar ruling pursuant to Environmental Law with respect to the Business, except as would not reasonably be expected to be material to the Business, taken as a whole;

(v) in the three (3) year period immediately preceding the Closing Date, no Acquired Company has received a written notice from any Person regarding a violation of Environmental Laws or the Release of Hazardous Materials in connection with the Business which has not been responded to and complied with (in either case, to the extent response or compliance is required), except as would not reasonably be expected to be material to the Business, taken as a whole;

(vi) no Acquired Company has, and to the Company’s Knowledge, no other Person has, stored, transported, disposed of, arranged for the disposal of, or Released any Hazardous Materials in a manner that has given or would reasonably be expected to give rise to material Liabilities of any Acquired Company pursuant to Environmental Law; and

(vii) except as set forth in the Real Property Leases and Material Contracts, the Business has not expressly assumed any Liability, including any obligation for corrective or remedial action, of any other Person under Environmental Laws, except as would not reasonably be expected to be material to the Business, taken as a whole.

(b) Other than as set forth in this Section 3.17, no other representation or warranty shall be deemed to be made with respect to any environmental matters, human health and safety (to the extent relating to the handling of, or exposure to, Hazardous Materials), pollution or protection of the environment, including any matters arising under Environmental Laws, or any matters relating to Hazardous Materials. Seller has delivered or otherwise made available for inspection to the Buyer true, complete and correct copies and results of any material reports, studies, analyses, tests or monitoring possessed by the Seller pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Acquired Companies, or regarding the Acquired Companies’ compliance with applicable Environmental Laws.

Section 3.18 Transactions with Affiliates. Except (a) as set forth on Section 3.18 of the Seller Disclosure Schedule, (b) for the Ancillary Agreements and the transactions contemplated thereby and (c) as contemplated by Section 5.9, following the Effective Time: (i) none of Seller or any Retained Subsidiary will have any ownership, financial or other interest in any asset used in the Business; (ii) neither Seller nor any Retained Subsidiary will owe any Indebtedness to any Acquired Company; (iii) there will be no agreements or arrangements between Seller or any Retained Subsidiary, on the one hand, and any Acquired Company, on the other hand, and (iv) to the Knowledge of Seller, except for any employment, management, consulting or similar contract, agreement, arrangement or letter, there will be no Contract with any director or executive officer of Seller or any Acquired Company, on the one hand, and any Acquired Company, on the other hands.

Section 3.19 Brokers’ Fees. With the exception of fees and expenses payable to Persons listed on Section 3.19 of the Seller Disclosure Schedule, which shall be the sole responsibility of Seller, neither Seller nor any of its Subsidiaries has employed any other broker, investment banker, financial advisor or other person who would have a valid claim for a fee or commission from Buyer or the Acquired Companies in connection with the transactions contemplated by this Agreement.

Section 3.20 Privacy and Data Security.

(a) Except as set forth on Section 3.20(a) of the Seller Disclosure Schedule, the Handling of any Personal Information in connection with the Business by the Seller, the Acquired Companies and their Affiliates concerning individuals (including, as applicable, customers and employees) is in compliance with all applicable privacy policies, terms of use, contractual obligations and Laws applicable to such Persons, in each case except as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole. Except as would not be reasonably expected to be material to the Business taken as a whole, the Seller, Acquired Companies and their Affiliates maintain policies and procedures regarding data security and privacy, and maintain, administrative, technical and physical safeguards with respect thereto, that are commercially reasonable.

(b) Except as set forth on Section 3.20(b) of the Seller Disclosure Schedule, in the two (2) year period immediately preceding the date of this Agreement, there have been, to the Knowledge of Seller, no security breaches relating to, or violations of any security policy regarding, or any unauthorized access to or misuse (by any means) of, any Personal Information used or held for use by the Acquired Companies in connection with the Business, in each case except as would not be reasonably expected to be material to the Business, taken as a whole.

Section 3.21 Regulatory Matters. Except as set forth in Section 3.21 of the Seller Disclosure Schedule, (i) during the past three (3) years, none of the Acquired Companies nor, to the Knowledge of Seller, any of their directors, managers or officers are or have been suspended or debarred from doing business with any Governmental Entity or is or has been the subject of a finding of non-responsibility or ineligibility for contracting with any Governmental Entity; and (ii) to the Knowledge of Seller, the Acquired Companies’ cost accounting system are in compliance with applicable Law, except for such noncompliance which would not reasonably be expected to be material to the Business, taken as a whole.

Section 3.22 Anti-Corruption and Anti-Money Laundering.

(a) Currently and during the past three (3) years, none of the Acquired Companies or any of their respective directors, managers, officers, or, to the Knowledge of Seller, agents or employees, each authorized and in its capacity to act on behalf of the Acquired Companies, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment or unlawfully offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, or (iii) made any other unlawful payment, nor have any of them otherwise taken any action which would reasonably cause any Acquired Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, or any other similar, applicable Law related to anti-corruption, except for such noncompliance which would not reasonably be expected to be material to the Business, taken as a whole.

(b) Currently and during the past three (3) years, none of the Acquired Companies, or any of their respective directors, managers, officers, or, to the Knowledge of Seller, agents or employees, each authorized and in its capacity to act on behalf of the Acquired Companies, have materially violated Anti-Money Laundering Laws.

Section 3.23 Trade Control Matters.

(a) Each Acquired Company is, and during the past three (3) years has been, in compliance with all Trade Control Laws applicable to it, the Business, or its properties or assets, except for such noncompliance which would not reasonably be expected to be material to the Business, taken as a whole. Except as set forth in Section 3.23(a) of the Seller Disclosure Schedule, during the past three (3) years, none of the Acquired Companies has received from or submitted to a Governmental Entity any written communication alleging that it is not or has not been in compliance with Trade Control Laws during the past three (3) years, except for such noncompliance which would not reasonably be expected to be material to the Business, taken as a whole.

(b) None of the Acquired Companies or any of their respective directors, officers, or, to the Knowledge of Seller, employees or agents is a person that is, or is acting under the direction of, on behalf of or for the benefit of a person that is, or is owned or controlled by a Person that is (i) a Prohibited Party, (ii) located, organized or ordinarily resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws (currently, Crimea, Cuba, Iran, North Korea, and Syria), or (iii) otherwise a party with which transactions are prohibited under Sanctions Laws.

Section 3.24 Assets. Except as set forth on Section 3.24 of the Seller Disclosure Schedule, each Acquired Company has good and valid title to or, in the case of Leased Real Property, has a valid leasehold interest in all of its respective properties, rights and assets, whether real or personal, tangible or intangible, including all assets reflected in the Financial Statements or acquired after the Balance Sheet Date, except for such assets that have been sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business or otherwise not in violation of this Agreement (such assets, collectively, the “Sufficiency Assets”), in each case, free and clear of all Encumbrances, subject only to Permitted Encumbrances. For the avoidance of doubt, none of the Sufficiency Assets are subject to any Encumbrance in favor of Seller, its Subsidiaries or Affiliates. Other than the Back Office Operations, the Excluded Assets, the Excluded Liabilities and the individuals listed on Section 1.1(BE)(2)) of the Seller Disclosure Schedule and any properties, rights and assets associated with the foregoing, the Sufficiency Assets, together with the properties, rights and assets made available under the Transition Services Agreement and the Contracts that will be assigned from Seller to the Company between the Signing Date and the Closing Date, constitute all rights, title, interests and other assets, tangible and intangible, and are sufficient for the conduct of the Business immediately following the Closing in substantially the same manner as conducted as of the date of this Agreement. The Business is operated in its entirety through the Acquired Companies other than the Back Office Operations, the Excluded Assets, the Excluded Liabilities and the individuals listed on Section 1.1(BE)(2)) of the Seller Disclosure Schedule. All of the tangible personal property of the Acquired Companies (other than inventory) is, in all material respects, suitable for their present uses, is in good working order, operating condition and state of repair (ordinary wear and tear excepted), and has been maintained in all material respects in accordance with normal industry practice.

Section 3.25 Insurance. Section 3.25 of the Seller Disclosure Schedule sets forth a true and complete list of all material insurance policies in force with respect to the Business and the Acquired Companies (collectively, the “Insurance Policies”), together with, for each such Insurance Policy, the line of cover, carrier, policy period, and key limits and deductibles, and whether such Insurance Policy has a claims-made or occurrence-forms claim trigger. Copies of the Insurance Policies have been made available to Buyer. Except as would not reasonably be expected to be material to the Business, taken as a whole, the Insurance Policies are in full force and effect and shall remain in full force and effect in accordance with their terms following the Closing (except that the coverages thereunder shall not extend to any incidents occurring after the Closing). The Insurance Policies provide coverage for the normal risks incident to the Business, and are, to the Knowledge of Seller, comprised of the types and at least the amounts customarily carried by businesses of similar size in the same industry. During the past three (3) years, except with respect to the Excluded Liabilities, there is and has been no material claim pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or as to which any insurer has made any reservation of rights or refused to cover all or a portion of such claims. During the past three (3) years, (a) to the Knowledge of Seller, there is no default with respect to any provisions contained in any Insurance Policy nor has there been any failure to give notice of or present any claim under any Insurance Policy in a due and timely fashion and (b) no written notice of cancellation by any third-party insurer of any Insurance Policy has been received.

Section 3.26 Top Customers and Top Suppliers.

(a) Section 3.26(a) of the Seller Disclosure Schedule sets forth a list of the ten (10) largest customers of the Business on a consolidated basis (the “Top Customers”), as measured by the dollar value of sales from the Business to such customers for the last twelve (12) month period ended on August 31, 2021, together with the dollar amount each Top Customer paid during such period. No Top Customer has, or within the past twelve (12) months has: (i) threatened in writing or, to the Knowledge of Seller, orally, to cancel or otherwise terminate, not renew or materially reduce the relationship of such Person with the Business or (ii) been engaged in any material dispute with any Acquired Company regarding the Business.

(b) Section 3.26(b) of the Seller Disclosure Schedule sets forth a list of the ten (10) largest suppliers of the Business on a consolidated basis (the “Top Suppliers”), as measured by the dollar value of Business purchases from such supplier for the last twelve (12) month period ended on August 31, 2021, together with the dollar amount each such Top Supplier was paid during such period. No Top Supplier has, or within the past twelve (12) months has: (i) threatened in writing or, to the Knowledge of Seller, orally, to cancel or otherwise terminate, not renew or materially reduce the relationship of such Person with the Business or (ii) been engaged in any material dispute with any Acquired Company regarding the Business.

Section 3.27 Product Liability, False Claims Act or Similar Litigation. Except as set forth on Section 3.27 of the Seller Disclosure Schedule, no litigation has been filed with a Governmental Entity between the Signing Date and the Closing that names any Acquired Company, or to the extent relating to the Business, names Seller or any of its Affiliates (other than the Acquired Companies), as a defendant and results from or arises out of any claim or claims (a) to the Knowledge of Seller, made pursuant to the False Claims Act (31 U.S.C. §§3729 et seq.), or state law false claims act equivalents, (b) made by a Governmental Entity (and not any individual or private party) pursuant to other federal or state laws or regulations governing compliance with in-field safety performance, testing, approval or certification of any Business Product, (c) arising out of the injury to third-party individuals or property as a result of the ownership, possession or use of any Business Product or (d) that is substantially related in legal theory to the claims set forth in the preceding clauses (a) and (c).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller, as of the Signing Date, as follows:

Section 4.1 Due Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware.

Section 4.2 Authorization of Transaction. Buyer has requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes, and each Ancillary Agreement, when executed and delivered by Buyer (assuming due authorization, execution and delivery by the other parties thereto) shall constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforcement may be limited by the Bankruptcy and Equity Principles.

Section 4.3 Governmental Filings. No Governmental Filings are required under applicable Law in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements by Buyer or the consummation by Buyer of the transactions contemplated hereby or thereby, except: (a) in connection, or in compliance with, the applicable Governmental Filings under the HSR Act; (b) Governmental Filings in connection with the Foreign Antitrust Approvals; or (c) such other Governmental Filings the failure of which to be made or obtained would not materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or any Ancillary Agreement or perform its obligations hereunder or thereunder.

Section 4.4 No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not: (a) assuming all Governmental Filings contemplated by clauses (a) through (e) of Section 3.4 and clauses (a) through (c) of Section 4.3 have been made and/or obtained, violate any applicable Law to which Buyer is subject; (b) require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, or require any notice under, or create in any party the right to accelerate, terminate or cancel any material Contract to which Buyer is a party; or (c) violate the Organizational Documents of Buyer, except with respect to the foregoing clauses (a) and (b) as would not, individually or in the aggregate, materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or by any Ancillary Agreement or perform its obligations hereunder or thereunder.

Section 4.5 Legal Proceedings. As of the date of this Agreement, there are no Actions pending or threatened against or by Buyer or any of its Affiliates or Representatives which would reasonably be expected to materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or by any Ancillary Agreement or to perform its obligations hereunder or thereunder or seek to enjoin or prohibit consummation of the transaction contemplated hereby or thereby. As of the date of this Agreement, Buyer is not subject to any judgment, decree, injunction or order of any Governmental Entity which would materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or any Ancillary Agreement or perform its obligations hereunder or thereunder.

Section 4.6 Acquisition of Equity for Investment. Buyer (either alone or with its advisors) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of Buyer’s purchase of the Acquired Interests. Buyer confirms that it can bear the economic risks of its investment in the Acquired Interests and can afford to lose its entire investment in the Acquired Interests, that it has been furnished the materials relating to Buyer’s purchase of the Acquired Interests which Buyer has requested, and that Seller and the Acquired Companies have provided Buyer and its Representatives the opportunity to ask questions of the officers and management employees of the Business and to acquire additional information about the Business. Buyer is acquiring the Acquired Interests for investment and not with a view toward, or for the offer or sale in connection with, any distribution or sale of the Acquired Interests or any interest therein, or with any present intention of distributing or selling such Acquired Interests. Buyer agrees that the Acquired Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available thereunder.

Section 4.7 Financing.

(a) Buyer has delivered to Seller a true, complete and correct copy of (i) an executed debt commitment letter, including all exhibits and schedules thereto, pursuant to which the Debt Financing Entities party thereto have agreed, on the terms and subject to the conditions set forth therein, to provide Buyer, directly or indirectly, with debt financing in the amounts set forth therein (together with an executed closing payment letter (the “Debt Fee Letter”) associated therewith (which such Debt Fee Letter may be customarily redacted to omit fee amounts and other economic or commercially sensitive information that is customarily redacted in connection with transactions of this type and that does not adversely affect the availability, conditionality, enforceability, termination or amount of the Debt Financing)) (collectively, the “Debt Commitment Letter”) and (ii) an executed equity commitment letter, pursuant to which the Equity Commitment Parties have agreed, on the terms and subject to the conditions set forth therein, to provide Buyer with equity financing in the amount set forth therein (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”). The debt financing committed pursuant to the Debt Commitment Letter is referred to in this Agreement as the “Debt Financing.” The equity financing committed pursuant to the Equity Commitment Letter is referred to in this Agreement as the “Equity Financing.” The Equity Financing and the Debt Financing are collectively referred to in this Agreement as the “Financing.”

(b) Except as set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Financing Entities to provide the Financing or any contingencies that would permit the Financing Entities to reduce the aggregate amount available (including any condition or other contingency relating to the amount or availability of the Financing pursuant to any “flex” provision) under the Financing. No Person has any right to impose, and Buyer has no obligation to accept, any condition precedent to the Financing other than the conditions precedent expressly set forth in the Commitment Letters (nor any term or condition that would have the effect of reducing the aggregate amount available under the Financing). Other than the Commitment Letters delivered to Seller, there are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Financing or the Commitment Letters that would adversely affect the availability, conditionality, enforceability, termination or amount of the Financing.

(c) The Debt Financing, when funded in accordance with the Debt Commitment Letter and after giving effect to any “flex” provision, if any, in or related to the Debt Commitment Letter (including, in each case, with respect to fees and original issue discount), will provide Buyer with cash proceeds on the Closing Date sufficient, when combined with the aggregate amount of the Equity Financing, to enable Buyer to consummate the transactions contemplated by, and satisfy its obligations under, this Agreement and the Commitment Letters on the terms contemplated hereby and thereby and to pay the fees and expenses of Buyer relating to the transactions contemplated hereby and thereby (such amounts, collectively, the “Transaction Amounts”).

(d) The Commitment Letters constitute the legal, valid, binding and enforceable obligation of Buyer and, to the knowledge of Buyer, each other party thereto and, as of the Signing Date, are in full force and effect. As of the Signing Date, no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach, default or failure to satisfy a condition by Buyer under the terms and conditions of the Commitment Letters and, as of the Signing Date, assuming the satisfaction of the conditions set forth in Section 6.2 (other than those conditions that by their nature are to be satisfied by the taking of actions or delivery of documents, or waived, on the Closing Date, but subject to the satisfaction of those conditions), Buyer has no reason to believe that any of the conditions to the Financing will not be satisfied by Buyer on a timely basis or that the Financing will not be available to the Buyer on the Closing Date. As of the Signing Date, Buyer has paid in full any and all commitment fees or other fees and expenses required to be paid pursuant to the terms of the Commitment Letters or any fee letter on or before the date of this Agreement. Neither the Commitment Letters nor any fee letters related thereto have been modified, amended or altered and none of the respective commitments under the Commitment Letters has been terminated, reduced, withdrawn or rescinded in any respect, and no termination, reduction, withdrawal or rescission thereof is contemplated by Buyer or, to Buyer’s knowledge, any Financing Entity, other than amendments or modifications to the Commitment Letters to add lenders, lead arrangers, agents or similar entities that are not party thereto as of the date hereof, together with any conforming or ministerial changes related thereto. No modification of, or amendment to, the Commitment Letters are currently contemplated.

(e) Buyer expressly acknowledges and agrees that, notwithstanding any other provision of this Agreement to the contrary, the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Buyer or any Affiliate of Buyer or any other financing or other transactions is not a condition to any of Buyer’s obligations hereunder.

Section 4.8 Solvency. After giving effect to the transactions contemplated by this Agreement, including payment of the Transaction Amounts and payment of all fees, expenses and other amounts required to be paid by Buyer in connection with the transactions contemplated by this Agreement and any Ancillary Agreement, and assuming (a) the truth and accuracy of the representations and warranties of Seller in this Agreement and (b) the satisfaction of the conditions set forth in Section 6.2 (other than those conditions that by their nature are to be satisfied by the taking of actions or delivery of documents, or waived, on the Closing Date, but subject to the satisfaction of those conditions), Buyer and its Subsidiaries, on a consolidated basis, will be Solvent as of the Effective Time and immediately after the Effective Time.

Section 4.9 Brokers’ Fees. With the exception of fees and expenses payable to Persons listed on Section 4.9 of the Seller Disclosure Schedule, which shall be the sole responsibility of Buyer, neither Buyer nor any of its Affiliates has employed any other broker, investment banker, financial advisor or other person who would have a valid claim for a fee or commission from Seller in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

Section 4.10 Prohibited Parties. Neither Buyer nor any of its respective directors, officers, employees or agents is a person that is, or is acting under the direction of, on behalf of or for the benefit of a person that is, or is owned or controlled by a Person that is (i) a Prohibited Party, (ii) located, organized or ordinarily resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws (currently, Crimea, Cuba, Iran, North Korea, and Syria), or (iii) otherwise a party with which transactions are prohibited under Sanctions Laws.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business.

(a) Except as otherwise expressly contemplated by this Agreement, required by applicable Law or Material Contract, set forth on Section 5.1 of the Seller Disclosure Schedule, consented to by Buyer in writing (which consent shall not be unreasonably conditioned, withheld or delayed), actions taken in good faith in response to the COVID-19 pandemic or the impact thereof, including as a result of government actions taken in connection therewith, or to the extent with respect to the Excluded Businesses, the Excluded Assets or the Excluded Liabilities, Seller agrees that, during the period from the date of this Agreement until earlier of the Closing and the termination of this Agreement, it shall cause the Acquired Companies to (i) operate the Business in the ordinary course of business in all material respects and (ii) use commercially reasonable efforts to preserve their relationships with customers, suppliers, vendors, employees and others, in each case, having material relationships with the Business; provided, however, that no action by Seller or its Subsidiaries with respect to matters specifically addressed by any other provision of Section 5.1(b)(ii), (iii), (iv), (v), (vii), (x), (xii), (xiii), (xiv) and (xvi) (in the case of clause (xvi), solely if such action is in the ordinary course of business) shall be deemed a breach of this Section 5.1(a) unless such action would constitute a breach of such other provision.

(b) Except as otherwise expressly contemplated by this Agreement, required by applicable Law or Material Contract, set forth on Section 5.1 of the Seller Disclosure Schedule, consented to by Buyer in writing (which consent shall not be unreasonably conditioned, withheld or delayed), actions taken in good faith in response to the COVID-19 pandemic or the impact thereof, including as a result of government actions taken in connection therewith, or to the extent with respect to the Excluded Businesses, the Excluded Assets or the Excluded Liabilities, Seller agrees that, during the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement, it shall cause the Acquired Companies not to:

(i) change or amend the Organizational Documents of any Acquired Company;

(ii) issue any Equity Interests of any Acquired Company, or grant any options, warrants, or other rights to purchase or obtain any Equity Interests in any Acquired Company, or sell, pledge or otherwise dispose of any Equity Interests in any Acquired Company, other than issuances, grants, sales and dispositions in satisfaction of any obligations existing as of the date hereof pursuant to any Contract or Business Benefit Plan set forth on Section 5.1(b)(ii) of the Seller

Disclosure Schedule, or declare, set aside or pay distributions on the Equity Interests of any Acquired Company other than to an Acquired Company except that each Acquired Company shall be permitted to declare and pay cash dividends or make cash distributions or other cash transfers to Seller or any of its Affiliates prior to the Effective Time (provided that such dividends or distributions are paid in accordance with applicable Law);

(iii) cause or permit any Acquired Company to issue any debt security, or incur, modify or guarantee any Indebtedness, other than current Liabilities and other than in connection with the issuance of letters of credit, surety bonds or other security or credit assurances in the ordinary course of business or that will be settled prior to the Closing, or grant, incur or suffer to exist any Encumbrance, other than any Permitted Encumbrance or any Encumbrance that will be removed at or prior to the Closing;

(iv) except in the ordinary course of business, enter into any Contract that, if in effect on the date of this Agreement, would have constituted a Material Contract, or amend any material term of any Material Contract in a way that is adverse to the Acquired Companies;

(v) except for the disposition of inventory and the license of Intellectual Property in the ordinary course of business, sell, lease, transfer, encumber or otherwise dispose of any assets that are material to the Business, in each case;

(vi) except as contemplated by the capital expenditure plan set forth in Section 5.1(b)(vi) of the Seller Disclosure Schedule, enter into any commitment for capital expenditures in excess of $150,000 for any individual commitment and $250,000 for all such commitments in the aggregate;

(vii) make any changes to their financial accounting principles or practices (including with respect to those items listed in clause (y) of Section 3.6 of the Seller Disclosure Schedule) to the extent affecting the Business or any Acquired Company, other than as may be required by Law or GAAP (or interpretations thereof);

(viii) acquire (including by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof, other than acquisitions for consideration, in the aggregate, of less than $500,000;

(ix) engage in any material new line of business;

(x) discharge, settle or compromise, or agree to discharge, settle or compromise, any claim or Action (which shall include any pending or threatened claim or Action) involving more than $50,000 individually or $150,000 in the aggregate, other than with respect to the Excluded Liabilities and other than settlements or compromises involving (A) solely money damages to be paid in full by Seller or (B) cancellation, compromise, release or waiver that would not adversely affect the Business or Buyer’s ownership or operation of the Business in any material respect;

(xi) form any Subsidiary;

(xii) (A) make, change or revoke any material Tax election, (B) elect or change any material aspect of its method of accounting for Tax purposes or Tax accounting period, (C) amend any Tax Return (other than any adjustments to income that are made by a Governmental Entity that would require an amended Tax Return), (D) file any material Tax Return in a manner inconsistent with past practice, (E) surrender any right to, or file any claim for, a material Tax refund, (F) settle any Action in respect of Taxes, (G) enter into any Contract in respect of Taxes with any Governmental Entity, or (H) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment other than in connection with extensions of the due date for filing a Tax Return obtained in the ordinary course of business, other than in each case to the extent such action (i) relates to members of the Seller Group other than the Acquired Companies, (ii) applies to an Acquired Company solely because it is disregarded for U.S. federal Income Tax purposes from a member of the Seller Group other than an Acquired Company that made such election or (iii) applies to any Acquired Company that is a member of the Seller Group solely by virtue of it being a member of the Seller Group; provided that none of the actions required, permitted or caused to be taken by Seller under Section 5.13(k) of the Seller Disclosure Schedule with respect to Specified Tax Liabilities and the VDA Process shall be deemed a breach of this Section 5.1(b)(xii);

(xiii) (A) make any increase in the bonus, salary or other compensation of any Business Employee, individual independent contractor, director, or officer of such Acquired Company, except (1) in the ordinary course of business consistent with past practice with respect to any Person with total annual base compensation not in excess of $125,000 following such increase or (2) as required under applicable Law or any existing Business Benefit Plan or any existing employment agreement or other Contract that has been disclosed in the Seller Disclosure Schedule; (B) adopt, enter into, terminate or make any material amendment to any Business Benefit Plan; or (C) take any action to modify or accelerate the funding, payment, or vesting of any compensation or benefits to any Business Employee or Former Business Employee, individual independent contractor, director, or officer in each case of (B) and (C), other than as otherwise required by applicable Law or the terms of any existing Business Benefit Plan or any existing employment agreement or other Contract that has been disclosed in the Seller Disclosure Schedule;

(xiv) hire, engage, or terminate the employment or engagement of any Business Employee, individual independent contractor, director or officer (other than a termination for cause) whose annual base compensation or fees exceeds $165,000;

(xv) negotiate or enter into any collective bargaining agreement or other Contract with any Union;

(xvi) (a) institute any reductions in force or layoffs affecting twenty-five (25) or more Business Employees, put twenty-five (25) or more Business Employees on unpaid leave or furlough, or materially reduce the hours or weekly pay of twenty-five (25) or more Business Employees; provided that no Business Employee that is employed on a temporary basis in connection with increased seasonal demand of the Business shall be counted for purposes of calculating any of the foregoing twenty-five (25) Business Employee limitations; or (b) institute any reductions in force or layoffs affecting Business Employees, put Business Employees on unpaid leave or furlough, or materially reduce the hours or weekly pay of Business Employees, in each case, that would trigger any notice obligation or liability under the WARN Act; or

(xvii) enter into any legally binding commitment to take any of the actions prohibited by the foregoing clauses (i) through (xvi).

(c) Notwithstanding the right to consent or withhold consent with respect to the foregoing matters or anything in this Agreement to the contrary, nothing contained herein shall give Buyer any right to manage, control, direct or be involved in the management of the Acquired Companies or the Business prior to the Closing. Until the Closing, Seller and the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the operations of the Business. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that nothing in this Section 5.1 shall be deemed to limit the transfer of the Excluded Assets prior to, at or after the Closing.

Section 5.2 Employment Matters.

(a) Employment.

(i) The employment of each Business Employee who is employed as of immediately prior to the Effective Time by an Acquired Company shall continue with the Acquired Company uninterrupted immediately following the Closing Date (each, a “Transferred Employee”). However, subject to applicable Law, a Business Employee who is on leave of absence or disability on the Closing Date, and to whom, upon becoming a Transferred Employee, the Seller or one of its Affiliates would be unable to provide continuing disability benefits under the Transition Services Agreement (each, a “Designated LOA Employee”), shall remain an employee of Seller or one of its Affiliates as of the Closing Date and shall only become a Transferred Employee upon returning from such absence, not to exceed six (6) months following the Closing Date (or such longer period as is required by applicable Law). Seller and Buyer shall cooperate in good faith and use commercially reasonable efforts to provide continuity of benefits for the Business Employees, including for employees on leave of absence or disability during the period of such absence, and to facilitate the hiring of Designated LOA Employees by an Acquired Company at the conclusion of leave not exceeding six (6) months following the Closing Date (or such longer period as is required by applicable law). Prior to the Closing Date, Seller shall take all actions necessary to (A) transfer the employment of each Business Employee who is not otherwise employed by an Acquired Company to an Acquired Company, and (B) transfer the employment of each employee who is not a Business Employee or who is a Designated LOA Employee from an Acquired Company to Seller or one of its Affiliates (other than an Acquired Company).

(b) Terms and Conditions of Employment.

(i) General. Until at least one (1) year after the Closing Date (or such shorter period during which a Transferred Employee remains employed by an Acquired Company) (the “Continuation Period”), Buyer and its Affiliates shall provide to each Transferred Employee, (A) a base salary or base wage rate and target annual cash bonus opportunity (other than transaction, change in control and retention-related bonuses), in each case that is no less favorable than that in effect for such Transferred Employee immediately prior to the Closing Date, (B) employee benefits (other than equity incentive or equity-based compensation, transaction, change in control, retention, defined benefit, deferred compensation, and retiree medical benefits) that are, in the aggregate, substantially comparable to those provided to such Transferred Employee immediately prior to the Closing Date under the applicable Business Benefit Plans, or as otherwise required by applicable Law, and (C) severance benefits that are no less favorable than the practice, plans or policies in effect for such Transferred Employees immediately prior to the Closing.

(ii) Service Credit. Buyer shall, or shall cause its applicable Affiliates to, take commercially reasonable efforts to recognize all service of the Transferred Employees with the Business, the Acquired Companies, Seller and all of its current or former Affiliates that are recognized under any Business Benefit Plan or Contract applicable to service-related or measured entitlements under applicable Law (collectively, the “Service Credits”). All Service Credits shall be taken into account for purposes of determining, as applicable, the eligibility for participation, vesting and level of benefits (excluding benefit accrual under any defined benefit pension plan) of any Transferred Employee under all Benefit Plans offered by Buyer or an Affiliate of Buyer to the Transferred Employees, including vacation plans or arrangements, 401(k) or other retirement plans and any severance, welfare plans, or service-related or measured entitlements under applicable Law, except where such recognition of such Service Credit would result in duplication of benefits for the same service.

(c) Employee Benefits.

(i) General. Effective as of the end of the period set forth in the Transition Services Agreement, each Transferred Employee shall cease any active participation in (including eligibility to contribute to) and any benefit accrual under each Business Benefit Plan (other than as a former employee of Seller as permitted by the terms of such Business Benefit Plan or pursuant to applicable Law) and shall instead participate in Benefit Plans of the Buyer and its Affiliates (a “Buyer Benefit Plan ”).

(ii) Health and Welfare Benefits. Effective as of the end of the period set forth in the Transition Services Agreement, as applicable, the Buyer shall have established, or designated existing, health and welfare benefit plans sponsored by the Buyer or its Affiliates in which all Transferred Employees shall be permitted to participate as of such date. Buyer shall take commercially reasonable efforts to: (A) waive any limitation on coverage of Transferred Employees and their eligible dependents due to pre-existing, actively at work limitations, evidence of insurability and waiting periods conditions under all applicable Benefit Plans of Buyer or any of its Affiliates; and (B) credit Transferred Employees and their eligible dependents with all payments credited against out-of-pocket maximums, deductibles, co-insurance, co-pays, out-of-pocket limits and other applicable limits, payments and co-payments paid by such person, in each case, under the corresponding Business Benefit Plans prior to the first date of participation during the year in which such participation first commences for the purpose of determining the extent to which any such person has satisfied his or her out-of-pocket maximums, deductibles, co-insurance, co-pays, out-of-pocket limits and other applicable limits payments and co-payments under any Buyer Benefit Plan for such year. To the extent that the end of the period set forth in the Transition Services Agreement occurs on a date that is not the calendar-year end, Buyer or its Affiliates will use commercially reasonable efforts to assume that portion of any Business Benefit Plan subject to Section 125 of the Code that relates to the provision of health flexible spending accounts and dependent care flexible spending accounts attributable to the Transferred Employees, consistent with Situation 2 of IRS Revenue Ruling 2002-32.

(iii) Retirement Benefits. Effective as of the end of the period set forth in the Transition Services Agreement, the Transferred Employees shall become eligible to participate in a tax-qualified defined contribution plan sponsored by Buyer or one of its Affiliates (the “Buyer 401(k) Plan”). As soon as administratively practicable following the end of the period set forth in the Transition Services Agreement, Seller shall spin-off and transfer the assets and liabilities attributable to Transferred Employees from the Trinity Industries, Inc. 401(k) Plan to Buyer 401(k) Plan, and Buyer agrees to accept the transfer of such assets and liabilities to such Benefit Plan, subject to reasonable diligence by Buyer and Seller making customary representations and warranties with respect to the operation of the Trinity Industries, Inc. 401(k) Plan during such interim period.

(d) Employee Communications. Prior to the Closing, any employee notices or communication materials (including website postings) from Buyer or its Affiliates to the Business Employees shall be subject to the prior approval of Seller, not to be unreasonably withheld or delayed

(e) Transaction Bonus Consultation. Prior to the Closing, Seller shall consult with Buyer regarding the terms, conditions and timing of payment of any transaction or other incentive bonuses to be paid to any Business Employees as a result of the consummation of the transactions contemplated by this Agreement; provided that such consultation right shall not be deemed to provide Buyer with any right to consent, approve or object to the terms, conditions or timing of payment of any such bonuses or any other matters related thereto. If requested by Seller after the Closing, Buyer shall pay or cause an Acquired Company to pay, at Seller’s expense and direction, any such transaction or incentive bonuses so requested by Seller. Any transaction or other incentive bonuses granted or otherwise promised by Seller or its Affiliates to any current or former director, manager, officer, employee or other service provider of the Acquired Companies (including the employer portion of any Taxes arising therefrom) pursuant to this Section 5.2(e), (i) to the extent owed by the Acquired Companies on or prior to the Closing Date but not paid at or prior to Closing, shall constitute Transaction Expenses, and (ii) to the extent paid, at the request of Seller, by any Acquired Company following the Closing Date, shall be funded and paid by Seller and its Affiliates to Buyer prior to such payment being made.

(f) IRS Filings. To the extent applicable, Seller and Buyer shall use the “standard procedure” under IRS Revenue Procedure 2004-53, whereby Seller reports on Forms W-2 only those wages paid to Transferred Employees for the pre-Closing period and for the period of the human resources portion of the Transition Services Agreement, and Buyer reports for the subsequent periods. Seller shall prepare IRS Forms 1094-C and 1095-C timely and accurately with respect to Transferred Employees for the pre-Closing period and for the period of the human resources portion of the Transition Services Agreement, and Buyer shall report for the subsequent periods.

(g) Third Party Beneficiaries. Nothing in this Section 5.2 shall create any third party beneficiary right in any Person (other than the parties to this Agreement), including any Business Employee, Former Business Employee, individual service provider, or any dependent or beneficiary thereof, or any right to continued employment or service with Buyer, Seller, the Acquired Companies or any of their respective Affiliates. Nothing in this Section 5.2 shall (x) constitute the establishment, adoption, termination, amendment or modification of any Benefit Plan or any other benefit plan, program, policy, agreement or arrangement covering any Business Employees or Former Business Employees or (y) alter or limit Buyer, Seller, the Acquired Companies or their respective Affiliates’ ability to amend, modify or terminate any Benefit Plan or other benefits plan, program, policy, agreement or arrangement or the employment or service of any Business Employee, Former Business Employee, Transferred Employee, or individual service provider of an Acquired Company, or (z) create any right to employment or service, continued employment or service or any term or condition of employment or service, with the Buyer or any of its Affiliates.

Section 5.3 Access to Information.

(a) Subject to Section 5.4, from the date of this Agreement until the earlier of the Closing and the termination of this Agreement, Seller shall, or shall cause the Acquired Companies to, cause their respective Representatives to afford Buyer and Representatives of Buyer reasonable access during normal business hours, to the extent permitted by applicable Law and in accordance with the procedures established by Seller, which may include the arrangement of appropriate clean room procedures or redaction, as determined by Seller in its reasonable good faith discretion, including for highly confidential or commercially sensitive information, solely for purposes of integration planning (including planning to operate the Business post-Closing) and in furtherance of the consummation of the Sale and the other transactions contemplated by this Agreement, to the senior management, facilities, properties, and books and records relating thereto, and such other materials and information about the Business as Buyer may reasonably request (in each case solely to the extent relating to the Business); provided that such access shall only be upon the reasonable advance request of Buyer, shall not unreasonably disrupt personnel, operations and properties of the Business, the Acquired Companies or the Seller, and shall be at Buyer’s sole risk and expense. In exercising its rights hereunder, Buyer shall comply with Seller’s and the Acquired Companies’ safety requirements (which Seller shall provide to Buyer promptly after the date of this Agreement and which may be updated from time to time at Seller’s sole discretion upon notice to Buyer) and conduct itself so as not to unreasonably interfere in the conduct of the Business prior to the Closing. Buyer acknowledges and agrees that any contact or communication by Buyer and its Representatives with officers, employees or agents of the Business in connection with this Agreement and the transactions contemplated hereby shall occur only with the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed) and shall be arranged and supervised by Representatives of Seller or the Acquired Companies, unless Seller otherwise expressly consents in writing (including via email) with respect to any specific contact or consents to ongoing communication with any specific Person. Notwithstanding anything to the contrary set forth in this Agreement, neither Seller nor any of its Representatives (including the Acquired Companies) shall be required to disclose to Buyer or any of its Representatives any: (i) information: (A) relating to any acquisition or sale process conducted by Seller or its Affiliates for the Business or Seller’s or its Affiliates’ (or their Representatives’) evaluation of the Business in connection therewith, or any information concerning the sale process, in each case, including projections, financial or other information relating thereto; (B) if doing so could reasonably be expected to violate any Contract or Law to which Seller or any of its Affiliates (including the Acquired Companies) is a party or is subject or which it believes in good faith (based on advice of legal counsel) could result in a loss of the ability to successfully assert a claim of privilege (including attorney-client and work product privileges) (it being agreed that, in each such instance, Seller shall use commercially reasonable efforts to cause such information to be provided in a manner that would not result in such violation or loss of privilege); (C) if Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; or (D) if doing so could reasonably be expected to result in the disclosure of any Trade Secrets in a manner that would result in the loss of legal protection of such Trade Secrets except to the extent required by Law or court order; or (ii) except as otherwise provided in this Agreement, Tax Return or any other information relating to Taxes or Tax Returns (other than information relating solely to the Business and the Acquired Companies). Any information obtained pursuant to this Agreement will be governed by the Confidentiality Agreement and the terms of this Agreement. In addition, notwithstanding anything herein to the contrary, neither Buyer nor its Representatives shall have the right to perform or conduct, or cause to be performed or conducted, any environmental sampling, testing or invasive investigation at, in, on, underneath or in connection with any asset of the Business (including the Business Real Property) prior to the Closing without the written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall have the right, but not the obligation, to accompany Buyer with respect to any environmental assessment, and to take duplicate samples of any samples collected by Buyer. Upon Seller’s request, Buyer shall provide Seller with a copy of any environmental reports prepared by or on behalf of Buyer with respect to any environmental assessment conducted with respect to the assets of the Business. Buyer shall maintain, and shall cause its Representatives to maintain, all information obtained by Buyer pursuant to any environmental assessment or other diligence activity as confidential subject to the Confidentiality Agreement and the terms of this Agreement.

(b) Except as provided otherwise in Section 5.13, the Acquired Companies shall preserve and retain the books, records, documents, instruments, accounts, correspondence, writings, evidence of title and other papers relating to the Business and the Acquired Companies in their possession or the possession of their Affiliates until seven (7) years following the Closing Date or such longer period as may be required by Law or applicable court order. Notwithstanding the foregoing, the Acquired Companies may destroy or dispose of any such books and records during such period, provided that they offer first in writing at least thirty (30) days prior to such destruction or disposition to surrender them to Seller except for copies of such books and records automatically deleted by applicable systems in the ordinary course of business.

(c) Except as otherwise provided in Section 5.15, from and after the Closing Date until the date that is five (5) years after the Closing Date, upon reasonable written notice, the Acquired Companies shall use commercially reasonable efforts to furnish or cause to be furnished to Seller and its Representatives access, during normal business hours, to the Business, electronically stored data and information (including the right to make copies) and books and records solely to the extent with respect to the Business and the Acquired Companies relating to the period before Closing or to the Excluded Liabilities, and cooperation and assistance relating to the Business and the Acquired Companies as is necessary for any reasonable business purpose, including insurance matters, financial reporting and accounting matters, the preparation and filing of any Tax Return, the defense of any Tax Proceeding, in connection with any disclosure obligation or the defense of any Action; provided that the foregoing shall only be upon the reasonable advance request of the Seller and shall not unreasonably disrupt personnel, operations and properties of the Business, the Acquired Companies or Buyer, and shall be at Seller’s sole risk and expense. Notwithstanding anything to the contrary set forth in this Agreement, (i) in connection with any Action between Buyer and its Affiliates, on the one hand, and Seller and its Affiliates on the other hand, the normal rules of discovery will apply; (ii) neither Buyer nor any of its Affiliates or Representatives shall be required to disclose to Seller or any of its Representatives any information if doing so could reasonably be expected to violate any Contract or Law to which Buyer or any of its Affiliates (including, following the Closing, the Acquired Companies) is a party or is subject or which it believes in good faith (based on advice of legal counsel) could result in a loss of the ability to successfully assert a claim of privilege (including attorney-client and work product privileges) (it being agreed that, in each such instance, Buyer shall use commercially reasonable efforts to cause such information to be provided in a manner that would not result in such violation or loss of privilege); (iii) none of Buyer, Seller or any of their Affiliates or Representatives shall be required to disclose any information to the extent Buyer or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; and (iv) none of Buyer, Seller or any of their Affiliates or Representatives shall be required to disclose any information if doing so could reasonably be expected to result in the disclosure of any Trade Secrets, unless any such disclosure is required by Law or any applicable court order.

Section 5.4 Confidentiality.

(a) Buyer and its Representatives shall treat all nonpublic information obtained in connection with this Agreement and the transactions contemplated hereby as confidential in accordance with the terms of the Confidentiality Agreement subject to the terms and limitations therein. The terms of the Confidentiality Agreement are hereby incorporated by reference; provided, that if the Closing occurs, the Confidentiality Agreement shall, automatically and without any action by any Person, terminate and be of no further force and effect.

(b) From and after the Closing until the second (2nd) anniversary thereof, Seller shall, and shall cause its Representatives to, keep confidential and not disclose to any third party all confidential and proprietary information to the extent relating to Buyer, the Acquired Companies or any of their respective Affiliates and the Business of which such Person may be aware (“Confidential Business Information”); provided that the term “Confidential Business Information” will not include any (i) information that becomes available to Seller or its Affiliates or their respective Representatives from and after the Closing, from a third-party source that is not known by Seller to be under any obligations of confidentiality to Buyer in respect of such information, (ii) information that is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation hereof), (iii) information that is or was derived independently by Seller, its Affiliates or any of their respective

Representatives without use of Confidential Business Information or (iv) Seller Confidential Information; provided, further, that Seller and its Representatives may disclose Confidential Business Information if required by judicial or administrative process or by any other requirements of applicable Law, regulation or legal or regulatory process. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall restrict any use or disclosure by Seller or its Representatives of any Confidential Business Information to the extent such use or disclosure is necessary for Seller and such Representatives to handle post-Closing matters as expressly required or permitted by this Agreement or any Ancillary Agreement, including in connection with any adjustment to the Initial Purchase Price, the provision of services and the performance of other obligations pursuant to any of the Ancillary Agreements, for the purpose of complying with the terms of this Agreement or any of the Ancillary Agreements, in connection with any indemnification claim, any post-Closing Tax filings, any filings with or audit by any Governmental Entity, the preparation of financial statements or Tax Returns or in furtherance of any other reasonable business purposes. The parties acknowledge and agree that, subject to Section 5.20, Section 5.21 or any restrictive covenant agreement or other agreement by which any Person may be bound, (x) Seller, its Subsidiaries (other than Acquired Companies) and their respective Affiliates currently, and following the Closing may continue to, maintain and expand business and commercial relationships (whether as a customer, supplier or otherwise) with the same Persons and engage in commercial relationships with such Persons and with Buyer, and may employ, or continue to employ, individuals who previously worked in or with the Business and possess knowledge and proprietary know-how used in, relating to, or arising from the Business and (y) nothing in this Section 5.4(b) shall prohibit or restrict the maintenance or expansion of any such relationships or employment of any such individuals; provided that Confidential Business Information is not disclosed in violation hereof.

(c) If Seller or any of its Representatives is required by Law, regulation, stock exchange rules or legal or regulatory process to disclose any nonpublic information contemplated by Section 5.4(b), Seller shall, or shall cause its Representatives being required to make such disclosure (the “Seller Disclosing Party”) to, (i) take all reasonable steps to preserve the confidentiality of such information, including requesting that such information not be disclosed to non-parties or the public; (ii) to the extent reasonably permissible under applicable Law, give the other party prompt written notice of such request or requirement so that such other party may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (iii) cooperate with the other party, at such other party’s sole cost and expense, to obtain such protective order. In the event that such protective order or other remedy is not obtained, such Seller Disclosing Party will furnish only that portion of such information which, on the advice of such Seller Disclosing Party’s counsel, is legally required to be disclosed and, upon the other party’s request and at the other party’s sole cost and expense, use commercially reasonable efforts to seek confidential treatment (to the extent available) of such information.

(d) From and after the Closing until the second (2nd) anniversary thereof, Buyer shall, and shall cause its Representatives to, keep confidential and not disclose to any third party all confidential and non-public proprietary information to the extent relating to Seller, its Subsidiaries or any of their respective Affiliates, and the Excluded Businesses, the Excluded Liabilities and the Excluded Assets (in each case, other than with respect to the Business and the Acquired Companies) (the “Seller Confidential Information”); provided, that the term “Seller Confidential Information” will not include any (i) information that becomes available to Buyer or its Affiliates or their respective Representatives from and after the Closing, from a third-party source that is not known by Buyer to be under any obligations of confidentiality to Seller in respect of such information, (ii) information that is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation hereof), (iii) information that is or was derived independently by Buyer, its Affiliates or any of their respective Representatives without use of Seller Confidential Information or (iv) Confidential Business Information; provided, further, that Buyer and its Representatives may disclose such Seller Confidential Information if required by judicial or administrative process or by any other requirements of applicable Law, regulation or legal or regulatory process. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall restrict any use or disclosure by Buyer or its Representatives of any Seller Confidential Information to the extent such use or disclosure is necessary for Buyer and such Representatives to handle post-Closing matters as expressly required or permitted by this Agreement or any Ancillary Agreement, including in connection with any adjustment to the Initial Purchase Price, the provision of services and the performance of other obligations pursuant to any of the Ancillary Agreements, for the purpose of complying with the terms of this Agreement or any of the Ancillary Agreements, in connection with any indemnification claim, any post-Closing Tax filings, any filings with or audit by any Governmental Entity, the preparation of financial statements or Tax Returns or in furtherance of any other reasonable business purposes.

(e) If Buyer or any of its Representatives is required by Law, regulation, stock exchange rules or legal or regulatory process to disclose any nonpublic information contemplated by Section 5.4(c), Buyer shall, or shall cause its Representatives being required to make such disclosure (the “Buyer Disclosing Party”) to, (i) take all reasonable steps to preserve the confidentiality of such information, including requesting that such information not be disclosed to non-parties or the public; (ii) to the extent reasonably permissible under applicable Law, give the other party prompt written notice of such request or requirement so that such other party may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (iii) cooperate with the other party, at such other party’s sole cost and expense, to obtain such protective order. In the event that such protective order or other remedy is not obtained, such Buyer Disclosing Party will furnish only that portion of such information which, on the advice of such Buyer Disclosing Party’s counsel, is legally required to be disclosed and, upon the other party’s request and at the other party’s sole cost and expense, use commercially reasonable efforts to seek confidential treatment (to the extent available) of such information.

Section 5.5 Efforts.

(a) Each of Buyer and Seller shall use its best efforts to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary to consummate and make effective the Sale and the other transactions contemplated by this Agreement as promptly as practicable and, in any event, prior to the earlier of the Outside Date and the termination of this Agreement, including (i) obtaining all necessary actions or nonactions, waivers, consents, clearances, Approvals, and expirations or terminations of waiting periods, from Governmental Entities and making all necessary registrations and filings in connection therewith, (ii) using its best efforts to obtain all necessary consents, Approvals or waivers from third parties, and (iii) subject to Section 5.5(c), defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Sale; provided, however, that in no event shall the Seller or its Subsidiaries be required to pay, or cause to be paid, any fee, penalty or other consideration to any third party (other than filing fees contemplated by this Section 5.5(a)) for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any contract or agreement with an Acquired Company (and not Seller or its other Subsidiaries or Affiliates).

(b) Buyer and Seller shall promptly, but in no event later than fifteen (15) Business Days after the date hereof, file (or cause to be filed) any and all required pre-merger notification and report forms under the HSR Act with respect to the Sale. Buyer and Seller shall request early termination, if available, of any applicable waiting periods under the Antitrust Laws and shall respectively use their best efforts to cause the expiration or termination of such waiting periods, and shall supply to the Antitrust Division of the United States Department of Justice (“Antitrust Division”) or the United States Federal Trade Commission (“FTC”) as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by any of them. Buyer and Seller also agree to make as promptly as practicable any filings required with respect to the Foreign Antitrust Approvals, including providing as promptly as practicable any additional information or documents that may be requested pursuant to any Law or in connection with such filings, and to take all other actions necessary in order to obtain the Foreign Antitrust Approvals as soon as practicable.

(c) In furtherance of the covenants of the parties contained in this Section 5.5, (i) if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, each of the parties hereto shall use its reasonable best efforts to defend, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary or permanent, that results from such action or proceeding and that prohibits, prevents or restricts consummation of the Sale on or before the Outside Date and (ii) Buyer shall use best efforts to take, at Buyer’s sole cost, all such further action as may be necessary to avoid or eliminate each and every impediment under any Antitrust Law so as to enable the Closing to occur as promptly as practicable (and in any event no later than the Outside Date), and including, in the case of Buyer, proposing, negotiating, committing and effecting, by consent decree, hold separate order, or otherwise, to (i) sell, divest, dispose of or otherwise hold separate (including by establishing a trust or otherwise), any of the operations, divisions, product lines, customers, businesses, assets or properties of Buyer, the Acquired Companies or any of their respective controlled Affiliates, including the Business (other than Seller and its Affiliates following the Closing), (ii) terminate, amend or assign existing relationships and contractual rights and obligations (other than terminations that would result in a breach of a contractual obligation to a third party), (iii) amend, assign or terminate existing licenses or other agreements (other than terminations that would result in a breach of a license or such other agreement with a third party) and enter into such new licenses or other agreements of the Acquired Companies, (iv) enter into any order, consent decree or other agreement with a Governmental Entity to effectuate any of the foregoing, and (v) otherwise take or commit to take actions that after the Closing would limit Buyer’s freedom of action with respect to, or its ability to operate and/or retain any of the businesses, assets or properties of Buyer, the Acquired Companies or any of their respective controlled Affiliates (other than Seller and its Affiliates following the Closing), including the Business (the actions described in the foregoing clauses (i) - (v) being “Divestiture Actions”). All filing fees incurred in connection with the HSR Act shall be borne by Buyer. Notwithstanding anything in this Agreement to the contrary, Seller and its Affiliates shall not be obligated to take or agree or commit to take any action (i) that is not conditioned on the Closing or (ii) that relates to any Excluded Assets or Excluded Businesses; and in no event shall Seller or any of its Affiliates be required to be the licensing, selling, divesting, leasing, transferring, disposing or encumbering party under any such agreements unless required by the relevant Governmental Entity or applicable Law, and, in any case, Seller and its Affiliates shall have no direct or indirect obligation or Liability in respect of any such agreements, transactions or relationships, including any indemnification obligations, for which Seller and its Affiliates are not fully indemnified by Buyer.

(d) Buyer and Seller shall cooperate and consult with each other in connection with the making of all filings, notifications, communications, submissions, and any other actions pursuant to this Section 5.5, and, subject to applicable legal limitations and the instructions of any Governmental Entity, Buyer and Seller shall keep each other apprised on a current basis of the status of matters relating to the completion of the transactions contemplated thereby, including promptly notifying the other of any oral communication and furnishing the other with copies of notices or other written communications received by Buyer and Seller, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such transactions. Subject to applicable Law relating to the exchange of information, Buyer and Seller shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any substantive written communications or submissions to any Governmental Entity. Buyer and Seller agree not to participate in any meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent reasonably practicable and not prohibited by such Governmental Entity, gives the other party a reasonable opportunity to attend and participate.

Section 5.6 Publicity. Seller and Buyer agree to communicate with each other and cooperate with each other prior to any public disclosure of this Agreement and the transactions contemplated by this Agreement and shall coordinate the timing of any such public disclosure. Seller and Buyer agree that no public release, filings, notifications, announcement or other communications (including any proxy statement or other communication with shareholders and Governmental Filings) concerning the terms, conditions or substance of this Agreement or the transactions contemplated hereby shall be issued, released, filed, disseminated or published by any party or its Affiliates without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except that each of Seller and Buyer may issue (x) the initial joint press release announcing the execution of this Agreement that has been agreed upon by Seller and Buyer, (y) any subsequent press release or public announcement so long as it consists solely of information previously disclosed in all material respects in a previously distributed press release or public announcement with respect to which such party has complied with the provisions of this Section 5.6 and (z) such other release or announcement that, upon the advice of outside counsel, is likely required by Law or the rules and regulations of any stock exchange upon which the securities of Seller or Buyer, as applicable, or any of their respective Affiliates, are listed. In any event, each party shall, to the extent practicable, allow the other party reasonable time to review and comment on all public releases, filings, notifications, announcements or other communications (including proxy statements and other communications with shareholders and Governmental Filings) concerning the Agreement or the transactions contemplated hereby in advance of their issuance, release, filing, dissemination or publication. For the avoidance of doubt, nothing in this Agreement shall preclude (a) any party from disclosing the existence of this Agreement or the substance or any relevant details of the transactions contemplated by this Agreement on a confidential basis to any of its Representatives; provided that such Representatives have been informed of such party’s confidentiality obligations hereunder and under the Confidentiality Agreement and confidentiality obligations hereunder; or (b) the Buyer and its Affiliates and Representatives from disclosing the existence of this Agreement or the substance or any relevant details of the transactions contemplated by this Agreement on a confidential basis to its limited partners or investors and prospective limited partners or investors of the foregoing, in connection with its or their customary fundraising and reporting activities, in each case subject to customary confidentiality obligations.

Section 5.7 Further Assurances.

(a) Upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement, and without limiting or expanding the obligations of the parties under any other provision of this Agreement, including those set forth in Section 5.5, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done and to assist and cooperate with the other party hereto in doing all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including: (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto including preparing for the provision of and receipt of the transition services contemplated under the Transition Services Agreement; (ii) the obtaining of all applicable Permits, authorizations, Approvals, consents and waivers of any Governmental Entity or third party, including any Approval necessary for the Sale or for Buyer to operate the business immediately following the Closing in substantially the same manner as conducted as of the date of this Agreement; (iii) the defending of any Actions, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; (iv) the good faith negotiation of the final forms of the Ancillary Agreements (consistent with the applicable exhibits hereto and with such changes as Seller and Buyer may otherwise agree in good faith); and (v) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement. If any Permit, authorization, Approval, consent or waiver contemplated by the foregoing clause (ii) is not obtained at or prior to the Closing, then, after the Closing, until such time as such Permit, authorization, Approval, consent or waiver is obtained, (A) Seller shall use commercially reasonable efforts to assist Buyer with obtaining the same after Closing and (B) Buyer shall be entitled to the benefit of any assets, Contracts and Permits that Buyer would have received had the Permits, authorizations, Approvals, consents or waivers contemplated by the foregoing clause (ii) been obtained to the extent that the Seller or its Affiliates can provide such benefits without violating applicable Law or the terms of any Contract. Notwithstanding the foregoing, none of Seller and Seller’s Affiliates (other than the Acquired Companies) or, prior to Closing, the Acquired Companies, shall be obligated to make any payments or otherwise pay any consideration to any third party to obtain any applicable consent, waiver or approval that is not reimbursed by Buyer.

(b) Each of Seller and Buyer shall, and shall cause their respective Affiliates to, take all actions reasonably necessary so as to allow Seller or Buyer, as applicable, to be ready and able to provide the transition services contemplated by the Ancillary Agreements at the Closing.

(c) Subject to Section 5.6, within five (5) years after the Closing Date, if any party discovers that any assets or Liabilities of the Business (other than Excluded Assets or Excluded Liabilities) were not transferred to the Acquired Companies or Buyer as part of the consummation of the transactions contemplated by this Agreement, then any such assets and Liabilities shall be deemed to have been held in trust by Seller, and Seller shall and shall cause its Subsidiaries and Affiliates (if applicable) to promptly transfer, assign and convey such assets or Liabilities to an Acquired Company or Buyer as directed by Buyer without any additional consideration therefor.

(d) Subject to Section 5.6, within five (5) years after the Closing Date, if any party discovers that any of the Acquired Companies owns any assets or has Liabilities that constituted or should have constituted Excluded Assets or Excluded Liabilities as of the Closing Date, or that any assets or Liabilities that have otherwise been transferred by Seller or any of its Affiliates to Buyer or any of its Affiliates were or should have constituted Excluded Assets or Excluded Liabilities as of the Closing Date, then any such assets or Liabilities shall be deemed to have been held in trust by the Acquired Companies, Buyer or their Affiliates for Seller, and Buyer shall, and shall cause the Acquired Companies and its other Affiliates to, promptly transfer, assign and convey such assets or Liabilities to Seller (or any of its Affiliates as designated by Seller) without any consideration therefor.

Section 5.8 Contacts. During the period commencing on the date hereof and ending on the Closing Date, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall cause its officers, directors, employees and other Representatives not to, contact any suppliers, vendors or dealers to, franchisees or customers of, or others having material business relationships with, Seller, the Acquired Companies, or the Business other than in the ordinary course of business unrelated to the transactions contemplated by this Agreement or the Ancillary Agreements and consistent with past practice. In the event Seller provides such consent, Seller shall have the option to require that a management employee or other Representative of Seller accompany Buyer’s Representative(s) to any meeting with such suppliers or customers and participate with Buyer’s Representative in any such discussions.

Section 5.9 Termination of Inter-Company Agreements and Balances.

(a) Except for (i) this Agreement and the Ancillary Agreements and (ii) those Contracts, if any, set forth on Section 5.9(a) of the Seller Disclosure Schedule, Seller shall terminate, on or prior to the Closing, all Contracts, written or oral, between Seller (solely with respect to the Business), any Retained Subsidiaries or any of their respective Affiliates (other than the Acquired Companies), on the one hand, and any Acquired Company, on the other hand (the “Terminating Contracts”), in each case, without consideration from, further recourse to or any Liability of the Acquired Companies post-Closing.

(b) Except as set forth on Section 5.9(b) of the Seller Disclosure Schedule and other than any payables, receivables or other inter-company accounts under any Ancillary Agreement, Seller shall, as of the Closing, eliminate (by way of capital contribution, cash settlement or as otherwise determined by Seller in its sole discretion) all inter-company accounts existing prior to the Closing, whether payables or receivables, between Seller, any Retained Subsidiary or any of their respective Affiliates (other than the Acquired Companies), on the one hand, and the Acquired Companies, on the other hand, in each case, without consideration from, further recourse to or any Liability of the Acquired Companies post-Closing. Any such inter-company accounts that are settled after the Effective Time but in connection with the Closing shall be deemed for purposes of this Agreement to have been settled as of immediately prior to the Effective Time. Intercompany balances and accounts solely among any of the Acquired Companies (or Subsidiaries thereof) shall not be affected by the above provisions of this Section 5.9(b).

Section 5.10 Termination of Certain Support Services. Buyer acknowledges that the Business currently receives from Seller and its Affiliates certain administrative and corporate services and benefits of a type generally provided to other businesses and Subsidiaries of Seller (the “Support Services”). Seller and Buyer acknowledge that all Support Services shall cease at Closing, and all agreements and arrangements (whether or not in writing) in respect thereof shall terminate as of the Closing Date, with no further obligation of any party thereto, except to the extent set forth and in accordance with the terms and conditions of the Transition Services Agreement.

Section 5.11 Certain Intellectual Property Matters.

(a) From the Closing until the date that is one hundred eighty (180) days after the Closing (such period, the “Transitional Trademark License Period”), Seller hereby grants the Buyer and the Acquired Companies a worldwide, royalty-free, non-transferable, non-exclusive, irrevocable license to use the Excluded Marks solely in connection with the continued operation of the Business and in accordance with the quality standards in existence as of the Closing. From the end of the Transitional Trademark License Period until the date that is one (1) year after the Closing, Seller hereby grants to the Buyer and the Acquired Companies a worldwide, royalty-free, non-transferable, non-exclusive, irrevocable license to use the Excluded Marks solely in stylized text form in connection with the continued operation of the Business solely for the purpose of explaining the history of the products and services and in accordance with the quality standards in existence as of the Closing. Notwithstanding the foregoing, to the extent that Buyer and the Acquired Companies have not obtained any applicable Permit, authorization, Approval, consent or waiver of any Governmental Entity to allow the Acquired Companies to continue selling (and operating the Business without the use of an Excluded Mark with respect to) any particular product or service of the Business in a particular jurisdiction, the Transitional Trademark License Period shall be extended solely with respect to such particular product or service in such particular jurisdiction, and solely to the extent reasonably necessary (taking into account voluntary and best practice processes related to Federal Highway Administration eligibility letters) and for such period of time necessary, to allow the Acquired Companies to continue selling such particular product or service of the Business in such particular jurisdiction until the date that Buyer or the Acquired Companies obtains such applicable Permit, authorization, Approval, consent, waiver or eligibility letter of any Governmental Entity. With respect to each piece of equipment of the Acquired Companies that is leased to a third party as of the Closing and will remain leased to such third party for more than one hundred eighty (180) days after the Closing, the Transitional Trademark License Period with respect to such piece of equipment shall be extended until the earlier to occur of (i) the one (1) year anniversary of the Closing and (ii) thirty (30) days after the date that such third-party lease expires or is earlier terminated. Any and all goodwill arising from the Buyer and Acquired Companies’ use of the Excluded Marks as permitted in this Section 5.11(a) shall inure solely to Seller’s benefit. Following the Transitional Trademark License Period, and except as otherwise expressly permitted in this Section 5.11(a), Buyer shall, and shall cause the Acquired Companies and each of Buyer’s other Affiliates to: (i) cease to make any use of the Excluded Marks, including as part of any company name or Internet domain name; and (ii) cease to, and not at any time thereafter, hold itself or themselves out as having any affiliation or association with Seller or any of its Affiliates. Without limiting the generality of the foregoing, within one hundred fifty (150) days following the Closing, Buyer shall cause each of the Acquired Companies having a corporate name that includes the Excluded Marks to change its name to a corporate name that does not include the Excluded Marks, including making any Governmental Filings necessary to effect such change, and, after the Transitional Trademark License Period or except as otherwise expressly permitted herein, shall complete the removal of the Excluded Marks from all products, signage, vehicles, properties, technical information, stationery and promotional or other marketing materials and other assets.

(b) Buyer and Seller shall each be responsible for half of the total costs and expenses incurred in assigning, transferring, and recording any and all right, title and interest of Buyer in the Business Intellectual Property and Business IT Assets, if any, including the filing and recordation of assignment and other instruments in order to evidence the transfer of any Intellectual Property or IT Assets relating to the Business. Except as otherwise provided in an Ancillary Agreement, if, at any time following the Closing, either Party becomes aware that any Business Intellectual Property or Business IT Asset which should have been transferred to an Acquired Company was not validly transferred to an Acquired Company, then Seller shall promptly transfer or cause its Affiliates to transfer such Business Intellectual Property or Business IT Asset for no consideration and the costs and expenses for such transfer shall be shared equally by Buyer and Seller.

Section 5.12 Mail and Other Communications; Payments.

(a) After the Closing Date, each of Seller, Buyer and their respective Subsidiaries may receive mail, packages, facsimiles, email and other communications properly belonging to the other (or the other’s Subsidiaries). Accordingly, at all times after the Closing Date, each of Seller and Buyer and their respective Subsidiaries authorizes Seller and its Subsidiaries, on the one hand, or Buyer and its Subsidiaries, on the other hand, as the case may be, to receive and open (acting solely as agent for the other party) all mail, packages, facsimiles, email and other communications received by it and not unambiguously intended for such other party (or its Subsidiaries) or any of such other party’s (or its Subsidiaries’) officers or directors, and to retain the same to the extent that they relate to the business of the receiving party or, to the extent that they do not relate to the business of the receiving party, the receiving party shall promptly deliver such mail, packages, facsimiles, email or other communications (or, in case the same relate to both businesses, copies thereof) to the other party. The provisions of this Section 5.12 are not intended to, and shall not be deemed to, constitute an authorization by any of Seller, Buyer or their respective Subsidiaries to (i) permit the other to accept service of process on its behalf and neither party is or shall be deemed to be the agent of the other for service of process purposes or (ii) waive any rights or privileges in respect of any such mail, package, facsimile, email or other communication or the information contained therein.

(b) Seller shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Buyer (or its designated Affiliates) any monies or checks that have been sent to Seller or any of its Affiliates after the Closing Date by customers, suppliers or other contracting parties of the Business or the Acquired Companies or their Subsidiaries to the extent that they are the property of Buyer hereunder.

(c) Buyer shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Seller (or its designated Affiliates) any monies or checks that have been sent to Buyer or any of its Affiliates (including the Business and the Acquired Companies) after the Closing Date to the extent that they constitute an Excluded Asset and are the property of Seller or its Affiliates hereunder.

Section 5.13 Tax Matters.

(a) Purchase Price Allocation.

(i) For all U.S. federal (and applicable state and local) Tax purposes, Seller and Buyer shall and shall cause their respective Affiliates to allocate the Final Purchase Price and any other amounts treated as consideration for such Tax purposes among the Acquired Companies and further among any assets of the Acquired Companies deemed sold for U.S. federal Income Tax purposes.

(ii) No later than one-hundred twenty (120) days after the date on which the Final Purchase Price is finally determined pursuant to Section 2.4, Buyer shall deliver to Seller a proposed allocation of the Final Purchase Price and any other items that are treated as additional consideration for Tax purposes among the Acquired Companies and further among any assets of the Acquired Companies deemed sold for U.S. federal Income Tax purposes, which allocation shall be determined in a manner consistent with Section 5.13(a) of the Seller Disclosure Schedule, which the parties agree is consistent with Sections 338 (as applicable), 336 (as applicable) and 1060 of the Code and the Treasury Regulations promulgated thereunder (“Buyer’s Allocation”). If Seller disagrees with Buyer’s Allocation, Seller may, within forty-five (45) days after delivery of Buyer’s Allocation, deliver a notice (“Seller’s Allocation Notice”) to Buyer to such effect, specifying those items as to which Seller disagrees and setting forth Seller’s proposed allocation. If Seller’s Allocation Notice is duly and timely delivered, Buyer and Seller shall, during the thirty (30) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Final Purchase Price (and other relevant amounts). If Buyer and Seller are unable to reach such agreement, they shall promptly thereafter cause the Independent Accounting Firm to resolve any remaining disputes. Any allocation of the Final Purchase Price (and other relevant amounts) determined pursuant to the decision of the Independent Accounting Firm shall incorporate, reflect and be consistent with the terms of this Agreement. Any costs and expenses of the Independent Accounting Firm incurred pursuant to this Section 5.13(a)(ii) shall be borne equally by Buyer, on the one hand, and Seller, on the other hand. The allocation, as prepared by Buyer if no Seller’s Allocation Notice has been timely given, as adjusted pursuant to any agreement between Buyer and Seller or as determined by the Independent Accounting Firm pursuant to this Section 5.13(a)(ii) (the “Allocation”), shall be conclusive and binding on Buyer and Seller. The Allocation shall be adjusted, as necessary, to reflect any subsequent payments treated as adjustments to the purchase price pursuant to Section 5.13(g). Any such adjustment shall be allocated, consistent with this Section 5.13(a)(ii), to the Acquired Company (or to the asset or assets of the Acquired Company or Acquired Companies, as applicable) to which such adjustment is attributable.

(iii) Seller and Buyer shall not and shall cause their respective Affiliates not to take any position inconsistent with the Allocation on any Tax Return (including any Section 338(h)(10) Forms or Section 336(e) Forms), in connection with any Tax Proceeding or otherwise, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law). In the event that the Allocation is disputed by any Taxing Authority, the party to this Agreement receiving notice of such dispute shall promptly notify the other party in writing of such notice and resolution of the dispute.

(b) Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, Buyer shall be liable for, shall pay (or cause to be paid) when due and shall indemnify and hold harmless Seller from and against all Transfer Taxes imposed on or payable in connection with the transactions contemplated by this Agreement. The party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other party. Seller and Buyer shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any such Transfer Taxes.

(c) Tax Returns. Seller and its Affiliates shall include the income of the Acquired Companies (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13, any excess loss account taken into income under Treasury Regulation Section 1.1502-19, and any income arising from the Section 338(h)(10) Elections or Section 336(e) Elections, as applicable) on the Seller Group’s consolidated U.S. federal Income Tax Return and any applicable state, local or foreign unitary, combined or consolidated Tax Returns for all taxable periods through the end of the Closing Date and shall pay any U.S. federal and state Income Taxes attributable to such income. Seller shall prepare, or cause to be prepared, all separate state or local income Tax Returns required to be filed by any Acquired Company after the Closing Date with respect to a Pre-Closing Period and pay any separate return state or local income Tax of any Acquired Company with respect to any Pre-Closing Period beginning on or after January 1, 2021 (“Pre-Closing State Income Tax”) The income of the Acquired Companies shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the end of the Closing Date.

(d) Straddle Period Taxes. For purposes of this Agreement, in the case of any Straddle Period, the amount of any Taxes not based upon or measured by income, activities, events, the level of any item, gain, receipts, proceeds, profits or other similar items that is attributable to the Pre-Closing Period will be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Tax Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. For purposes of this Agreement, the amount of any other Taxes for (or with respect to) a Straddle Period that is attributable to the Pre-Closing Period will be determined as if the taxable period of the Acquired Companies terminated as of the close of business on the Closing Date (and for such purpose the taxable period of any pass-through entity will be deemed to terminate at such time); provided, however, that any item determined on an annual or periodic basis (such as a deduction for depreciation or real estate Taxes) shall be apportioned on a daily basis.

(e) Tax Sharing Agreements. To the extent relating to the Acquired Companies, Seller shall terminate or cause to be terminated, on or before the Closing Date, the rights and obligations of the Acquired Companies pursuant to all Tax sharing agreements or similar agreements (other than this Agreement and other than, for the avoidance of doubt, Agreements entered into by any Acquired Company the primary purposes of which is not related to Taxes), if any, to which any of the Acquired Companies, on the one hand, and Seller or any of its Affiliates (other than the Acquired Companies), on the other hand, are parties, and neither Seller nor any of its Affiliates (other than the Acquired Companies), on the one hand, nor any of the Acquired Companies, on the other hand, shall have any rights or obligations to each other after the Closing in respect of such agreements or arrangements.

(f) Tax Matters Cooperation. Each of Buyer and Seller shall and shall cause its respective Affiliates to cooperate fully, and as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns of the Acquired Companies and in respect of the Business, in connection with any Tax Proceeding, in connection with determining a liability for Taxes or a right to refund of Taxes and in connection with any VDA Process. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller and Buyer shall retain all books and records with respect to Tax matters pertinent to each of the Acquired Companies relating to any taxable period beginning on or before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof), and shall abide by all record retention agreements entered into with any Taxing Authority.

(g) Characterization of Payment. For all Tax purposes, the parties agree to treat any and all payments under Section 2.4, this Section 5.13, Section 5.16 and Section 5.19 as an adjustment to the purchase price to the extent permitted by applicable Law.

(h) Elections.

(i) At any time prior to the Closing, after providing notice to the Buyer, Seller may convert the legal form of any Acquired Company such that such Acquired Company will be an “eligible entity” within the meaning of Treasury Regulations Section 301.7701-3(a) and may elect to treat any Acquired Company that is an “eligible entity” as disregarded as an entity separate from its owner for purposes of Treasury Regulations Section 301.7701-3(a).

(ii) If, as of the Closing, there are any Corporate Subsidiaries and the Buyer is a corporation for U.S. federal Income Tax purposes:

(1) Buyer and Seller shall (and shall cause their relevant Affiliates to) make and timely file joint elections under Section 338(h)(10) of the Code (and any corresponding elections under applicable state or local Law) with respect to the Corporate Subsidiaries (the “Section 338(h)(10) Elections”);

(2) Buyer and Seller shall (and shall cause their relevant Affiliates to) cooperate in the preparation of all forms, attachments and schedules necessary to effectuate the Section 338(h)(10) Elections, including IRS Form 8023, IRS Form 8883 and any similar forms under applicable state and local Law (such forms, collectively, the “Section 338(h)(10) Forms”), in a manner consistent with the Allocation, and Buyer and Seller shall timely file (or cause to be timely filed) the Section 338(h)(10) Forms with the applicable Taxing Authorities;

(3) at the Closing, Seller and Buyer shall each deliver to the other party one or more duly executed IRS Forms 8023 that reflect the Section 338(h)(10) Elections (and any analogous forms required to effectuate the Section 338(h)(10) Elections for state or local Tax purposes), each in form and substance reasonably satisfactory to such other party;

(4) Buyer and Seller shall, and shall cause their respective Affiliates to, (A) report the transactions contemplated by this Agreement in a manner consistent with the Section 338(h)(10) Elections for all Tax purposes and (B) except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state or local Law), take no Tax position contrary to the Section 338(h)(10) Elections or the Section 338(h)(10) Forms on any Tax Return, in any Tax Proceeding or otherwise; and

(5) Buyer and Seller shall not, and shall cause their respective Affiliates not to, take any action to (i) modify any of the forms or other documents (including any corrections, amendments or supplements thereto) that are required in connection with the Section 338(h)(10) Elections or (ii) modify or revoke any of the Section 338(h)(10) Elections after the filing of the Section 338(h)(10) Forms without the prior written consent of the other party.

(iii) If, as of the Closing, there are any Corporate Subsidiaries and the Buyer is not a corporation for U.S. federal Income Tax purposes:

(1) Seller shall (and shall cause its relevant Affiliates to) make and timely file elections under Section 336(e) of the Code (and any corresponding elections under applicable state or local Law) with respect to the Corporate Subsidiaries (the “Section 336(e) Elections”);

(2) Seller shall (and shall cause its relevant Affiliates to) prepare all forms, attachments and schedules necessary to effectuate the Section 336(e) Elections, including Section 336(e) election statements in compliance with Treasury Regulations Section 1.336-2(h) and any similar forms under applicable state and local Law (such forms, collectively, the “Section 336(e) Forms”), in a manner consistent with the Allocation, as applicable and Seller (or its Affiliates) and the Corporate Subsidiaries, as applicable shall timely file (or cause to be timely filed) the Section 336(e) Forms with the applicable Taxing Authorities;

(3) (a) At least thirty (30) days prior to the due date for any Section 336(e) Forms, the Seller shall provide Buyer a draft of such Section 336(e) Forms for Buyer’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed, provided that the form of Section 336(e) election statement described in Treasury Regulation section 1.336-2(h)(6) shall be prepared and agreed upon by Seller and Buyer prior to Closing, and (b) within three (3) days of filing such Section 336(e) Forms with the applicable Taxing Authorities, Seller shall deliver to Buyer a copy of such Section 336(e) Forms and evidence of such Section 336(e) Forms being filed with the applicable Tax Return of the Seller Group;

(4) Prior to the Closing, (a) the Seller shall have delivered to the Buyer a properly executed, binding agreement to make a Section 336(e) Election, among Seller and the Corporate Subsidiaries, pursuant to Treasury Regulation section 1.336-2(h), in the form attached hereto as Exhibit D and (b) Buyer and Seller shall (and shall cause their Affiliates to) execute any other documents as may be determined reasonably necessary by Buyer or Seller to effectuate the Section 336(e) Elections;

(5) Buyer and Seller shall, and shall cause their respective Affiliates to, (A) report the transactions contemplated by this Agreement in a manner consistent with the Section 336(e) Elections for all Tax purposes and (B) except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state or local Law), take no Tax position contrary to the Section 336(e) Elections or the Section 336(e) Forms on any Tax Return, in any Tax Proceeding or otherwise; and

(6) Buyer and Seller shall not, and shall cause their respective Affiliates not to, take any action to (i) modify any of the forms or other documents (including any corrections, amendments or supplements thereto) that are required in connection with the Section 336(e) Elections or (ii) modify or revoke any of the Section 336(e) Elections after the filing of the Section 336(e) Forms without the prior written consent of the other party.

(iv) Notwithstanding anything herein to the contrary, but subject to the foregoing provisions of this Section 5.13(h) and Section 5.13(k), Buyer shall not, and shall not cause or permit any of its Affiliates (including the Acquired Companies after the Closing) to (A) make, change or revoke (or cause to be made, changed, or revoked) any Tax election (including any entity classification election pursuant to Treasury Regulation Section 301.7701-3) with respect to any Acquired Company or the Business that has retroactive effect to any Pre-Closing Period (or portion thereof), or (B) change or cause to be changed any method of Tax accounting or any Tax accounting period of any Acquired Company, which change has retroactive effect to any Pre-Closing Period (or portion thereof). For the avoidance of doubt, nothing in this Agreement shall prevent the Buyer from causing the Acquired Companies to convert into limited liability companies or other form of entity after the Closing or make an entity classification election pursuant to Treasury Regulation Section 301.7701-3 for any period or portion thereof beginning after the Closing Date.

(i) Combined Returns. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to provide any Person with any Tax Return or copy of any Tax Return of (i) Seller or any of its Subsidiaries (other than the Acquired Companies) or (ii) a consolidated, combined, affiliated or unitary group that includes Seller or any of its Affiliates (including the Acquired Companies); provided that in the event an election under Section 336(e) of the Code is made with respect to the transaction contemplated by this Agreement, Seller shall provide to Buyer evidence of the Section 336(e) election statement being filed with the applicable Tax Return of the Seller Group.

(j) Certain Tax Returns. Except as part of a VDA Process, Buyer shall not, and shall not permit the Acquired Companies to, to the extent such action would materially increase Taxes payable by Seller and such action is not required by applicable Law, amend any Tax Return of the Acquired Companies filed with respect to any Pre-Closing Period without the written consent of the Seller which consent shall not be unreasonably withheld, conditioned, or delayed.

(k) Specified Tax Matters. Buyer and Seller shall take the actions set forth in Section 5.13(k) of the Seller Disclosure Schedule.

Section 5.14 Officers’, Directors’ and Managers’ Indemnification. From and after the Closing Date until the date that is six (6) years after the Closing Date, Buyer shall (a) not, and shall cause the Acquired Companies not to, except (and then only) to the extent otherwise required by then applicable Law, modify the exculpation, indemnification and expense advancement provisions in the Acquired Companies’ (or any successor’s) Organizational Documents in existence on the date hereof or any agreement listed on Section 5.14 of the Seller Disclosure Schedule providing for indemnification by any Acquired Company in effect on the date hereof so as to reduce, limit or otherwise adversely affect the rights thereunder with respect to (i) the elimination of liability of past and present directors, members or managers (or equivalent) and officers of the Acquired Companies, (ii) indemnification of past and present directors, members or managers (or equivalent) and officers of the Acquired Companies, as such provisions apply to any current or former directors, members or managers (or equivalents) and officers of the Acquired Companies prior to the Closing (the “Covered Parties”) and (iii) advancement of expenses to any Covered Parties contained in the Organizational Documents of the Acquired Companies and (b) cause the Acquired Companies to comply with all such provisions and/or agreements. The obligations of Buyer under this Section 5.14 shall not be terminated or modified in such a manner as to adversely affect any Covered Party without the consent of such affected Covered Party (it being expressly agreed that the Covered Parties shall be third party beneficiaries of this Section 5.14).

Section 5.15 Litigation Cooperation. Buyer and Seller shall take the actions set forth in Section 5.15 of the Seller Disclosure Schedule with respect to all Actions relating to or arising in connection with the Business.

Section 5.16 Release of Guarantees.

(a) Prior to the Closing, Buyer shall terminate or cause to be terminated, or cause Buyer or one of its Affiliates to be substituted in all respects for Seller and any Retained Subsidiary (collectively, the “Seller Guarantors”) in respect of all obligations of Seller Guarantors under, or replace or cause to be replaced, effective as of the Closing Date, any Seller Guaranties and in each case obtain from the creditor or other counterparty to each Seller Guaranty a full and irrevocable release of the Seller Guarantors that are liable, directly or indirectly, to such creditor in respect of such Seller Guaranty. Neither Seller nor any Affiliate of Seller shall be required to make any payment or incur any out of pocket cost to obtain the foregoing terminations, substitutions or replacements of any Seller Guaranties, and Buyer and its Affiliates shall bear all such costs.

(b) In the event the actions provided for in Section 5.16(a) above are not completed by the Closing Date, (i) Buyer shall indemnify and hold harmless Seller Guarantors from and against all continuing obligations and Liabilities under any such Seller Guaranties, and (ii) from and after the Closing, Buyer shall continue to use its reasonable best efforts to terminate, or cause Buyer or one of its Affiliates to be substituted in all respects for Seller Guarantors in respect of all obligations of Seller Guarantors under, or replace or cause to be replaced, any such Seller Guaranties and in each case obtain from the creditor or other counterparty to each Seller Guaranty a full and irrevocable release of the Seller Guarantors that are liable, directly or indirectly, to such creditor in respect of such Seller Guaranty, and Buyer shall not and shall not permit the Business, the Acquired Companies or its Affiliates to (A) renew or extend the term of or (B) amend any contract to increase the obligations under, or transfer to another third party, any Contract or other obligation for which any Seller Guarantor is or would reasonably be expected to be liable under such Seller Guaranty. To the extent that any Seller Guarantor continues to have any performance obligations under any such Seller Guaranty on or after the Closing Date, Buyer shall use reasonable best efforts to (x) perform, or cause its Affiliates to perform, such obligations on behalf of such Seller Guarantor or (y) otherwise take such action as reasonably requested by Seller so as to put such Seller Guarantor in the same position as if Buyer or one of its Affiliates, and not such Seller Guarantor, had performed or were performing such obligations.

Section 5.17 Exclusivity. From the date hereof until the earlier to occur of (a) termination of this Agreement pursuant to the terms and conditions hereof and (b) the Closing, Seller shall not, and shall cause its controlled Affiliates not to (and shall use its reasonable best efforts to cause its Representatives not to): (i) solicit, initiate, entertain, consider, encourage or accept the submission of any proposal or offer from any third party relating to the acquisition (whether by merger, purchase of stock, purchase of assets or otherwise) of all or substantially all or any significant part of the Business as a whole or any Equity Interests of the Acquired Companies or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in any effort or attempt by any third party to do or seek any of the foregoing, in each case, other than with Buyer. Seller shall, and shall cause its controlled Affiliates to (and shall use its reasonable best efforts to cause its Representatives to), immediately cease all existing discussions or negotiations conducted prior to the date hereof with respect to any of the foregoing and promptly request that any confidential materials provided to any Person (other than Buyer and its Representatives) in connection therewith be returned to Seller or destroyed in accordance with the terms of the applicable non-disclosure agreement between Seller or its applicable controlled Affiliate and any such Person.

Section 5.18 Representation & Warranty Insurance Policy. Buyer has bound the draft representation and warranty insurance policy substantially in the form attached as Exhibit E to this Agreement (the “R&W Insurance Policy”) as of the date of this Agreement. Buyer shall take all actions necessary to complete the applicable conditions in the conditional binder (other than the condition that the Closing has occurred) to the R&W Insurance Policy within the times set forth in the R&W Insurance Policy to maintain the R&W Insurance Policy in full force and effect. Following the final issuance of the R&W Insurance Policy, Buyer agrees to use reasonable best efforts to keep the R&W Insurance Policy in full force and effect for the policy period set forth in such policy. Upon its final issuance, Buyer shall deliver the R&W Insurance Policy to Seller. Buyer acknowledges that Buyer obtaining the R&W Insurance Policy is a material inducement to Seller entering into the transactions contemplated by this Agreement, and Seller is relying on Buyer’s covenants and obligations set forth in this Section 5.18. The R&W Insurance Policy shall include a provision whereby, except in the case of Fraud, the insurer expressly waives, and irrevocably agrees not to pursue, directly or indirectly, any subrogation rights against Seller or any of its Affiliates, or any former shareholders, managers, members, directors, officers, employees, agents and representatives of any of the foregoing and such Persons shall be express third-party beneficiaries of such provision. In addition, the R&W Insurance Policy may not be amended or waived by Buyer in any manner that is adverse to Seller or any of its Affiliates without Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and the subrogation provisions therein may not be amended or waived in any manner that is adverse to Seller or any of its Affiliates without Seller’s prior written consent. In the event that Buyer or any of its Affiliates otherwise amends, waives, modifies or cancels the terms of the R&W Insurance Policy, in no event shall Seller be liable under this Agreement for any liabilities or obligations in excess of such liabilities or obligations as they would have under this Agreement if the R&W Insurance Policy in the form as of the date hereof had not been so amended, waived, modified or cancelled. Prior to the Closing, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to assist Buyer, including by making available due diligence materials reasonably requested by Buyer (or any Affiliate thereof and in the possession or under the control of Seller or its Affiliates), in Buyer’s efforts to cause the R&W Insurance Policy to be bound and issued.

Section 5.19 Special Indemnities.

(a) Seller shall not indemnify, defend or hold harmless Buyer or its Affiliates or its and their respective successors, assigns, directors, managers, officers, employees, shareholders, agents and controlling persons other than for the matters and in the manner and to the extent set forth in Section 5.19(a) of the Seller Disclosure Schedule, in accordance with the procedures set forth in Section 5.19(c) of the Seller Disclosure Schedule.

(b) Buyer shall not indemnify, defend or hold harmless Seller or its Affiliates or its and their respective successors, assigns, directors, managers, officers, employees, shareholders, agents and controlling persons other than for the matters and in the manner and to the extent set forth in Section 5.19(b) of the Seller Disclosure Schedule, in accordance with the procedures set forth in Section 5.19(c) of the Seller Disclosure Schedule.

Section 5.20 Non-Competition. From and after the Closing Date until the date that is five (5) years after the Closing Date, Seller shall not, and shall cause its controlled Affiliates not to, directly or indirectly (whether as owner, partner, member, manager, investor, consultant, agent, employee, co-venturer or otherwise) engage in (other than on behalf of Buyer or the Acquired Companies) or compete with (or undertake any planning to engage in or compete with), all or any portion of the Business (or any business that is competitive with the Business) in any geographic area in which the Business is conducted or actively planning to be conducted as of the Closing Date; provided, however, that passive ownership of less than three percent (3%) of the outstanding stock of any publicly traded entity will not be deemed, solely by reason thereof, a violation of this Section 5.20. For the avoidance of doubt, subject to Seller’s compliance with Section 5.27, any action taken or omitted to be taken by Seller or its Affiliates in connection with any product replacement obligations arising pursuant to a settlement agreement entered into in connection with the settlement of any Action set forth in the second paragraph of Section 5.15 of the Seller Disclosure Schedule shall not be deemed a violation of this Section.

Section 5.21 Non-Solicitation.

(a) Each of Buyer and Seller agrees that, from and after the Closing Date until the date that is five (5) years after the Closing Date, it shall not, and shall cause its Affiliates not to, without the prior written consent of Seller or Buyer, respectively, directly or indirectly, solicit (i) employees or independent contractors of Seller or its Affiliates that (A) are executives of Seller or its Affiliates, (B) are key employees of Seller or its Affiliates identified by name or employee level set forth on Section 5.21(a) of the Seller Disclosure Schedule, (C) provide services to Buyer or the Acquired Companies pursuant to the Transition Services Agreement, (D) have their primary place of employment with Seller or its Affiliates in the Dallas, Texas metroplex or (E) are plant managers or specialists (in the case of Buyer) or (ii) Business Employees or the independent contractors set forth on Section 5.21(a) of the Seller Disclosure Schedule (in the case of Seller) (with respect to each party, as applicable, “Covered Persons”); provided that this Section 5.21(a) shall not restrict any (A) general or public solicitations not specifically targeted at Covered Persons of the other party (including searches by any bona fide search firm that is not directed to solicit such employees) or (B) solicitations, hiring or other actions with respect to any such Person (x) whose employment is terminated prior to the commencement of employment discussions between such Person and Buyer or its Subsidiaries or Seller or its Subsidiaries, as applicable, (y) who responds to general or public solicitation not specifically targeted at Covered Persons of the other party (including searches by any bona fide search firm that is not directed to solicit such employees), or (z) who initiates discussions regarding such employment without any solicitation by such party in violation of this Section 5.21(a); provided, further, this Section 5.21(a) shall not restrict activities between Buyer and its employees or Seller or the Acquired Companies and their respective employees (including the Business Employees) prior to the Closing Date.

(b) Notwithstanding the foregoing, this Section 5.21(b) shall not restrain or prohibit (i) any Person or any of such Person’s Affiliates (which may include Buyer or any of its Subsidiaries or Seller or any of its Subsidiaries, as applicable, following an Acquisition Transaction) that was previously unaffiliated with Buyer or Seller, as applicable, and acquires (whether by way of asset acquisition, stock purchase, merger, business combination or otherwise) Buyer or any if its Subsidiaries or any of their respective assets or businesses or Seller or any of its Subsidiaries or any of their assets or businesses, as applicable (an “Acquisition Transaction”) or (ii) any solicitations or hiring by any Person or any of such Person’s Affiliates that is not directly or indirectly controlled by Buyer or Seller, as applicable, including any joint ventures, partnerships or co-investment vehicles that neither Buyer nor any of its direct or indirect Subsidiaries or Seller nor any of its direct or indirect Subsidiaries, as applicable, controls.

Section 5.22 Financing.

(a) Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and shall use its reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letters, including to (i) maintain in effect the Commitment Letters, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing consistent with the terms and conditions contained in the Debt Commitment Letter (including, as necessary, the “flex” provisions contained in any related fee letter)

and (iii) satisfy on a timely basis all conditions in the Commitment Letters and comply with its obligations thereunder. Without limiting the generality of the foregoing, in the event that all conditions contained in the Commitment Letters (other than the consummation of the Sale and those conditions the failure of which to be satisfied is attributable to a breach by Buyer of its representations, warranties, covenants or agreements contained in this Agreement) have been satisfied, Buyer shall use reasonable best efforts to cause the Debt Financing Entities and the Equity Commitment Parties to comply with their obligations thereunder, including to fund the Financing to consummate the transactions contemplated by this Agreement and to pay related fees and expenses on the Closing Date (including by using its reasonable efforts to enforce its rights under the Commitment Letters). Buyer shall use its reasonable efforts to comply with its obligations, and enforce its rights, under the Commitment Letters in a timely and diligent manner.

(b) Buyer shall not, without the prior written consent of Seller: (i) permit any amendment or modification to, or any waiver of any provision or remedy under, the Commitment Letters in each case to the extent such amendment, modification, or waiver (A) adds any new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing, (B) reduces the amount of the Debt Financing below an amount that, when combined with the aggregate amount of the Equity Financing (including any increase thereof and any other financial resources of Buyer that are immediately available in cash), is sufficient to provide Buyer with net cash proceeds on the Closing Date sufficient to enable Buyer to consummate the transactions contemplated by, and to satisfy all of its obligations under, this Agreement and the Commitment Letters on the terms contemplated hereby and thereby and to pay the Transaction Amounts, (C) adversely affects the ability of Buyer to enforce its rights against other parties to the Commitment Letters, in each case, as so amended, replaced, supplemented or otherwise modified, relative to the ability of Buyer to enforce its rights against the other parties to the Commitment Letters as in effect on the date hereof, or (D) could otherwise reasonably be expected to prevent, impede or materially delay the funding of the Financing or the consummation of the Sale or the other transactions contemplated by this Agreement; or (ii) terminate any Commitment Letter. Buyer shall promptly deliver to Seller copies of any amendment, modification, waiver or replacement of any Commitment Letter.

(c) In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Buyer shall (i) use reasonable best efforts to obtain alternative debt financing in an amount sufficient, when combined with the available portion of the Debt Financing and the aggregate amount of the Equity Financing (including any increase thereof and any other financial resources of Buyer that are immediately available in cash) will provide Buyer with net cash proceeds on the Closing Date sufficient to enable Buyer to consummate the transactions contemplated by and to satisfy all of its obligations under this Agreement and the Commitment Letters on the terms contemplated hereby and thereby and to pay the Transaction Amounts from the same or other sources and which do not include any conditions to the consummation of such alternative debt financing that are more onerous than the conditions set forth in the Debt Commitment Letter and shall deliver to Seller a true and complete copy of any commitment letter (or similar agreement) (together with a copy of any related fee letter with redactions consistent in scope with the redactions made to the Debt Fee Letter delivered as of the date hereof) with respect thereto and (ii) promptly notify Seller of such unavailability and the reason therefor in accordance with this Section 5.22(c). For the purposes of this Agreement, (i) the term “Debt Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative financing arranged in compliance herewith (and any Debt Commitment Letter remaining in effect at the time in question) and (ii) the term “Debt Financing” shall be deemed to include any alternative or new financing arranged in compliance herewith (and any original Debt Financing remaining in effect at the time in question). For the avoidance of doubt, if Buyer proceeds with any such alternative financing, such alternative financing shall be subject to the same obligations as set forth in this Section 5.22(c). Buyer shall keep Seller reasonably informed promptly and in reasonable detail of the status of its efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, Buyer shall give the Seller prompt notice (and a copy of any written notice or other written communication from any Financing Parties with respect thereof) (A) of any actual or threatened breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Commitment Letters, (B) of the receipt by Buyer of any notice or other communication (in writing) from any Financing Parties or other financing source with respect to any (1) breach, default, termination or repudiation by any party to the Commitment Letters or (2) material dispute or disagreement between or among any parties to the Commitment Letters and (C) if for any reason Buyer believes in good faith that it may not be able to obtain on a timely basis all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Commitment Letters. Notwithstanding the foregoing, nothing in this Section 5.22 shall require, and in no event shall the “reasonable best efforts” of Buyer be deemed or construed to require, Buyer to (i) seek or accept financing on terms materially less favorable, in the aggregate, to Buyer (as determined by Buyer in its reasonable discretion) than those set forth in the Commitment Letter as in effect on the date hereof (including any “flex” provisions in any fee letter related thereto, if any), (ii) waive any term or condition of this Agreement, (iii) pay any material fees in excess of those contemplated by the Commitment Letter and, in the case of the Debt Commitment Letter, related fee letter as in effect on the date hereof (whether to secure a waiver of any conditions contained therein or otherwise) or (iv) seek or accept any additional equity financing from any Person that is not acceptable to Buyer in its reasonable discretion.

(d) Buyer expressly acknowledges and agrees that the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Buyer or any Affiliate of Buyer or any other financing or other transactions is not a condition to any of Buyer’s obligations hereunder.

Section 5.23 Financing Cooperation.

(a) Prior to the Closing, Seller shall use its reasonable best efforts to provide, and shall cause the Acquired Companies to use their reasonable best efforts to provide, and shall use its reasonable best efforts to cause its and their Representatives to provide, all cooperation reasonably requested in writing by Buyer necessary and customary for the arrangement of the Financing, including using its reasonable best efforts to (a) provide the Debt Financing Parties any customary financial statements reasonably required to be delivered under the Debt Commitment Letter and any other customary information reasonably necessary for the assembly of marketing materials customary for financings of such type, (b) upon reasonable advance written notice, participate in a reasonable number of meetings (which meetings may be virtual or by telephone in lieu of in-person meetings) (including customary one-on-one meetings with the parties acting as lead arrangers for the Debt Financing and actual or prospective lenders and senior management and Representatives, with appropriate seniority and expertise, of the Acquired Companies), presentations, road shows, due diligence sessions (including accounting due diligence sessions) and sessions with ratings agencies, in each case at reasonable times and locations mutually agreed, (c) assist in the preparation of (i) any customary bank information memoranda and due diligence efforts with respect to the Acquired Companies for any of the Debt Financing and (ii) customary authorization and representation letters solely relating to the Acquired Companies and their Subsidiaries, each as reasonably required in connection with the Debt Financing, (d) assist in arranging for delivery of customary payoff and release documentation with respect to the Acquired Companies, including the Seller Debt Release Documents (drafts of which the Seller shall use its reasonable best efforts to provide at least three (3) Business Days prior to the Closing Date) and other applicable customary release documentation with respect to any other existing guarantees and indebtedness for borrowed money of the Acquired Companies and customary UCC termination statements, (e) facilitate the granting of a security interest (and perfection thereof) in collateral with respect to the Acquired Companies and the execution and delivery of guarantees, mortgages and other customary certificates or other documents and instruments relating to the foregoing with respect to the Acquired Companies, in each case as may be reasonably requested by Buyer as reasonably necessary and customary in connection with the Debt Financing, but in each case to be effective only at or after the Effective Time, (f) furnish a certificate of the chief financial officer or Person performing similar functions of the Acquired

Companies (solely to the extent continuing to serve in such capacity upon the consummation of the Closing) with respect to solvency matters, (g) subject to and conditioned on the occurrence of the Closing, take customary corporate actions reasonably necessary to permit the consummation of the Debt Financing, and (h) deliver to Buyer at least three (3) Business Days prior to the Closing Date all documentation and information as is reasonably requested in writing by the Debt Financing Parties at least ten (10) days prior to the Closing Date that is required by U.S. regulatory authorities under applicable “know your customer” requirements and Anti-Money Laundering Laws, including the PATRIOT Act. The foregoing notwithstanding, neither Seller nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 5.23 that would: (A) require Seller, its Affiliates (other than the Acquired Companies, in each case only to the extent such resolutions or consents, certificate, opinion, document, instrument or agreement are not effective until the Effective Time) or any Persons who are officers or directors of Seller or any of its Affiliates (other than the Acquired Companies, in each case only to the extent such resolutions or consents, certificate, opinion, document, instrument or agreement are not effective until the Effective Time and solely to the extent the Persons who are officers or directors thereof are continuing to serve in such capacity upon the consummation of the Closing) to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, opinion, document, instrument or agreement, (B) cause any representation or warranty or covenant in this Agreement to be breached by Seller or any of its Affiliates or require Seller or any of its Affiliates to waive or amend any terms of this Agreement or to any contract to which any of them is a party, (C) require Seller or any of its Affiliates to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Debt Financing or have any obligation of Seller or any of its Affiliates under any agreement, certificate, document or instrument be effective, in each case, other than the Acquired Companies solely to the extent required or effective only upon consummation of the Closing, (D) reasonably be expected to cause any director, officer, employee or stockholder of Seller or any of its Affiliates to incur any personal liability, (E) reasonably be expected to conflict with any Laws, (F) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any contract to which Seller or any of its Affiliates is a party (provided that the Seller, its Affiliates or such Representative shall notify Buyer if any cooperation is being withheld on this basis), (G) require Seller, any of its Affiliates or any of their Representatives to provide access to or disclose information that Seller or any of its Affiliates reasonably determines would result in the loss of any attorney-client privilege or other applicable legal privilege of Seller or any of its Affiliates (provided that the Seller, its Affiliates or such Representative shall notify Buyer if any information is being withheld on this basis and shall use commercially reasonable efforts to provide such access or disclosure in a manner that would not result in such loss of privilege), (H) require the Seller or any of its Affiliates or any of their Representatives to prepare any financial statements or information that are not available to Seller and prepared in the ordinary course of its financial reporting practice or, without limiting the obligation to provide any historical information that is the basis for any pro forma or post-closing information, to prepare any pro forma financial information or post-closing financial information, (I) other than the execution of customary authorization and representation letters solely relating to the Acquired Companies and their Subsidiaries, each as reasonably required in connection with the Debt Financing, require Seller or any of its Affiliates to enter into any instrument or agreement that is effective prior to the Closing or that would be effective if the Closing does not occur, (J) require the delivery of any opinion of counsel or (K) unreasonably interfere with the ongoing operations of Seller or any of its Affiliates. Nothing contained in this Section 5.23 or otherwise shall require Seller or any of its Affiliates to be an issuer or other obligor with respect to the Debt Financing, other than the Acquired Companies solely on and after the consummation of the Closing.

(b) Buyer shall, promptly upon request by Seller, reimburse Seller for all out-of-pocket costs and expenses incurred by Seller or any of its Affiliates or their respective Representatives in connection with the cooperation contemplated by this Section 5.23 (including any attorneys’ fees) and shall indemnify and hold harmless Seller and its Affiliates and their respective Representatives from and against any and all losses, except to the extent arising or resulting from the gross negligence, Fraud or willful misconduct of the Seller, its Affiliates (including, for this purpose, the Acquired Companies) or their respective Representatives, imposed on, sustained, incurred or suffered by, or asserted against, any of them, whether in respect of third-party claims, direct claims or otherwise, directly or indirectly relating to, arising out of or resulting from the arrangement of the Financing or any other financing, any action taken by them at the request of Buyer pursuant to this Section 5.23 and any information used in connection therewith. The foregoing obligations shall survive termination of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that the provisions contained in this Section 5.23, represent the sole obligation of Seller, its Affiliates and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Buyer or any of its Affiliates with respect to the transactions contemplated by this Agreement.

(d) All information regarding Seller or any of its Affiliates obtained by Buyer or its Representatives pursuant to this Section 5.23 shall be kept confidential in accordance with this Agreement and the Confidentiality Agreement. Seller hereby consents to the use of the Acquired Companies’ logos in connection with the Financing; provided that such trademarks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Seller or any of its Subsidiaries or the reputation or goodwill of Seller or any of its Subsidiaries.

(e) Notwithstanding anything to the contrary in this Agreement, Seller’s breach of any of the covenants required to be performed by it under this Section 5.23 will not be considered in determining the satisfaction of the condition set forth in Section 6.2(b) unless such breach is the primary cause of Buyer being unable to obtain the proceeds of the Financing at the Closing.

Section 5.24 Availability of Insurance Post-Closing.

(a) General Liability Policies to be Maintained by Buyer. Buyer agrees and covenants (on its own behalf and on behalf of each of its Subsidiaries (including, after the Closing, the Acquired Companies)) that it will procure and maintain at its sole cost and expense, for a period of no less than five (5) years from the Closing Date, annual occurrence-based primary, umbrella and excess liability insurance policies issued by insurers with an A.M. Best Company rating of “A” or better or Lloyds rating equivalent and naming Seller and its Subsidiaries and Affiliates, as now or hereafter constituted (the “Seller Insureds”), as additional insureds (together, the “Buyer General Liability Policies”). The Buyer General Liability Policies shall provide such additional insured coverage using ISO Forms CG 20 10 10 01 and CG 20 37 10 01 or substantially similar terms granting additional insured coverage for ongoing and completed operations of the named insured without reference to an extrinsic written agreement. Such primary policies shall provide minimum annual limits of $2 million per occurrence and $4 million in the aggregate. Such excess and umbrella policies shall attach immediately above such primary policies and shall provide minimum annual limits of $50 million in the aggregate. The Buyer General Liability Policies shall otherwise provide coverage with terms and conditions at least as favorable as Seller’s primary, umbrella and excess liability policies in place as of the Closing Date. It is the intention of the Parties that the Buyer General Liability Policies shall act as primary insurance with respect to any claims asserted against Seller or its Subsidiaries or Affiliates or Buyer or its Subsidiaries or Affiliates arising from the Assumed Liabilities with an occurrence date after the Closing Date, and the Buyer General Liability Policies shall expressly provide that they act as primary insurance with respect to any such claims. The Buyer General Liability Policies shall provide that such policies shall not be canceled without first giving thirty (30) days prior written notice thereof to Seller. Within thirty (30) days of the Closing Date and annually thereafter, Buyer will provide Seller with certificates of insurance evidencing compliance with this Section 5.24(a) (including evidence of renewal of insurance) signed by authorized representatives of the respective carrier(s). Upon

Seller’s request, Buyer will provide Seller reasonable access to all insurance documents for purposes of verifying Buyer’s compliance with this Section 5.24(a). The Buyer General Liability Policies shall include full waivers of subrogation in favor of the Seller Insureds and each of their respective officers, directors, agents, servants and employees. In the event of a claim, occurrence or suit relating to any Seller Insured and arising from the Assumed Liabilities, Seller will provide prompt notice of such claim, occurrence or suit to Buyer, and Buyer will cooperate with Seller in the provision of notice and the pursuit of coverage under the Buyer General Liability Policies. Buyer shall be responsible for any and all applicable deductibles, self-insured retentions, retrospective premiums, claims-handling charges, co-payments or any other charge or fee legally due and owing relating to claims arising from the Assumed Liabilities under the Buyer General Liability Policies, including those claims asserted by or on behalf of one or more of the Seller Insureds.

(b) General Liability Policies to be Maintained by Seller. Seller agrees and covenants (on its own behalf and on behalf of each of its Subsidiaries (other than the Acquired Companies)) that it will procure and maintain at its sole cost and expense, for a period of no less than five (5) years from the Closing Date, annual occurrence-based primary, umbrella and excess liability insurance policies issued by insurers with an A.M. Best Company rating of “A” or better or Lloyds rating equivalent and naming Buyer and its Subsidiaries and Affiliates (including, after the Closing, the Acquired Companies), as now or hereafter constituted (the “Buyer Insureds”), as additional insureds (together, the “Seller General Liability Policies”). The Seller General Liability Policies shall provide such additional insured coverage using ISO Forms CG 20 10 12 19 and CG 20 37 10 01 or substantially similar terms granting additional insured coverage for ongoing and completed operations of the named insured without reference to an extrinsic written agreement. Such primary policies shall provide minimum annual limits of $2 million per occurrence and $4 million in the aggregate. Such excess and umbrella policies shall attach immediately above such primary policies and shall provide minimum annual limits of $50 million in the aggregate. The Seller General Liability Policies shall otherwise provide coverage with terms and conditions at least as favorable as Seller’s primary, umbrella and excess liability policies in place as of the Closing Date. It is the intention of the Parties that the Seller General Liability Policies shall act as primary insurance with respect to any claims asserted against Seller or its Subsidiaries or Affiliates or Buyer or its Subsidiaries or Affiliates arising from the Excluded Liabilities with an occurrence date after the Closing Date, and the Seller General Liability Policies shall expressly provide that they act as primary insurance with respect to any such claims. The Seller General Liability Policies shall provide that such policies shall not be canceled without first giving thirty (30) days prior written notice thereof to Buyer. Within thirty (30) days of the Closing Date and annually thereafter, Seller will provide Buyer with certificates of insurance evidencing compliance with this Section 5.24(b) (including evidence of renewal of insurance) signed by authorized representatives of the respective carrier(s). Upon Buyer’s request, Seller will provide Buyer reasonable access to all insurance documents for purposes of verifying Seller’s compliance with this Section 5.24(b). The Seller General Liability Policies shall include full waivers of subrogation in favor of the Buyer Insureds and each of their respective officers, directors, agents, servants and employees. In the event of a claim, occurrence or suit relating to any Buyer Insured and arising from the Excluded Liabilities, Buyer will provide prompt notice of such claim, occurrence or suit to Seller, and Seller will cooperate with Buyer in the provision of notice and the pursuit of coverage under the Seller General Liability Policies. Seller shall be responsible for any and all applicable deductibles, self-insured retentions, retrospective premiums, claims-handling charges, co-payments or any other charge or fee legally due and owing relating to claims arising from the Excluded Liabilities under the Seller General Liability Policies, including those claims asserted by or on behalf of one or more of the Buyer Insureds.

(c) Legacy Policies. With respect to an accident, illness, disease, occurrence or offense, taking place in whole or in part prior to the Closing Date and relating to the Assumed Liabilities, to the extent possible, Seller will reasonably cooperate with Buyer and take commercially reasonable actions as may be necessary or advisable to assist Buyer in submitting such claims on behalf of the Acquired Companies as appropriate under those occurrence-based liability policies issued to Seller prior to the Closing Date (the “Legacy Policies”); provided, however, that Buyer shall be responsible for any and all applicable deductibles, self-insured retentions, retrospective premiums, claims-handling charges, co-payments or any other charge or fee legally due and owing relating to such claims, and neither Seller or its Subsidiaries or Affiliates, nor any insurance company shall be required to maintain such Legacy Policies beyond their current terms.

(d) Claims-Made Liability Policies.

(i) Effective no later than the Closing Date and for a period of no less than six (6) years from the Closing Date, Buyer shall procure and maintain claims-made liability policies reasonable and appropriate to the Business, including directors’ and officers’ liability, employment practices liability, and fiduciary liability policies with commercially reasonable terms and limits and naming the Seller Insureds as Insured Persons, with the policies to include the Buyer Insureds as insureds, whether by specific endorsement or through the definition of Insured provisions in each policy, with respect to the Assumed Liabilities; provided that Buyer shall be responsible for any and all applicable deductibles, self-insured retentions, retrospective premiums, claims-handling charges, co-payments or any other charge or fee legally due and owing relating to the Assumed Liabilities and conduct occurring after the Closing Date.

(ii) For a period of no less than six (6) years from the Closing Date, Seller shall maintain or cause to be maintained any directors’ and officers’ liability and fiduciary liability policies covering the Acquired Companies and issued to Seller prior to the Closing Date, with the policies to include the Buyer Insureds as insureds, whether by specific endorsement or through the definition of Insured provisions in each policy, with respect to any occurrences or offenses taking place in whole or in part prior to the Closing Date; provided that, Buyer shall be responsible for any and all applicable deductibles, self-insured retentions, retrospective premiums, claims-handling charges, co-payments or any other charge or fee legally due and owing relating to the Assumed Liabilities and conduct occurring prior to the Closing Date.

(iii) Effective no later than the Closing Date and for a period of no less than six (6) years from the Closing Date, Seller shall procure claims-made directors’ and officers’ liability and fiduciary liability policies, naming the Buyer Insureds as additional named insureds with respect to the Excluded Liabilities; provided that, Seller shall be responsible for any and all applicable deductibles, self-insured retentions, retrospective premiums, claims-handling charges, co-payments or any other charge or fee legally due and owing relating to the Excluded Liabilities and conduct occurring after the Closing Date.

(e) No Other Rights or Obligations. Except as expressly provided in Section 5.24(b), (c) and (d), Seller shall have no obligation to name any Buyer Insured, in whole or in part, as a named insured, additional insured, loss payee or otherwise, and no Buyer Insured shall be entitled to any rights or benefits under any occurrence-based or claims-made liability polic(ies) issued to Seller or its Subsidiaries or Affiliates, whether before, on or after the Closing Date, including any commercial general liability, worker’s compensation, employer’s liability, products liability and automobile liability policies, whether primary, umbrella or excess.

(f) Claims Not Reimbursed. Except as set forth in Section 5.24(a)-(d), inclusive, Seller and Buyer shall not be liable to one another (nor shall any Subsidiary or Affiliate of Seller be liable to Buyer or any Subsidiary or Affiliate thereof) for claims, or portions of claims, not reimbursed by insurers under any insurance policy for any reason, including coinsurance provisions, deductibles, self-insured retentions, bankruptcy or insolvency of any insurance carrier(s), policy limitations or restrictions, any coverage disputes, any failure to timely file a claim by Buyer or Seller (or any of their respective Subsidiaries or Affiliates), or any defect in such claim or its processing. Notwithstanding the foregoing, nothing in this Section is intended or shall be interpreted to alter, change or modify any indemnity obligation provided elsewhere in this Agreement, including Section 5.19.

(g) Cooperation. The Parties agree to use (and cause their respective Subsidiaries and Affiliates to use) commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Section 5.24.

(h) Miscellaneous. Nothing in this Agreement shall be deemed to restrict Buyer or Seller, or their respective Subsidiaries or Affiliates, from acquiring at its own expense any insurance policy in respect of any liability or risk or covering any period. Except as otherwise provided in this Agreement, from and after the Closing Date, Buyer and Seller shall be responsible for obtaining and maintaining their respective insurance programs for their respective risk of loss, and such insurance arrangements shall be separate programs apart from each other, and each of Buyer and Seller shall be responsible for all aspects of its own such insurance program.

Section 5.25 Closing Cash Balance. Prior to the Closing, Buyer and Seller will negotiate in good faith to mutually agree on a reasonable amount of cash (not to exceed $5,000,000) required to operate the Business on the Closing Date (the “Minimum Cash Balance”). Seller shall use its reasonable best efforts to cause the Acquired Companies, at the Closing, to have approximately the Minimum Cash Balance on a consolidated basis.

Section 5.26 Additional Covenant. Neither Buyer nor any Acquired Company nor any of their respective Subsidiaries or Affiliates shall take any of the actions set forth on Section 1.1(ET)(1) of the Seller Disclosure Schedule.

Section 5.27 Supply/Distribution Agreement. The parties acknowledge and agree that, notwithstanding Section 5.20, Seller shall be permitted to enter into a supply/distribution agreement with a supplier of highway products, and resell products purchased thereunder, solely for purposes of fulfilling its obligations to replace equipment in connection with settling the Actions set forth in the second paragraph of Section 5.15 of the Seller Disclosure Schedule (the “Supply/Distribution Agreement”), subject to the provisions of this Section 5.27. From and after the date hereof and until the earlier of (a) the sixtieth (60th) day after the Signing Date and (b) the date that Buyer has notified Seller that it has no interest, or has not been reasonably responsive to Seller’s efforts, in entering into a Supply/Distribution Agreement with Seller (the “Exclusivity Period”), Buyer and Seller shall use commercially reasonable efforts to negotiate in good faith to enter into a Supply/Distribution Agreement in accordance with the terms set forth in Section 5.27 of the Seller Disclosure Schedule and in form and substance mutually agreeable to Buyer and Seller. During the Exclusivity Period, Seller shall negotiate exclusively with Buyer and shall not (i) solicit, initiate, entertain, encourage or accept any proposal or offer from any third party relating to a Supply/Distribution Agreement or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in any effort or attempt by any third party to enter into a Supply/Distribution Agreement, in each case, other than with Buyer or the Acquired Companies. Following the end of the Exclusivity Period, Seller shall not enter into a Supply/Distribution Agreement with any Person (other than Buyer or the Acquired Companies) unless Seller has provided Buyer with at least ten (10) Business Days’ prior written notice of the material terms (excluding the name of such Person and the name or specifications of such product) of any such Supply/Distribution Agreement and Buyer has failed, within such ten (10) Business Day period, to provide Seller with a commitment to match such material terms.

Section 5.28 Updates to Section 3.27 of the Seller Disclosure Schedule. At any time and from time to time prior to the Closing, Seller shall deliver to Buyer supplements or amendments to Section 3.27 of the Seller Disclosure Schedule in order to disclose or otherwise set forth any of the litigation required by the provisions of Section 3.27 to be disclosed on Section 3.27 of the Seller Disclosure Schedule. Each such supplement or amendment to Section 3.27 of the Seller Disclosure Schedule (a) shall be deemed to be incorporated into and to supplement and amend, for all purposes, the Seller Disclosure Schedule and this Agreement as of the Closing Date, and (b) shall be deemed to have cured any breach or violation of any representation or warranty made in this Agreement that otherwise might have existed by reason of such litigation, including for purposes of determining whether or not the conditions to Closing (including those set forth in Section 6.2(a)) have been satisfied. For the avoidance of doubt, nothing in this Section 5.28 shall affect Seller’s obligation to indemnify the Buyer Indemnified Parties for the litigation filed with a Governmental Entity set forth on Section 3.27 of the Seller Disclosure Schedule to the extent required pursuant to, and subject to the limitations contained in, Section 5.19 of this Agreement.

Section 5.29 Fort Worth Lease Agreement. Buyer and Seller shall cause their respective Affiliates to enter into a Lease Agreement at the Closing (the “Lease Agreement”) pursuant to which an Affiliate of Seller will lease from an Acquired Company a portion of that certain premises situated at 2548 NE 28th Street, Fort Worth, Texas 76111 under the terms and conditions set forth on Section 5.29 of the Seller Disclosure Schedule and on such other terms and conditions as Buyer and Seller mutually agree.

Section 5.30 Assigned Software. Seller hereby agrees to assign all of Seller’s and the Retained Subsidiaries’ right, title and interest in the software described on Section 5.30 of the Seller Disclosure Schedule (in object and source code form) together with all material documentation, if any, related thereto (e.g., guides and manuals) (the “Assigned Software”) to THP free and clear of all Encumbrances prior to or simultaneously with the Closing for no additional consideration and pursuant to an assignment agreement in a form reasonably agreed upon by the parties; provided that such assignment agreement shall provide Seller a non-exclusive, irrevocable, non-assignable (except as to Seller’s Affiliates), non-sublicenseable (except as to Seller’s Affiliates), perpetual (so long as THP maintains the Assigned Software), royalty-free, fully paid up, worldwide license, on an as is basis, to the Assigned Software only for Seller’s and its Affiliates’ internal use.

Section 5.31 Other ObligationsSection 5.32 . Seller hereby agrees to comply with the covenants set forth on Section 5.31 of the Seller Disclosure Schedule.

ARTICLE VI

CLOSING CONDITIONS

Section 6.1 Conditions to Obligations of Each Party. The obligations of each of Seller and Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by both parties:

(a) The waiting period applicable to the Sale under the HSR Act shall have expired or been terminated;

(b) All required waiting periods or necessary permits, Approvals, clearances, confirmations, licenses and consents or filings related to the Foreign Antitrust Approvals shall have expired, terminated, been provided or made, as applicable; and

(c) No Law shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the transactions contemplated hereby, there shall be no order or injunction (in each case, whether temporary, preliminary or permanent) of any Governmental Entity of competent jurisdiction in effect prohibiting or otherwise preventing the consummation of the transactions contemplated hereby.

Section 6.2 Conditions to Obligations of Buyer. The obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

(a) (i) The representations and warranties of Seller contained in Section 3.3 of this Agreement shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of a specified date, which representations and warranties shall be true and correct in all but de minimis respects only as of such specified date), (ii) (A) the representations and warranties of Seller contained in the first two sentences of Section 3.1 and in Section 3.4(a) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of a specified date, which representations and warranties shall be true and correct as of such specified date), and (B) the representations and warranties of Seller contained in Section 3.1 (other than the representations and warranties set forth in the foregoing clause (ii)(A)), Section 3.2 and Section 3.19 of this Agreement, without giving effect to any “materiality” qualifications therein, shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of a specified date, which representations and warranties shall be true and correct in all material respects only as of such specified date), and (iii) the representations and warranties of Seller contained in Article III of this Agreement (other than the representations and warranties set forth in the foregoing clauses (i) and (ii)), without giving effect to any “materiality” or “Material Adverse Effect” qualifications therein, shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of a specified date, which representations and warranties shall be true and correct as of such specified date), except for such failures to be true and correct as would not individually or in the aggregate have a Material Adverse Effect;

(b) Seller shall have in all material respects performed the obligations and complied with the covenants (other than Section 5.27 and those covenants contained in Section 5.31 of the Seller Disclosure Schedule) required by this Agreement to be performed or complied with by it at or prior to the Closing;

(c) Seller shall have delivered to Buyer a certificate of Seller, dated the Closing Date, to the effect of the foregoing Section 6.2(a) and Section 6.2(b); and

(d) There shall not have occurred a Material Adverse Effect since the date of this Agreement that is continuing as of the Closing Date.

Section 6.3 Conditions to Obligations of Seller. The obligations of Seller to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Seller:

(a) Each of (i) the representations and warranties of Buyer contained in Section 4.1, Section 4.2, Section 4.3, Section 4.7 and Section 4.9, without giving effect to any materiality qualifications therein, shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of a specific date, such representations and warranties shall be true and correct in all material respects as of such specified date) and (ii) the representations and warranties of Buyer contained in this Agreement (other than the representations and warranties set forth in the foregoing clause (i)), without giving effect to any materiality qualifications therein, shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of a specific date, such representations and warranties shall be true and correct in all respects as of such specified date), except for such failures to be true and correct as would not, individually or in the aggregate, prevent Buyer from consummating the transactions contemplated by this Agreement prior to the Outside Date or result in a material impairment or delay that would reasonably be expected to not allow for Buyer to consummate the Closing by the Outside Date;

(b) Buyer shall have in all material respects performed the obligations and complied with the covenants (other than Section 5.27) required by this Agreement to be performed or complied with by it at or prior to the Closing; and

(c) Buyer shall have delivered to Seller a certificate of Buyer, dated the Closing Date to the effect of the foregoing Section 6.3(a) and Section 6.3(b).

Section 6.4 Frustration of Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to perform or comply with any of its obligations under this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a) by mutual written consent of Buyer and Seller;

(b) by the written notice of either party to the other party if the Closing shall not have occurred on or before January 31, 2022 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 7.1(b) shall (i) not be available to any party if the failure of such party to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date and (ii) shall be subject to Section 8.12;

(c) either Seller or Buyer, upon written notice to the other, if any court of competent jurisdiction or other competent Governmental Entity shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and non-appealable, unless in the case of Buyer the failure to consummate the Closing because of such action by a Governmental Entity shall be due to the failure of Buyer to have fulfilled any of its obligations under this Agreement;

(d) by Buyer upon written notice to Seller, if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Seller such that any conditions set forth in Section 6.2 would not be satisfied, such violation or breach has not been waived by Buyer, and the breach is not capable of being cured prior to the Outside Date or is not cured by thirty (30) days following Buyer’s written notice to Seller of such breach; provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Buyer if Buyer’s failure to fulfill any obligation under this Agreement is the primary cause of Seller’s breach of such representations, warranties, agreements or covenants;

(e) by Seller upon written notice to Buyer, if there shall have been a material breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Buyer such that any conditions set forth in Section 6.3 would not be satisfied, such violation or breach has not been waived by Seller, and the breach is not capable of being cured prior to the Outside Date or is not cured by thirty (30) days following Seller’s written notice to Buyer of such breach; provided that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Seller if Seller’s failure to fulfill any obligation under this Agreement is the primary cause of Buyer’s breach of such representations, warranties, agreements or covenants; or

(f) by Seller if (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or have been waived by Buyer in writing (other than (A) those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied and (B) those conditions that have not been satisfied as a result of a willful breach by Buyer of any representation, warranty, covenant or other agreement set forth herein, (ii) Seller has irrevocably confirmed in writing at least three (3) Business Days prior to such termination that Seller stands ready, willing and able to consummate the Closing, and (iii) Buyer has failed to consummate the Closing within three (3) Business Days of receipt by Buyer of the written confirmation referred to in clause (ii) of this sentence.

Section 7.2 Effect of Termination. In the event of termination of this Agreement by a party hereto pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other parties hereto, and this Agreement shall thereupon terminate and become void and have no effect, without any Liability or obligation on the part of any party hereto or their respective directors, officers, employees, owners, Representatives or Affiliates, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Section 5.4, this Section 7.2, Section 7.3, Section 8.2, Section 8.3, Section 8.4, Section 8.6, Section 8.7, Section 8.8, Section 8.9, Section 8.11, and Section 8.18 shall survive the termination of this Agreement; provided, however, that, subject to Section 7.3, if such termination shall result from (i) the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or (ii) Buyer’s failure to pay any portion of the Initial Purchase Price in accordance with the terms of this Agreement upon the satisfaction or waiver of the conditions to Closing set forth in Section 6.1 and Section 6.3, Seller or Buyer, as the case may be, shall be fully liable for any and all Losses of the other parties as a result of such breach, failure or termination. For purposes of this Article VII, the term “willful and material breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would be reasonably expected to, result in or constitute a breach of or failure of performance under this Agreement.

Section 7.3 Termination Fee.

(a) If this Agreement is validly terminated by (i) Seller pursuant to Section 7.1(e) or Section 7.1(f) or (ii) Buyer or Seller pursuant to Section 7.1(b) and at such time Seller could have terminated this Agreement pursuant to Section 7.1(e) or Section 7.1(f), then Buyer shall pay, or cause to be paid, to Seller an amount equal to $22,500,000 (such payment, the “Termination Fee”), plus any outstanding costs and expenses as provided in Section 5.23(b) (together with Recovery Costs, the Recovery Interest and the Termination Fee, the “Termination Payments”) such payment to be made to Seller by wire transfer of immediately available funds within two (2) Business Days following such termination. The parties acknowledge and agree that (i) the fees and other provisions of this Section 7.3(a) are an integral part of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) the Termination Payments shall constitute liquidated damages and not a penalty, (iii) without these agreements, the parties would not enter into this Agreement, (iv) in no event shall Buyer be required to pay the Termination Payments on more than one occasion and (v) while Seller may pursue both the payment of the Termination Payments under this Section 7.3(a), and specific performance of the type contemplated by, and subject to the limitations set forth in, Section 8.12, under no circumstances shall Seller be permitted or entitled both to (x) receive and retain payment of the Termination Payments and (y) receive a grant of specific performance that requires Buyer to consummate the Closing.

(b) In the event that this Agreement is terminated for any reason, then except for an order of specific performance as and only to the extent expressly permitted by, and subject to, Section 8.12, the parties acknowledge and agree that, in the event the Termination Payments shall become payable pursuant to Section 7.3(a) and Seller shall have received payment in full pursuant to Section 7.3(a), Seller’s right to terminate this Agreement and receive payment of the Termination Payments in full shall constitute the sole and exclusive remedy (whether at Law, in equity, in Contract, in tort or otherwise) of Seller and its Affiliates, and any of its or their respective Representatives (collectively, the “Seller Parties”) against (x) Buyer, any of its Affiliates or their respective Representatives or any of the respective direct or indirect, former, current or future, Affiliates, general or limited partners, equityholders, managers, members, directors, officers, employees, agents, representatives, advisors or assignees of the foregoing (collectively, the “Buyer Parties”) or (y) the Financing Parties and any other actual or prospective financing sources, and any arranger, agent or other Representative of the foregoing, or any of the respective direct or indirect, former, current or future, Affiliates, general or limited partners, equityholders, managers, members, directors, officers, employees, agents, representatives, advisors or assignees of the foregoing (the Persons described in this subclause (y), collectively, the “Financing Related Parties”) for all breaches, Losses, liabilities and/or damages in respect of or in connection with this Agreement, the Commitment Letters and/or the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for the termination of this Agreement (other than, for the avoidance of doubt, liability arising under the Confidentiality Agreement, pursuant to, and in accordance with the terms thereof). None of the Buyer Parties or Financing Related Parties shall have any liability to any of the Seller Parties relating to or arising out of this Agreement, the Commitment Letters or in respect of any other agreement, document or theory of Law or equity (whether in Contract, in tort or otherwise) or in respect of any oral representations made or alleged to be made in connection herewith or therewith, through Buyer or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Buyer against any other Buyer Party or any Financing Related Party, any enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or other applicable Law or otherwise (except that Buyer and the Guarantors shall continue to be obligated to Seller for amounts payable under Section 7.3(a)). For the avoidance of doubt, upon payment of the Termination Payments in full to Seller, none of the Buyer Parties or Financing Related Parties shall have any further liability (in each case, whether absolute, accrued, contingent, fixed or otherwise) to any of Seller Parties relating to or arising out of this Agreement, the Commitment Letters, the transactions contemplated hereby or thereby or in respect of any other agreement, document or theory of Law or equity (whether in Contract, in tort or otherwise) or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at Law or equity, in Contract, in tort or otherwise (other than, for the avoidance of doubt, liability arising under the Confidentiality Agreement, pursuant to, and in accordance with the terms thereof). If Buyer fails to promptly pay the full amount of the Termination Fee due pursuant to Section 7.3(a) and, in order to obtain such payment, Seller commences an Action that results in a judgment against Buyer for the Termination Fee or a portion thereof, Buyer shall pay Seller’s costs and expenses (including attorneys’ fees) in connection with such Action to Seller (the “Recovery Costs”), together with interest on the amount of the Termination Fee or portion thereof ordered to be paid by a court at the prime rate published in the Wall Street Journal, Eastern Edition, on the date such payment was required to be made through the date of the payment (the “Recovery Interest”) (provided, however, that in no event shall the aggregate amount of the Recovery Interest and Recovery Costs exceed $2,500,000). Without limiting the foregoing and notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that, if the Closing does not occur, the maximum aggregate liability of Buyer and any Buyer Party under this Agreement or relating to the transactions contemplated herein shall be limited to an amount equal to the Termination Payments, and in no event shall Seller, the Company or any other Seller Parties seek to recover any money damages in excess of such amount, including with respect to or arising out of any willful and material breach.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Survival. The representations, warranties, covenants and agreements of each of Buyer and Seller contained in this Agreement shall not survive the Closing, and only the covenants and agreements that by their terms survive the Closing shall so survive the Closing in accordance with their respective terms. No Person shall be entitled to indemnification, and no Action seeking to recover Losses or other relief shall be commenced or maintained after the end of the relevant survival period set forth herein, unless a claim for indemnification with respect thereto has previously been made in accordance with and within the time periods specified in this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall limit the ability of a party to this Agreement to bring a claim for Fraud. This Section 8.1 shall not prejudice or limit any claim made pursuant to the R&W Insurance Policy, which contains limitations on survival periods that shall control for purposes thereunder.

Section 8.2 No Reliance.

(a) Buyer acknowledges and agrees that it has conducted to its satisfaction an independent investigation of the business, operations, technology, assets, prospects, financial condition, Liabilities, results of operations and projected operations of the Business and the nature and condition of its properties, assets and businesses that it has deemed necessary and, in making the determination to proceed with the transactions contemplated by this Agreement and the Ancillary Agreements, has relied solely on the results of its own independent investigation, the advice and opinion offered by its own agents, experts and consultants, and the representations and warranties set forth in Article III and any certificate delivered by Seller pursuant to the terms of this Agreement. Buyer acknowledges that Seller and the Acquired Companies have provided Buyer with access to the personnel, properties, premises and books and records of the Business. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis, and Buyer acknowledges that none of Seller, the Acquired Companies or their respective Affiliates nor any other Person has made any representation or warranty, express or implied, at law or in equity, as to the accuracy or completeness of any information (including any projections, estimates or other forward-looking information) regarding Seller, the Acquired Companies, or their respective Affiliates, the Business or other matters that is not expressly and specifically included in this Agreement (including in any management presentations, information memorandum, supplemental information or other materials or information with respect to any of the above). Without limiting the generality of the foregoing, Buyer acknowledges and agrees that, except as expressly and specifically covered by a representation and warranty set forth in Article III or any certificate delivered by Seller pursuant to the terms of this Agreement, none of Seller, the Acquired Companies, or their respective Affiliates, nor any other Person has made any express or implied representation or warranty, at law or in equity, to Buyer regarding the accuracy or completeness of, or otherwise with respect to, (i) any projections, forecasts, plans, estimates or budgets for the Business or (ii) any material, documents or information (oral or written) relating to the Seller or the Acquired Companies made available to Buyer or its Representatives in any “data room,” offering memorandum, information memorandum or otherwise and Buyer specifically disclaims any obligation or duty by Seller, the Acquired Companies or any of their respective Affiliates or Representatives to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article III of this Agreement or any certificate delivered by Seller pursuant to the terms of this Agreement. Buyer acknowledges and agrees, to the fullest extent permitted by Law, that Seller, the

Acquired Companies and their respective Affiliates and Representatives shall not have, or be subject to, any Liability or responsibility whatsoever to Buyer or its Subsidiaries or any of their respective Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Buyer or its Subsidiaries or any of their respective Representatives, or use by Buyer, its Subsidiaries or any of their respective Representatives of any such information, including in respect of the specific representations and warranties of the Seller and Acquired Companies set forth in Article III of this Agreement or any Ancillary Agreement, except as and only to the extent expressly set forth herein or therein with respect to such representations and warranties and subject to the limitations and restrictions contained herein or therein. Notwithstanding anything contained in this Agreement to the contrary, nothing contained herein shall limit the ability of a Party to bring a claim for Fraud.

(b) Notwithstanding anything to the contrary in this Agreement or the Ancillary Agreements, Buyer acknowledges and agrees that each of Seller and the Acquired Companies makes no representation or warranty with respect to, and nothing contained in this Agreement (including Article III hereof), in the Ancillary Agreements or in any other agreement, document or instrument to be delivered in connection herewith or therewith is intended or shall be construed to be a representation or warranty (express or implied) of the Seller or any Acquired Company, for any purpose of this Agreement, the Ancillary Agreements or any other agreement, document or instrument to be delivered in connection herewith or therewith, in respect of: (i) the adequacy or sufficiency of any reserves of the Business or of the Acquired Companies; (ii) whether or not the reserves specified in clause (i) above were determined in accordance with any actuarial, statutory or other standard, or concerning the effect of the adequacy or sufficiency of reserves on any “line item” or asset, liability or equity amount, or the effect of any “line item” or asset, liability or equity amount on the adequacy or sufficiency of reserves; and (iii) any financial reports, statements and data delivered or made available to Buyer between the date hereof and the Closing Date.

Section 8.3 Choice of Law; Jurisdiction. This Agreement and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including any schedule or exhibit hereto), the transactions contemplated hereby, or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the parties irrevocably agrees that any Action related to this agreement shall be brought and determined exclusively in the federal or state courts located in the State of Delaware (the “Chosen Courts”). By executing and delivering this Agreement, each of the parties hereto irrevocably: (i) accepts generally and unconditionally submits to the exclusive jurisdiction of the Chosen Courts for any Action arising out of or relating to this Agreement and the transactions contemplated hereby and any Action brought for any remedy contemplated by Section 8.12; (ii) waives, to the fullest extent permitted by applicable Law, any objections which such party may now or hereafter have to the laying of venue of any such Action contemplated by this Section 8.3 and hereby further irrevocably waives and agrees not to plead or claim that any such Action has been brought in an inconvenient forum; (iii) agrees that it will not attempt to deny or defeat the personal jurisdiction of the Chosen Courts by motion or other request for leave from any such court; (iv) agrees that it will not bring any Action contemplated by this Section 8.3 in any court other than the Chosen Courts; (v) agrees that service of all process, including the summons and complaint, in any Action may be made by registered or certified mail, return receipt requested, to such party at their respective addresses provided in accordance with Section 8.4 or in any other manner permitted by Law; and (vi) agrees that service as provided in the preceding clause (v) is sufficient to confer personal jurisdiction over such party in the

Action, and otherwise constitutes effective and binding service in every respect. Each of the parties hereto agrees that a final judgment in any Action in a Chosen Court as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, and each party further agrees to the non-exclusive jurisdiction of the Chosen Courts for the enforcement or execution of any such judgment.

Section 8.4 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, when sent by facsimile or via electronic mail (with a notice contemporaneously given by another method specified in this Section 8.4), when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses (or at such other address for a party as shall be specified by like notice).

If to Buyer, to:

Rush Hour Intermediate II, LLC

c/o Monomoy Capital Management, LP

600 3rd Avenue, 27th Floor

New York, New York 10016

Attention: Mel Bartoul and Connor Tinquist

Email: mbartoul@mpcfunds.com and

ctinquist@mpcfunds.com

with copies (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036-8704

Attention: Carolyn Vardi

Email: Carolyn.Vardi@ropesgray.com

If to Seller, to:

Trinity Industries, Inc.

14221 North Dallas Parkway, Suite 1100

Dallas, Texas 75254

Attention: John Lee

E-mail: John.Lee@trin.net

with copies (which shall not constitute notice) to:

Trinity Industries, Inc.

14221 North Dallas Parkway, Suite 1100

Dallas, Texas 75254

Attention: Chief Legal Officer

E-mail: Sarah.Teachout@trin.net

and

Akin Gump Strauss Hauer & Feld LLP

2300 N. Field Street, Suite 1800

Dallas, Texas 75201

Attention: Thomas H. Yang

E-mail: tyang@akingump.com

Section 8.5 Headings. The headings contained in this Agreement (including the exhibits and schedules hereto) are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 8.6 Fees and Expenses. Except as otherwise specified in this Agreement, each party hereto shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, whether or not the Closing will have occurred. If Closing occurs, the Acquired Companies will pay Buyer’s costs and expenses which, for the avoidance of doubt, shall not constitute Transaction Expenses.

Section 8.7 Entire Agreement. This Agreement (including the exhibits and schedules hereto), the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to such subject matter; provided, however, for the sake of clarity, subject to Section 5.4(a), it is understood that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with its respective terms.

Section 8.8 Interpretation.

(a) When a reference is made to an Article, Section, Exhibit or Schedule (including any Seller Disclosure Schedule), such reference shall be to an Article, Section, Exhibit or Schedule (including any Seller Disclosure Schedule) of or to this Agreement unless otherwise indicated.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” unless otherwise specified.

(c) The word “or” shall not be exclusive.

(d) Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.

(e) References to “dollars” or “$” are to U.S. dollars.

(f) Any reference to “days” means calendar days unless Business Days are expressly specified.

(g) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

(h) The terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Seller Disclosure Schedule and exhibits hereto, and the words “date hereof” refer to the date of this Agreement.

(i) Any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified, codified, replaced or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations thereunder and published interpretations thereof, and references to any Contract or instrument are to that Contract or instrument as from time to time amended, modified or supplemented; provided that, for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any Law shall be deemed to refer to such Law, as amended, and the related regulations thereunder and published interpretations thereof, in each case, as of such date.

(j) It is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants and agreements contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included or not included in the Seller Disclosure Schedule is or is not material for purposes of this Agreement.

(k) Nothing herein (including the Seller Disclosure Schedule) shall be deemed an admission by any party hereto, or any of their respective Affiliates, in any Action, that such party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or any Law.

(l) This Agreement was prepared jointly by the parties hereto and no rule that it be construed against the drafter will have any application in its construction or interpretation.

(m) Any language from prior drafts of this Agreement, to the extent not included in the definitive version of this Agreement executed by the parties hereto, shall not be deemed to reflect the intention of any party hereto, or otherwise serve as parol evidence of any kind, with respect to the transactions contemplated hereby.

Section 8.9 Disclosure. Any matter disclosed in any Section of the Seller Disclosure Schedule shall be considered disclosed with respect to and for purposes of each other Section of the Seller Disclosure Schedule to the extent the relevance thereto is reasonably apparent on its face. The inclusion of information in any Section of the Seller Disclosure Schedule shall not be construed as an admission or indication that such information is material or that such matter actually constitutes noncompliance with, or a violation of, any Law, Permit or Contract or other topic to which such disclosure is applicable. Matters reflected in any Section of the Seller Disclosure Schedule that are not required by this Agreement to be so reflected are set forth solely for informational purposes.

Section 8.10 Waiver and Amendment. This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by Seller and Buyer. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.11 Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and, except for (i) Section 5.14 and Section 7.3(b) and (ii) Section 7.3(b), SECTION 8.13, Section 8.19 and this Section 8.11 (the “Applicable Debt Financing Provisions”) (as to which Applicable Debt Financing Provisions, the Debt Financing Parties are intended third party beneficiaries), nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights or remedies hereunder or by reason of this Agreement. This Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto, and no officer, director, owner, employee or Affiliate of any party hereto (including any Person negotiating or executing this Agreement on behalf of a party hereto) shall have any Liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

Section 8.12 Specific Performance.

(a) The parties agree and acknowledge that the failure to perform under this Agreement will cause an actual, immediate and irreparable harm and injury and that the parties hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached prior to the Closing. Accordingly, it is agreed that, except where this Agreement is properly terminated in accordance with Article VII, (i) each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by the other party prior to the Closing and to specifically enforce the terms and provisions of this Agreement and any other agreement or instrument executed in connection herewith, and (ii) damages shall be awarded only in a case where a court of competent jurisdiction shall have determined that, notwithstanding the parties’ intention for specific performance to be the applicable remedy prior to termination or the Closing, such specific performance is not available or otherwise will not be granted as a remedy.

(b) Notwithstanding the foregoing, the right of Seller to specific performance or any other form of equitable remedy with respect to forcing Buyer to consummate the Closing shall be available if (and only if) each of the following shall have been satisfied: (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or have been waived (other than those conditions that, by their nature, are to be satisfied at the Closing), (ii) Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.3 (assuming, solely for purposes of this clause (ii), that all conditions set forth in Section 6.3 have been satisfied or have been waived as of the date that all conditions set forth in Section 6.1 and Section 6.2 were satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing)), (iii) the Debt Financing has been funded or would be funded at the Closing if the Equity Financing is funded at the Closing and (iv) Seller has irrevocably confirmed in writing that if specific performance is granted and the Financing is funded, then the Closing will occur on the terms contemplated in this Agreement.

(c) The parties further agree that (A) by seeking the remedies provided for in this Section 8.12, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.12 are not available or otherwise are not granted, and (B) nothing contained in this Section 8.12 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.12 before exercising any termination right under Section 7.1 (and pursuing damages after such termination), nor shall the commencement of any Action pursuant to this Section 8.12 or anything contained in this Section 8.12 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 7.1 or pursue any other remedies under this Agreement that may be available then or thereafter.

(d) To the extent either party hereto brings any Action to enforce specifically the performance of the terms and provisions of this Agreement and any other agreement or instrument executed in connection herewith in accordance with this Section 8.12, the Outside Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Action.

Section 8.13 WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY ANCILLARY AGREEMENT (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO AND THERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY TO THIS AGREEMENT WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 8.13. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 8.13 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 8.14 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement in a mutually acceptable manner so as to give effect to the original intent of the parties hereto to the fullest extent permitted by applicable Law.

Section 8.15 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile signatures shall be deemed originals, and delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (.pdf)) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 8.16 Bulk Transfer Laws. Buyer acknowledges that Seller will not comply with the provisions of the bulk transfer Laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

Section 8.17 Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney Client Privilege.

(a) Buyer waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, the Acquired Companies, to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller or any of its Affiliates, or any shareholder, officer, employee or director of Seller or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement, the Ancillary Agreements or any other agreements or transactions contemplated hereby or thereby, by any legal counsel currently representing any Designated Person in connection with this Agreement, the Ancillary Agreements or any other agreements or transactions contemplated hereby or thereby, including Akin Gump Strauss Hauer & Feld LLP (any such representation, the “Current Representation”).

(b) Buyer waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, the Acquired Companies, to waive and not assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation (the “Privileged Communications”) or in connection with any Post-Closing Representation, including in connection with a dispute with Buyer or its Affiliates (including, following the Closing, any Acquired Company or any of its Subsidiaries), including in respect of any claim for indemnification, it being the intention of the parties that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by Seller and its Affiliates and that Seller, and not Buyer or its Affiliates or the Acquired Companies, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after Closing, none of Buyer or its Affiliates, including the Acquired Companies, shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of Seller and not of Buyer or its Affiliates, including the Acquired Companies, or to internal counsel relating to such engagement, and none of Buyer or its Affiliates, including, following the Closing, the Acquired Companies, or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Buyer or its Affiliates, including, following the Closing, the Acquired Companies, or does not belong to Seller. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates, including, following the Closing, the Acquired Companies, on the one hand, and a third party other than Seller or its Affiliates, on the other hand, Buyer or its Affiliates, including, following the Closing, the Acquired Companies, may prevent the disclosure of the Privileged Communications to such third party and require that Seller not permit such disclosure, and Seller shall not disclose such Privileged Communications to such third party without Buyer’s prior written consent except as required by Law.

Section 8.18 Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable or transferable, in whole or in part (including by operation of law in connection with a merger or consolidation), without the prior written consent of both Buyer and Seller and, subject to the preceding clause, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that Buyer may assign any or all of its rights and obligations hereunder to one or more of its Affiliates (without relieving Buyer of its obligations hereunder) and Seller may assign any or all of its rights and obligations hereunder to one or more of its Affiliates (without relieving Seller of its obligations hereunder); provided, further, that, notwithstanding the foregoing, (a) after the Closing, Buyer may assign its rights (but not its obligations) hereunder to any of the Debt Financing Parties as collateral security for the Debt Financing and (b) after the Closing, Buyer may assign this Agreement or any of its rights or obligations hereunder in connection with a disposition of all or substantially all of the assets or equity of Buyer or the Acquired Companies; provided, further, however, that no such assignment will relieve Buyer of any of its obligations hereunder other than in connection with a sale of all or substantially all of the assets or equity of Buyer or the Acquired Companies to a buyer who is also assuming all liabilities and obligations of Buyer under this Agreement. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.18 shall be null and void ab initio.

Section 8.19 Debt Financing Party Matters. The parties hereby agree that (a) no Debt Financing Party shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims or other Actions, causes of action, costs or expenses, obligations or losses arising under, out of, in connection with or related in any manner to this Agreement or any of the transactions contemplated hereby or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach (provided that nothing in this Section 8.19 shall limit the liability or obligations of any Debt Financing Party to the Buyer (or its permitted successors and assigns under the Debt Commitment Letter) under the Debt Commitment Letter, the Debt Fee Letter, or any other fee letter related thereto), (b) any claim, suit, Action or proceeding of any kind or description (whether at law, in equity, in contract, in tort or otherwise) involving any Debt Financing Party arising out of or relating to the transactions contemplated pursuant to this Agreement, the Debt Financing, the Debt Commitment Letter, the Debt Fee Letter or any other fee letter related thereto or the performance of services thereunder (if any) shall be subject to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof, (c) any interpretation of the Debt Commitment Letter, Debt Fee Letter or any other fee letter related thereto will be governed by, and construed and interpreted in accordance with, the laws of the State of New York, (d) no party hereto will bring or support anyone else in bringing, any such claim, suit, Action or proceeding in any other court, (e) the waiver of rights to trial by jury set forth in Section 8.13 applies to any such claim, suit, Action or proceeding, (f) only Buyer (including its permitted successors and assigns under the Debt Commitment Letter) and the other parties to the Debt Commitment Letter at their own direction shall be permitted to bring a claim, suit, Action or proceeding against a Debt Financing Party in connection with, or relating to, the Debt Financing, the Debt Commitment Letter, the Debt Fee Letter or any other fee letter related thereto or any of the transactions contemplated thereby, (g) no amendment or waiver of this Section 8.19 or any other Applicable Debt Financing Provision that is adverse to any Debt Financing Party shall be effective without the prior written consent of such Debt Financing Party (or, in the case of any Debt Financing Party that is not a party to the Debt Commitment Letter, the Debt Financing Entity through which its rights arise) and (h) the Debt Financing Parties are express and intended third party beneficiaries of this Section 8.19 and the other Applicable Debt Financing Provisions. This Section 8.19 shall, with respect to the matters specifically set forth herein, supersede any provision of this Agreement to the contrary.

Section 8.20 Releases.

(a) Effective as of the Closing, Seller, on behalf of itself and its Affiliates and its and their Representatives, hereby unconditionally and irrevocably waives, releases, remises and forever discharges any rights, claims and Losses of any type that it or any of its Affiliates and its and their Representatives has had, now has or might now or hereafter have against the Acquired Companies and each of their respective Affiliates and Representatives (an “Acquired Company Releasee”) arising out of any Contract, transaction, event, circumstance, action, failure to act or occurrence, and which occurred, existed or was taken at or prior to the Closing to the extent relating to the Acquired Companies, except for in connection with any Excluded Liability, except that nothing in this Section 8.20(a) shall be deemed to waive any rights (A) under this Agreement or any Ancillary Agreement (including under Section 5.19) or (B) to the extent arising out of their Fraud. Seller, on behalf of itself and its Affiliates and its and their Representatives, hereby covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing any Action against any Acquired Company Releasee to the extent based upon any matter released in this Section 8.20(a). The parties acknowledge and agree that this Section 8.20(a) shall not be construed as an admission in any proceeding as evidence of or an admission by any party of any violation or wrongdoing. For the avoidance of doubt, nothing in this Section 8.20(a) is intended to amend, modify or waive Seller’s obligations to indemnify the Buyer Indemnified Parties in accordance with the Special Indemnity Provisions set forth in Section 5.19(a).

(b) Effective as of the Closing, Buyer and the Acquired Companies, each on behalf of itself and its Affiliates and its and their Representatives, hereby unconditionally and irrevocably waives, releases, remises and forever discharges any rights, claims and Losses of any type that it or any of its Affiliates and its and their Representatives has had, now has or might now or hereafter have against Seller and its Affiliates and its and their Representatives (a “Seller Releasee”) arising out of any Contract, transaction, event, circumstance, action, failure to act or occurrence, and which occurred, existed or was taken at or prior to the Closing to the extent relating to the Acquired Companies, except that nothing in this Section 8.20(b) shall be deemed to waive any rights (A) under this Agreement or any Ancillary Agreement (including under Section 5.19) or (B) to the extent arising out of their Fraud. Buyer and the Acquired Companies, each on behalf of itself and its Affiliates and its and their Representatives, hereby covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing any Action against any Seller Releasee to the extent based upon any matter released in this Section 8.20(b). The parties acknowledge and agree that this Section 8.20(b) shall not be construed as an admission in any proceeding as evidence of or an admission by any party of any violation or wrongdoing.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Purchase and Sale Agreement to be executed the date first above written.

TRINITY INDUSTRIES, INC.

By:	/s/ John M. Lee
Name:	John M. Lee
Title:	Vice President, Finance and Treasurer

[Signature Page to Purchase and Sale Agreement]

RUSH HOUR INTERMEDIATE II, LLC

By:	/s/ Mel Bartoul
Name:	Mel Bartoul
Title:	President

[Signature Page to Purchase and Sale Agreement]

Final Form

SELLER DISCLOSURE SCHEDULE

to

PURCHASE AND SALE AGREEMENT

by and between

TRINITY INDUSTRIES, INC.

AND

RUSH HOUR INTERMEDIATE II, LLC

Dated as of November 3, 2021

The attached disclosure schedule (this “Seller Disclosure Schedule”) constitutes the Seller Disclosure Schedule referred to in the Purchase and Sale Agreement, dated as of November 3, 2021, by and between Trinity Industries, Inc. (“Seller”) and Rush Hour Intermediate II, LLC (“Buyer”) (the “Agreement”). Capitalized terms used in this Seller Disclosure Schedule without definition have the respective meanings assigned to them in the Agreement. All references to section numbers contained in this Seller Disclosure Schedule refer to sections of the Agreement, unless the context otherwise requires.

Any matter disclosed in any Section of this Seller Disclosure Schedule shall be considered disclosed with respect to and for purposes of each other Section of this Seller Disclosure Schedule to the extent the relevance thereto is reasonably apparent on its face. The inclusion of information in any Section of this Seller Disclosure Schedule shall not be construed as an admission or indication that such information is material to Seller, the Business, the Acquired Companies or any of their respective Affiliates. In addition, matters reflected in any Section of this Seller Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in the Seller Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty, covenant or agreement contained in the Agreement nor the inclusion of any specific item in this Seller Disclosure Schedule is intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not material, or would reasonably be expected to have individually or in the aggregate, a Material Adverse Effect or a material impact on the Business taken as a whole, and shall not be construed as an admission of liability or responsibility under any Law. Nothing herein shall be deemed an admission by any party to the Agreement, or any of their respective Affiliates, in any Action, that such party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Law, Permit or Contract. The inclusion of information in any Section of this Seller Disclosure Schedule shall not be construed as an admission that such information is material or that such matter actually constitutes noncompliance with, or a violation of, any Law, Permit or Contract or other topic to which such disclosure is applicable. Further, neither the specification of any item or matter in any representation, warranty, covenant or agreement contained in the Agreement nor the inclusion of any specific item in this Seller Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business (except where expressly stated in the relevant representation, warranty, covenant or agreement).

In no event shall the inclusion of any matter in this Seller Disclosure Schedule be deemed or interpreted to constitute or to broaden the scope or effect of any representation, warranty, covenant or agreement of Seller or any of its Affiliates contained in the Agreement. This Seller Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, representations, warranties, covenants or agreements of Seller or any of its Affiliates, except as and to the extent expressly provided in the Agreement, and is qualified in its entirety by reference to the specific provisions of the Agreement. In disclosing the information in these Seller Disclosure Schedule, Seller and each of its Affiliates expressly do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein. References to a particular contract or instrument are to that contract or instrument as from time to time amended, modified or supplemented and shall be deemed to include any and all amendments, exhibits, schedules, annexes, addenda, statements of work, orders and other documentation and contracts related thereto. Any reference to or description of any contract or instrument is qualified in its entirety by the text of such contract.

The headings in this Seller Disclosure Schedule are inserted for convenience only and shall not create a different standard for disclosure than the language set forth in the Agreement.

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The information disclosed herein shall only be used in conjunction with the Agreement and is subject to the confidentiality provisions of the Confidentiality Agreement and the confidentiality provisions set forth in the Agreement.

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Section 1.1(EL)(1)

Excluded ET Plus Liabilities

All Liabilities solely to the extent resulting from or arising out of (a) solely those Actions set forth in items (a)–(e) below or (b) any other Actions to the extent resulting from or arising out of ET Plus Systems or ET Plus System Component Parts that are both (i) manufactured prior to the Closing Date and (ii) sold in the United States on or prior to the ET Plus End Date, or Warranty Obligations with respect thereto, whether such Liabilities arise before, on or after the Closing Date; and not any other Action that may be considered or interpreted to “result from or arise out of” the Actions described in clause (a) or (b) above:

a.	Commonwealth of Virginia ex rel. Joshua M. Harman v. Trinity Industries, Inc. and Trinity Highway Products, LLC, Case No. CL13-698, filed in the Circuit Court, Richmond, Virginia

b.

Commonwealth of Massachusetts ex rel. Joshua M. Harman Qui Tam v. Trinity Industries, Inc. and Trinity Highway Products, LLC, Case No. 1484-CV-02364, filed in the Superior Court Department of the Trial Court

c.	State of Tennessee ex rel. Joshua M. Harman v. Trinity Industries, Inc., and Trinity Highway Products, LLC, Case No. 14C2652, filed in the Circuit Court for Davidson County, Tennessee

d.	State of New Jersey ex rel. Joshua M. Harman v. Trinity Industries, Inc. and Trinity Highway Products, LLC, Case No.L-1344-14, filed in the Superior Court of New Jersey Law Division: Mercer County

e.

Jackson County, Missouri, individually and on behalf of a class of others similarly situated vs. Trinity Industries, Inc. and Trinity Highway Products, LLC, Case No. 1516-CV23684, filed in the Circuit Court of Jackson County, Missouri provided that none of the Excluded Liabilities set forth on this Section 1.1(EL)(1) of the Seller Disclosure Schedule shall include, under any circumstances, any Liabilities to the extent resulting from or arising out of International ET Plus Systems and International ET Plus System Component Parts, including all Liabilities to the extent relating to, resulting from or arising out of licensing, manufacturing, selling, installing, repairing or modifying International ET Plus Systems before, on or after the Closing Date, whether such Liabilities arise before, on or after the Closing Date.

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